UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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Lineage, Inc.
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April 28, 2025
Dear Fellow Shareholders,
Looking back on 2024, it’s clear this has been a transformational year for Lineage, Inc. – one that not only strengthened our leadership in the cold storage industry but also laid the foundation for potential continued innovation, growth and long-term value creation. We enhanced our financial position, achieved strong operating results, executed multiple accretive acquisitions, and entered 2025 well-positioned for continued momentum. Importantly, we believe this performance demonstrated the exceptional work of all our team members and Lineage’s ability to be resilient during a challenging, yet exciting time.
Our successful listing on the Nasdaq Global Select Market was a defining moment. In July, we executed the largest Initial Public Offering (“IPO”) of 2024 and the largest REIT IPO in history. We believe this milestone underscored the strength of our business, allowing us to reduce the company’s leverage to under 5x while positioning us for future growth. Additionally, it contributed to Lineage earning investment-grade ratings from both Moody’s Investors Service and Fitch Ratings, further solidifying our capital position.
Financial Strength and Operational Excellence
Driven by our market leadership, network effects, and operational discipline, we expanded margins, increased adjusted EBITDA and AFFO per share, and delivered $5.3 billion in total revenue. Our focus on generating strong durable cash flow alongside NOI and same warehouse growth remains a priority, and we expect it will provide us with the flexibility to reinvest in existing assets, drive innovation, pursue strategic acquisitions and undertake development projects that we expect to be accretive – all while returning capital to shareholders through dividends.
In the face of a challenging macroeconomic landscape, we maintained robust operating fundamentals during 2024 with 78% same warehouse physical occupancy. We also delivered what we believe to be world-class service levels and achieved our best truck turn times for our customers while setting an all-time internal benchmark for safety performance. Underscoring our unwavering commitment to operational excellence, we also achieved the best warehouse labor productivity in our history.
Building on this momentum, we continue to work to enhance efficiency across our network. Our warehouses are engineered for high performance, and we remain focused on enhancing service levels and reducing our cost structure through a strategic focus on lean process excellence, labor productivity and energy management.
Backbone of the Global Food Supply Chain
As the world’s largest global temperature-controlled warehouse REIT, we’re proud to play a mission-critical role in the global food supply chain. Lineage’s highly diversified, strategically located and scaled network of warehouses are weighted toward high-population density markets and key port locations – serving as critical nodes in our customers’ supply chains. This robust portfolio is further strengthened by our integrated solutions business, oﬀering an “all services under one roof” experience for our customers to facilitate the seamless movement of their products across the food supply chain and throughout the world.
We believe cold storage is the backbone of the global food supply chain – a high-growth and recession-resilient sector driven by increasing global demand for temperature-controlled logistics. Fueled by population growth, favorable consumer trends, and a rising reliance on temperature-controlled logistics support, the market presents compelling opportunities for expansion.
We capitalized on these opportunities during 2024, deploying over $760 million in growth capital to reinforce Lineage’s market leadership and expand our global footprint. This included the strategic acquisitions of ColdPoint

Logistics in Kansas City and Luik Natie, a key logistics hub in the Port of Antwerp, Belgium – the second-largest port in Europe.
Beyond acquisitions, we continue to execute on our significant pipeline of greenfield developments and expansion projects. In September, we opened a fully automated cold storage warehouse in Hazleton, Pennsylvania. This innovative, state-of-the-art facility features automated full-pallet, layer pick, and case pick capabilities powered by our proprietary LinOS technology and patented algorithms.
Leading Through Innovation
At the heart of our success is a strong focus on innovation. As a technology- and data science-led company, we have a proven track record of developing solutions and technologies that have enhanced efficiency while minimizing the environmental impact of our supply chain operations.
In 2024, we reached a major milestone – our 100th patent – many addressing unique, complex problems within the cold chain, ranging from advanced automation to cutting-edge algorithms. These innovations have elevated our operational performance, improved service levels, and reinforced Lineage’s leadership in temperature-controlled technology.
Further advancing our technological capabilities, we’ve continued piloting the rollout of LinOS, our proprietary warehouse execution system engineered to further transform our operations. Built through years of cross-functional innovation between our data science, technology, and operations teams, LinOS leverages patented and proprietary algorithms that we believe will deliver significantly higher performance for our customers while accelerating efficiency gains. This transformative technology has already been successfully deployed in multiple automated facilities and pilots in conventional buildings have begun, delivering promising early results.
Looking Ahead – Extending our Industry Leadership
While we celebrate the numerous milestones achieved during 2024, we are keenly aware of the new opportunities, challenges and responsibilities that accompany this success. As we look to the future, we remain guided by our vision of building a more sustainable cold chain. Bolstered by what we believe to be considerable competitive advantages – including high-quality assets in highly desirable and strategic locations around the world – we are focused on executing our disciplined and well-defined strategy for sustained organic growth and industry leadership.
Coupled with a robust pipeline of potential future greenfield developments, strategic expansions, and acquisitions that are expected to be value-accretive, we believe Lineage is well-positioned to maximize shareholder value and deliver compounding growth at attractive returns. This commitment to driving long-term shareholder value is underpinned by a strong focus on operational excellence, continued innovation and a talented leadership team and workforce.
In closing, I would like to thank our customers and suppliers for their ongoing partnership, our Board of Directors for their continued strategic guidance and counsel, and our shareholders for their support and confidence in Lineage. I’d also like to extend my deep appreciation to Lineage’s talented global team. By maintaining the highest levels of performance and customer support, they have helped build our culture of accomplishment and their dedication and expertise are the cornerstone of our continued success.
With our unique portfolio of assets, a disciplined approach to growth, and a strong commitment to innovation, we believe Lineage will continue to shape the future of the cold storage industry and create sustainable value for our shareholders.
Sincerely,
/s/ Greg Lehmkuhl
Greg Lehmkuhl
President & Chief Executive Officer

NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 18, 2025
To the Stockholders of Lineage, Inc.:
The 2025 annual meeting of stockholders (the “Annual Meeting”) of Lineage, Inc., a Maryland corporation (“Lineage,” our “Company,” “we,” “our” or “us”), will be held virtually on June 18, 2025 at 1:00 p.m., Eastern Daylight Time, to consider and vote on the following matters:
(1)The election of ten individuals as directors, with each to serve on Lineage’s board of directors until Lineage’s 2026 annual meeting of stockholders and until their respective successors are duly elected and qualify;
(2)The ratification of the appointment of PricewaterhouseCoopers LLP as Lineage’s independent registered public accounting firm for the fiscal year ending December 31, 2025;
(3)The resolution to approve, on an advisory basis, the compensation of Lineage’s named executive officers, as more fully described in the accompanying proxy statement; and
(4)To approve, on an advisory basis, the frequency of future advisory votes on the compensation of Lineage’s named executive officers; and
(5)The transaction of such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.
These items of business are described in the Proxy Statement that follows this notice. The close of business on March 24, 2025 (the “record date”) has been fixed by our board of directors as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof.
All stockholders as of the record date are cordially invited to attend the Annual Meeting, which will be conducted via a live webcast. Whether or not you plan to attend the virtual Annual Meeting, in order to assure proper representation of your shares at the Annual Meeting, we urge you to submit your proxy voting instructions.
To be admitted to the virtual Annual Meeting, you will need to log in to www.proxyvote.com using the control number found in the Notice Regarding the Availability of Proxy Materials, proxy card or voting instruction form. The Annual Meeting will begin promptly at 1:00 p.m., Eastern Daylight Time, on June 18, 2025. Online access to the webcast will open at approximately 12:45 p.m. Eastern Daylight Time. We encourage you to access the meeting in advance of the designated start time. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical assistance number that will be posted on www.virtualshareholdermeeting.com/LINE2025.
If you are a registered holder of our shares as of the close of business on the record date, you may vote by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials or, if you received a paper or electronic copy of our proxy materials, by following the instructions on your proxy card. If you hold shares in “street name” through a broker or other financial institution, you must follow the instructions provided by your broker or other financial institution regarding how to authorize and instruct your broker or financial institution to vote your shares.

By Order of the Board,

/s/ Natalie Matsler
Natalie Matsler Chief Legal Officer and Corporate Secretary
Novi, Michigan
April 28, 2025
This Notice of 2025 Annual Meeting of Stockholders and Proxy Statement are first being distributed or made available, as the case may be, on or about April 28, 2025.

Forward-Looking Statements
Certain statements contained in this Proxy Statement, other than historical facts, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to statements about Lineage’s plans, strategies, initiatives, and prospects and statements about its future results of operations, capital expenditures and liquidity. These forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which Lineage operates, and beliefs of, and assumptions made by, the Company. Such statements are subject to known and unknown risks and uncertainties which could cause actual results to differ materially from those projected or anticipated, including, but not limited to, the important factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2024 and in our other filings with the Securities and Exchange Commission (the “SEC”). Forward-looking statements in this Proxy Statement speak only as of the date of this Proxy Statement, and undue reliance should not be placed on such statements. We undertake no obligation to, nor do we intend to, update, or otherwise revise, any such statements that may become untrue because of subsequent events.
Certain Terms Used in this Proxy Statement
Unless specified or required by the context, references herein to “we,” “our,” “us,” “Lineage,” or the “Company” refer to Lineage, Inc., a Maryland corporation, and its consolidated subsidiaries. References herein to “our operating partnership” mean, prior to its conversion to a Maryland limited partnership in connection with the formation transactions, Lineage OP, LLC, a Delaware limited liability company, and after such conversion, Lineage OP, LP, a Maryland limited partnership. Lineage OP, LP, is our direct subsidiary and is managed by us. References herein to “Lineage Holdings” mean Lineage Logistics Holdings, LLC, our principal operating subsidiary and a direct subsidiary of, and managed by, our operating partnership.
In general, references herein to “Bay Grove” are to Bay Grove Capital Group LLC (“BG Capital”), a private owner-operator firm founded by our Co-Executive Chairmen, and its affiliated entities, including Bay Grove Management Company, LLC (“Bay Grove Management”) and Bay Grove Capital LLC (“Bay Grove Capital”), but excluding BGLH and the Co-Executive Chairmen. In general, references to “BGLH” are to BG Lineage Holdings, LLC, and its subsidiary BG Lineage Holdings LHR, LLC, (“LHR”). BG Capital is the managing member of Bay Grove Capital and Bay Grove Management, which is the managing member of BGLH. BG Capital is also the manager of BG Maverick, LLC (“BG Maverick”) and BG Cold, LLC (“BG Cold”). Our Co-Executive Chairmen, Adam Forste and Kevin Marchetti, are the managing members of BG Capital.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held June 18, 2025. The Proxy Statement and our 2024 Annual Report to Stockholders are available at: www.proxyvote.com.

PROXY STATEMENT
FOR 2025 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 18, 2025
This Proxy Statement is being furnished to stockholders in connection with the solicitation of proxies by and on behalf of the board of directors (the “Board”) of Lineage, Inc. for exercise at Lineage’s 2025 annual meeting of stockholders (the “Annual Meeting”). The Annual Meeting will be held in a virtual format only. This Proxy Statement, the Notice of 2025 Annual Meeting of Stockholders and the related proxy card are first being made available or sent to stockholders on or about April 28, 2025.
GENERAL INFORMATION
When and where will the Annual Meeting be held?
The Annual Meeting will be solely a virtual meeting of stockholders, and will be held on June 18, 2025, at 1:00 p.m., Eastern Daylight Time, via live webcast at www.virtualshareholdermeeting.com/LINE2025.
Why are you holding a virtual Annual Meeting?
We believe holding our Annual Meeting via live webcast is an environmentally-friendly way to provide expanded access, improved communication and cost savings for our stockholders and the Company. The virtual meeting provides the same rights to participate as an in-person meeting. Stockholders will not be permitted to physically attend the Annual Meeting. During the Annual Meeting, you may submit questions and vote your shares electronically.
What items will be voted on at the Annual Meeting, and how does the Board recommend that I vote?
The purpose of the Annual Meeting is to vote on the following items described in this proxy statement:
•Proposal 1: Election of the director nominees listed in this Proxy Statement.
•Proposal 2: Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2025.
•Proposal 3: Advisory vote on the compensation of our named executive officers (“say-on-pay”).
•Proposal 4: Advisory vote on the frequency of future say-on-pay votes.
Our Board recommends a vote “FOR” the election of each of the nominees named in this Proxy Statement as directors, to serve on our board of directors until our 2026 annual meeting of stockholders and until their successors are duly elected and qualify, “FOR” Proposals 2 and 3, and “ONE YEAR” for Proposal 4. We do not anticipate any other matters will come before the Annual Meeting. If other matters are properly presented at the meeting or any adjournment or postponement thereof for consideration, and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have discretion to vote on these matters for you.
Who is entitled to vote at the Annual Meeting?
Holders of record of our shares as of the close of business on March 24, 2025 (the “record date”) will be entitled to notice of and to vote at the Annual Meeting and any continuation, postponement or adjournment thereof. At the close of business on the record date, there were 228,207,882 shares of our common stock, par value $0.01 per share (our “Common Stock”) issued and outstanding and entitled to vote. Each share of Common Stock is entitled to one vote.
Who is entitled to participate in the Annual Meeting?
Persons with evidence of stock ownership as of the record date, including both registered holders and stockholders whose shares are held in street name, can participate in the virtual meeting by visiting www.virtualshareholdermeeting.com/LINE2025. You will need the control number included on your Notice Regarding the Availability of Proxy Materials (the “Notice”), on your proxy card, or on the instructions that accompany your proxy materials. If you do not have a control number, please contact your broker or other financial institution as soon as possible so that you can be provided with one. Questions pertinent to meeting matters will be answered during the Annual Meeting, subject to time limitations. We will endeavor to answer as many questions submitted by stockholders as time permits. We reserve the right to edit profanity or other inappropriate language and to exclude questions regarding topics that are not pertinent to meeting matters or company business. If we receive substantially similar questions, we may group questions together and provide a single response to avoid repetition. Additional information regarding stockholder questions and participation, rules, procedures and technical support can be viewed 15 minutes prior to the meeting at www.virtualshareholdermeeting.com/LINE2025. If you encounter any difficulties while assessing the virtual meeting during the check-in or meeting time, you should call the technical assistance phone number that will be posted on the virtual stockholder meeting log-in page, which will be made available 15 minutes prior to the start time of the meeting.
What is the difference between being a “record holder” and holding shares in “street name”?
A record holder (also called a “registered holder”) holds shares in his or her name directly with our transfer agent, Computershare Trust Company, N.A. Shares held in “street name” means that shares are held in the name of a broker or other financial institution on the holder’s behalf.
How do I vote if I am a record holder?
We recommend that stockholders vote by proxy even if they plan to attend the Annual Meeting virtually. If you are a stockholder of record, there are three ways to vote by proxy:
•By internet: You can vote over the internet at www.proxyvote.com by following the instructions on the Notice or proxy card.
•By telephone: You can vote by telephone by calling 1-800-690-6903 and following the instructions on the Notice or proxy card.
•By mail: You can vote by mail by signing, dating and mailing the proxy card, which you may have received by mail.
Internet and telephone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on June 17, 2025.
You may also elect to participate in the Annual Meeting via live webcast, through which you may vote online during the Annual Meeting prior to the closing of the polls. Any previous votes that you submitted by mail, telephone or internet will be superseded.
How do I vote if my shares are held in “street name”?
If your shares are held by a broker or other nominee, the Notice or the proxy materials, if you elected to receive a hard copy, has been forwarded to you by your broker or other financial institution who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or other nominee on how to vote your shares by following their instructions for voting.
You may also elect to participate in the Annual Meeting via live webcast, through which you may vote online during the Annual Meeting prior to the closing of the polls, and any previous votes that you submitted will be superseded.

How many shares must be present to hold the Annual Meeting?
A quorum must be present at the Annual Meeting for any business to be conducted. The presence, virtually or by proxy, at the Annual Meeting of holders of Common Stock entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting will constitute a quorum. Abstentions and broker non-votes are each included in the determination of the number of shares present at the Annual Meeting for the purpose of determining whether a quorum is present.
What vote is required for each proposal?
For Proposal 1, in an uncontested election, an affirmative vote of the majority of the total votes cast for and against such nominee is required for the election of a director. The majority voting standard does not apply, however, in a contested election where the number of director nominees exceeds the number of directors to be elected at the Annual Meeting. In such circumstances, directors will instead be elected by a plurality of the votes cast, which means that the nominees receiving the largest number of “for” votes would be elected as directors. The election of directors at the Annual Meeting is not contested.
Proposals 2 and 3, and any other proposals that may come before the Annual Meeting, approval requires the affirmative vote of a majority of votes cast on the proposal.
For Proposal 4, the frequency that receives the majority of all votes cast on the proposal will be considered the frequency recommended by stockholders. If no frequency (one year, two years, or three years) receives a majority vote, we will consider the frequency that receives the highest number of votes by stockholders to be the frequency that has been selected by stockholders, on an advisory basis.
How are abstentions and broker non-votes counted?
Abstentions (shares present at the meeting or represented by proxy that are voted “abstain”) and broker non-votes (explained below) are counted for the purpose of establishing the presence of a quorum, but are not counted as votes cast and will have no effect on the voting results for the applicable proposal.
What is a “broker non-vote”?
A broker non-vote occurs when there are both routine and non-routine matters and a nominee holding shares for a beneficial owner (e.g., a broker) does not vote on a non-routine matter because such nominee does not have discretionary voting power for that particular matter and has not received voting instructions from the beneficial owner. The only item to be acted upon at the Annual Meeting with respect to which a broker or nominee will be permitted to exercise voting discretion is the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2025 fiscal year. Therefore, if you hold your shares in street name and do not give the broker or nominee specific voting instructions on the other proposals, your shares will not be voted on such item, and a broker non-vote will occur. Broker non-votes are not considered votes cast, and will therefore not have any effect on such proposals.
What if I do not specify how my shares are to be voted?
If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board.
Can I revoke or change my vote after submitting a proxy?
Yes. If you are a record holder and you have voted by internet, telephone or mail, you may change your vote and revoke your proxy by:
•Sending a written statement to that effect to the attention of Corporate Secretary at Lineage, Inc., 46500 Humboldt Drive, Novi, Michigan 48377, provided that such statement is received no later than June 17, 2025.
•Voting again by internet or telephone at a later time before the closing of these voting facilities at 11:59 p.m. Eastern Time, on June 17, 2025.

•Submitting a properly signed proxy card with a later date that is received no later than June 17, 2025.
•Attending the Annual Meeting via live webcast and voting online during the Annual Meeting prior to the closing of the polls.
If you hold shares in street name, you may submit new voting instructions by contacting your broker or other nominee.
Your most recent proxy card or telephone or internet proxy is the one that is counted. Your attendance at the Annual Meeting by itself will not revoke your proxy unless you give written notice of revocation to the Company before your proxy is voted or you vote at the Annual Meeting.
Why did I receive a Notice Regarding the Availability of Proxy Materials instead of a full set of materials?
Under rules adopted by the SEC, we are electing to furnish proxy materials, including this Proxy Statement and our annual report for the fiscal year ended December 31, 2024 (the “Annual Report”), to our stockholders by providing access to such documents on the internet, rather than mailing printed copies. If you received a Notice by mail, you will not receive printed copies of the proxy materials unless you request them. Instead, the Notice will instruct you how to access and review the proxy materials on the internet. If you would like printed copies of the proxy materials, please follow the instructions in the Notice.
What does it mean if I receive more than one Notice or more than one set of proxy materials?
It means that your shares are held in more than one account at the transfer agent and/or with brokers or other financial institutions. Please vote all of your shares. To ensure that all of your shares are voted, for each Notice or set of proxy materials, please submit your proxy according to the instructions.
I share an address with another stockholder. Why did we receive only one set of proxy materials?
Some brokers and other financial institutions may be participating in the practice of “householding” proxy materials. This means that only one copy of our proxy materials may be sent to multiple stockholders in your household. If you hold your shares in street name and want to receive separate copies of the proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact the broker or other financial institution that holds your shares. Upon written request, we will promptly deliver a separate copy of the proxy materials to any stockholder at a shared address to which a single copy of those documents were delivered. To receive a separate copy of the proxy materials, you can contact Investor Relations at (567) 366-0875.
Who is paying for this proxy solicitation?
We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers, or employees (for no additional compensation) in person or by telephone, fax or email. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.
Who will count the votes?
Representatives of Broadridge Investor Communications Services (“Broadridge”) will tabulate the votes, and a representative of Broadridge will act as inspector of elections.
Who should I contact if I have additional questions?
You can contact our Investor Relations at (567) 366-0875. Stockholders who hold in street name should contact the organization that holds their shares for additional information on how to vote.

PROPOSAL 1: ELECTION OF DIRECTORS
Board of Directors
Our board of directors is currently comprised of ten directors: Adam Forste, Kevin Marchetti, Greg Lehmkuhl, Shellye Archambeau, John Carrafiell, Joy Falotico, Luke Taylor, Michael Turner, Lynn Wentworth and James Wyper. In accordance with our charter (the “Charter”) and amended and restated bylaws (the “Bylaws”), each director will hold office until our next annual meeting of stockholders following his or her election and until his or her successor has been duly elected and qualifies, or until the director’s earlier resignation, death or removal.
Our Stockholders Agreement (as defined under below) requires us to nominate for election as directors at this Annual Meeting six individuals designated by BGLH, one individual designated by Stonepeak Aspen Holdings LLC (along with its affiliates, unless the context otherwise requires, “Stonepeak”) and one individual designated by BGO Cold Storage Holdings II, LP (along with its affiliates, unless the context otherwise requires, “BentallGreenOak”). For additional information, see “Certain Relationships and Related Party Transactions—Other Related Party Transactions—Stockholders Agreement.” BGLH has designated Mr. Forste, Mr. Marchetti, Ms. Archambeau, Ms. Falotico, Mr. Turner and Ms. Wentworth, Stonepeak has designated Mr. Wyper, and BentallGreenOak has designated Mr. Carrafiell. As a result, and upon the recommendation of the Nominating and Corporate Governance Committee, our Board has nominated each of these individuals, as well as Mr. Lehmkuhl and Mr. Taylor, to stand for election as directors by the stockholders at the Annual Meeting, with each to serve until our 2026 annual meeting of stockholders and until their respective successors are duly elected and qualify, or until their earlier resignation, death or removal.
The shares of Common Stock represented by properly submitted proxies will be voted by the persons named therein as proxy holders “FOR” the election of each of Messrs. Forste, Marchetti, Lehmkuhl, Carrafiell, Taylor, Turner and Wyper and Mses. Archambeau, Falotico and Wentworth as directors, unless otherwise instructed. If the candidacy of any of Messrs. Forste, Marchetti, Lehmkuhl, Carrafiell, Taylor, Turner, and Wyper and Mses. Archambeau, Falotico, and Wentworth should, for any reason, be withdrawn prior to the Annual Meeting, the proxies will be voted by the proxy holders in favor of such substituted candidates (if any) as shall be nominated by our Board. Our Board has no reason to believe that, if elected, any of Messrs. Forste, Marchetti, Lehmkuhl, Carrafiell, Taylor, Turner and Wyper and Mses. Archambeau, Falotico and Wentworth will be unable or unwilling to serve as director.
Information Regarding the Nominees for Election as Directors
The following information is furnished as of April 28, 2025 regarding the nominees for election as directors.

Name	Age	Position
Adam Forste	47	Co-Executive Chairman
Kevin Marchetti	47	Co-Executive Chairman
Greg Lehmkuhl	52	President, Chief Executive Officer and Director
Shellye Archambeau	62	Director
John Carrafiell	60	Director
Joy Falotico	57	Director
Luke Taylor	47	Director
Michael Turner	52	Director
Lynn Wentworth	66	Director
James Wyper	35	Director
Adam Forste. Adam Forste is a Co-Founder of our company and has served as our Co-Executive Chairman since our formation. Mr. Forste is also a co-founder of Bay Grove, our company’s original owner-operator, and has served as a Managing Partner of Bay Grove since 2007. Prior to co-founding Bay Grove, Mr. Forste worked at KKR. Mr. Forste began his career with Morgan Stanley in its investment banking group, both in New York and San Francisco. He serves on the board of directors of the Global Cold Chain Foundation, Emergent Cold LatAm Holdings LLC and Turvo LLC. Mr. Forste is also a Fulbright Fellow and a graduate of Dartmouth College. We believe that, as a Co-Founder, Mr. Forste’s prior management and board experience, as well has his experience as an investment professional qualifies him to serve on our board of directors.

Kevin Marchetti. Kevin Marchetti is a Co-Founder of our company and has served as our Co-Executive Chairman since our formation. Mr. Marchetti is also a co-founder of Bay Grove, our company’s original owner-operator, and has served as Managing Partner of Bay Grove since 2007. Prior to co-founding Bay Grove, Mr. Marchetti worked at The Yucaipa Companies. Mr. Marchetti began his career with Morgan Stanley in its investment banking group in San Francisco. He currently serves as a Trustee for the San Francisco Museum of Modern Art and previously served on the board of directors of the Pittsburgh Penguins, The San Francisco Zoological Society and The International Association of Refrigerated Warehouses. Mr. Marchetti is a graduate of Duke University. We believe that, as a Co-Founder, Mr. Marchetti’s prior management and board experience, as well has his experience as an investment professional qualifies him to serve on our board of directors.
Greg Lehmkuhl. Greg Lehmkuhl has served as our President and Chief Executive Officer since June 2015 and as a director since our initial public offering of Common Stock in July 2024 (our “IPO”). Prior to joining Lineage, he served in various executive appointments for Con-Way, Inc. (NYSE: CNW) from 2001 to 2011, including President and Corporate Executive Vice President and held management positions at Menlo Logistics, Delphi Automotive and Penske Logistics. Mr. Lehmkuhl has also served on the board of directors of Agree Realty Corp. (NYSE: ADC) since July 2018. Mr. Lehmkuhl received his Bachelor of Material and Logistics Management from Michigan State University and a M.B.A. from Oakland University. We believe that Mr. Lehmkuhl’s experience as a director and company executive, including his experience in real estate, corporate governance and business management, qualifies him to serve on our board of directors.
Shellye Archambeau. Shellye Archambeau has served on the board of directors of Lineage Holdings since April 2024 and on the board of directors of Lineage since our IPO. From December 2002 until December 2017, Ms. Archambeau was Chief Executive Officer of MetricStream, Inc., a leading provider of governance, risk, compliance and quality management solutions. Prior to that, Ms. Archambeau served as Chief Marketing Officer and Executive Vice President of Sales for Loudcloud, Inc., Chief Marketing Officer of NorthPoint Communications Group, Inc., and President of Blockbuster Inc.’s e-commerce division. Before joining Blockbuster, she held domestic and international executive positions at IBM. Ms. Archambeau has served on the boards of directors of Verizon Communications Inc. (NYSE: VZ) since November 2013, Roper Technologies, Inc. (NASDAQ: ROP) since April 2018 and Okta, Inc. (NASDAQ: OKTA) since December 2018. Ms. Archambeau previously served on the boards of directors of Nordstrom, Inc. (NYSE: JWN) from February 2015 to May 2022 and Arbitron Inc. from 2005 to 2013. Ms. Archambeau holds a Bachelor of Science from the Wharton School of the University of Pennsylvania. We believe that Ms. Archambeau is qualified to serve as a member of our board of directors because of her experience as a company executive, her valuable knowledge of technology, digital media and communications platforms and her experience serving on other boards.
John Carrafiell. John Carrafiell has been a member of the board of directors of Lineage Holdings since March 2021 and on the board of directors of Lineage since our IPO. Mr. Carrafiell has served as the co-Chief Executive Officer of BentallGreenOak (“BGO”), a global real estate investment and private equity investment management firm, since July 2021. Mr. Carrafiell was a co-Founder of GreenOak Real Estate in May 2010 prior to its 2019 merger with Bentall Kennedy (owned by Sun Life Financial Inc.). He also serves as the chairman of the board of IREIT by BGO, a logistics and industrial REIT launched in July 2023. Mr. Carrafiell has been a member of the board of directors and audit committee of publicly-traded Klepierre, one of Europe’s largest REITs, since January 2015 and has served as the chairman of the audit committee since July 2018. He has served on the board of European data center company Bulk Infrastructure since December 2020, as a member then observer. Mr. Carrafiell has previously served as a member of the board and the chairman of both the audit committee and the operating committee of Canary Wharf and served as from June 2004 to March 2009 and as a member of the board of Shurgard, a leading European self-storage company, from October 2018 to February 2020. Mr. Carrafiell is a former Executive Member of the Board of the European Public Real Estate Association. Mr. Carrafiell was previously a member of the Supervisory Boards of publicly-traded Corio (Holland) and Deutsche Immobilien Chancen Group (Germany). Mr. Carrafiell joined Morgan Stanley in 1987 and was based in Europe from September 1989 to December 2009, as Head of European Real Estate from January 1995, and Global Head of Real Estate and a member of the investment bank’s six person global operating management committee from December 2005 to March 2007. Mr. Carrafiell holds a B.A in philosophy from Yale. We believe that Mr. Carrafiell is qualified to serve on our board of directors because of his extensive real estate, investment and public company experience.
Joy Falotico. Joy Falotico has served on the board of directors of Lineage Holdings since December 2022 and on the board of directors of Lineage since our IPO. Ms. Falotico was formerly the President of Lincoln Motor at Ford Motor Company from March 2018 to November 2022 and also served as Ford Motor Company’s Chief Marketing Officer from March 2018 until January 2021. Prior to that, Ms. Falotico served as Ford Motor Credit Company’s Chief Executive Officer from

October 2016 to February 2018 and Chief Operating Officer prior to that period. She has served in a number of leadership roles at Ford Motor Company and Ford Motor Credit Company since 1989. Ms. Falotico serves on the board of Alliant Energy Corp (Nasdaq: LNT), where she is the chair of the audit committee and a member of the executive committee and the operations committee and Lincoln Electric Holdings Inc. (Nasdaq: LECO) where she is a member of the audit and nominating and corporate governance committees. She previously served on the board and executive committee of American Financial Services Association and the board and audit committee of Ford Motor Credit Company and as the chair of the board of FCE Bank, plc. Ms. Falotico holds a Bachelor of Science, Business Administration from Truman State University and a M.B.A. from DePaul University. We believe that Ms. Falotico is qualified to serve on our board of directors because of her extensive management, regulatory, board and leadership experience.
Luke Taylor. Luke Taylor has served on the board of directors of Lineage Holdings since May 2018 and on the board of directors of Lineage since our IPO. Mr. Taylor serves as Co-President of Stonepeak, a global infrastructure and real assets investment management firm, where he has served in various roles, including Co-Chief Operating Officer and Senior Managing Director, since 2011. Mr. Taylor is a member of the Stonepeak Executive Committee and a member of all of Stonepeak’s investment committees. In these roles, Mr. Taylor shares broad responsibilities across investing and oversight of the firm’s day-to-day business. Mr. Taylor has been investing across the infrastructure space for over 20 years has served on the board of Stonepeak Infrastructure Logistics Platform since March 2021 and is a former director of Evolve Transition Infrastructure LP (NTSEAM: SNMP), Paradigm Energy Partners, Hygo Energy Transition Ltd., Ironclad Energy Partners, LLC, TRAC Intermodal, Casper Crude to Rail Holdings LLC and Tidewater Holdings. Prior to joining Stonepeak, Mr. Taylor was a Senior Vice President with Macquarie Capital. Mr. Taylor has a Bachelor of Commerce and a Master of Business (Distinction) from the University of Otago (New Zealand). We believe that Mr. Taylor is qualified to serve on our board of directors because of his extensive experience as an infrastructure and real assets investment professional, including his experience in finance and mergers and acquisitions.
Michael Turner. Michael Turner has served on the board of directors of Lineage Holdings since September 2020 and on the board of directors of Lineage since our IPO. Mr. Turner has served as the Chief Executive Officer of Superkey Insurance LLC, an insurance services provider which he co-founded, since April 2024. Mr. Turner was formerly President of Oxford Properties Group and was the chair of Oxford’s investment committee and executive committee from April 2018 to April 2023, during which time he also served as Global Head of Real Estate for OMERS (Oxford’s shareholder) where he was a member of their management investment committee and transaction approval committee. Previously, Mr. Turner held the positions of Executive Vice President and Senior Vice President at Oxford Properties Group from June of 2010 to April 2018. Prior to joining Oxford, Mr. Turner was Executive Vice President at CBRE Group, Inc. (NYSE:CBRE), a leading global real estate investment services provider. Mr. Turner serves on the board of directors of Riot Platforms Inc. (Nasdaq: RIOT), where he is a member of the audit committee. He has also served as a board member for several investment and asset management companies, including M7 Real Estate (UK), Honest Buildings (sold to NYSE: PCOR) and R-Labs. Mr. Turner holds a Bachelor of Arts from the University of British Columbia, a Master of Planning from Queen’s University and a Master of Finance from the University of Toronto, and is a Chartered Financial Analyst (CFA). We believe that Mr. Turner is qualified to serve on our board of directors because of his extensive real estate investment, financial reporting and management and board experience.
Lynn Wentworth. Lynn Wentworth has served on the board of directors of Lineage Holdings since June 2022 and on the board of directors of Lineage since our IPO. Additionally, Ms. Wentworth has served on the board of directors of Graphic Packaging Holding Company (NYSE: GPK) since November 2009, where she chairs the compensation and management development committee and is a member of the nominating and corporate governance committee, and Benchmark Electronics, Inc. (NYSE: BHE) since June 2021, where she chairs the audit committee. Ms. Wentworth was a director and chair of the audit committee for CyrusOne, Inc. from 2014 until its acquisition by a consortium led by KKR and Global Infrastructure Partners in March 2022 and had served as chair of the board of directors since May 2021. She was also a director and chair of the audit committee of Cincinnati Bell, Inc. from 2008 until its acquisition by Macquarie Asset Management in September 2021 and had served as chair of the board of directors since May 2019. She served as the Senior Vice President, Chief Financial Officer and Treasurer of BlueLinx Holdings Inc. (NYSE: BXC) until her retirement in 2008. Prior to joining BlueLinx in 2007, Ms. Wentworth was with BellSouth Corporation from 1985 to 2007, where she served as Vice President and Chief Financial Officer for the Communications Group from 2004 to 2007 and Vice President Treasurer from 2003 to 2004. Ms. Wentworth holds a Bachelor of Science in Business Administration from Babson College, a Master’s degree in taxation from Bentley College and a M.B.A. from Georgia State University. In 2024, Ms. Wentworth completed a climate certification program through Competent Boards. We believe that Ms. Wentworth is qualified to serve on our board of directors and as our lead independent director because of her public accounting and corporate finance experience, including her service as Chief Financial Officer of a public company, as well as her extensive board and corporate governance experience.
James Wyper. James Wyper has served on the board of directors of Lineage Holdings since May 2018 and on the board of directors of Lineage since our IPO. Mr. Wyper serves as Senior Managing Director, Global Head of Transportation and Logistics at Stonepeak, where he has served in various roles since 2013. Mr. Wyper also serves on various Stonepeak investment committees. Mr. Wyper has also served on the board of directors of Textainer Holdings since March 2024, Logistec Corporation since January 2024, TRAC Intermodal since March 2020, Seapeak since January 2022, Akumin, Inc. since November 2021, Venture Global Calcasieu Pass since August 2019, Tidewater Holdings since 2015, Intrado Life and Safety since January 2023, Emergent Cold LatAm Holdings LLC since August 2021, and previously on a number of other Stonepeak portfolio companies. He also serves on the board of directors of Streetsquash. He holds a B.A. in Economics from Yale University. We believe that Mr. Wyper is qualified to serve on our board of directors because of his extensive experience as an infrastructure investment professional, including his experience in finance and mergers and acquisitions.
Skills and Experience of Director Nominees
The following table sets forth the name and experience of each of our director nominees.

Name	Director Since (1)	Finance & Accounting	Real Estate	Executive/Senior Leadership	Logistics	Global/International	Technology	Risk Management
Adam Forste	2008	✓	✓	✓	✓	✓	✓	✓
Kevin Marchetti	2008	✓	✓	✓	✓	✓
Greg Lehmkuhl	2015	✓	✓	✓	✓	✓		✓
Shellye Archambeau	2024	✓		✓		✓	✓	✓
John Carrafiell	2021	✓	✓	✓		✓		✓
Joy Falotico	2022	✓	✓	✓		✓	✓	✓
Luke Taylor	2018	✓	✓	✓	✓	✓
Michael Turner	2020	✓	✓	✓		✓	✓	✓
Lynn Wentworth	2022	✓	✓	✓			✓	✓
James Wyper	2018	✓	✓		✓	✓
(1)Includes service on the board of directors of Lineage, Inc. and service on the board of directors or its equivalent of any Lineage predecessor, including Lineage Holdings.
Our board of directors recommends a vote “FOR” the election of each of Messrs. Forste, Marchetti, Lehmkuhl, Carrafiell, Taylor, Turner and Wyper and Mses. Archambeau, Falotico and Wentworth as directors.
Election of each of the nominees requires the affirmative vote of the majority of total votes cast with respect to his or her election (that is, the number of votes cast “FOR” the nominee must exceed the number of votes cast “AGAINST” the nominee). Votes cast includes votes against but excludes abstentions and broker non-votes with respect to a nominee’s election, and abstentions and broker non-votes will have no effect on the election of any director (although they will be considered present for the purpose of determining the presence of a quorum). The majority voting standard does not apply, however, in a contested election where the number of director nominees exceeds the number of directors to be elected at an Annual Meeting. In such circumstances, directors will instead be elected by a plurality of all the votes cast at the Annual Meeting at which a quorum is present. The election of directors at our Annual Meeting this year is not contested. Proxies solicited by our board of directors will be voted “FOR” each of Messrs. Forste, Marchetti, Lehmkuhl, Carrafiell, Taylor, Turner and Wyper and Mses. Archambeau, Falotico and Wentworth as directors, unless otherwise instructed.
In accordance with our Charter and our Bylaws, any vacancies occurring on our Board, including vacancies occurring as a result of the death, resignation, or removal of a director, or due to an increase in the size of the Board, may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum; provided, that in the case of a vacancy on our board created by the removal or resignation of a BGLH Director, Stonepeak Director, or BentallGreenOak Director (each as defined below), our Stockholders Agreement requires us to nominate for election an individual designated by the applicable investor to fill the vacancy. See “Certain Relationships and Related Party Transactions—Other Related Party Transactions—Stockholders Agreement.” Any director elected to fill a vacancy will serve until the next annual meeting of stockholders and until a successor is duly elected and qualifies or his or her earlier resignation, death or removal.
There is no familial relationship among any of the members of our Board or executive officers.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Ratification of Appointment of PricewaterhouseCoopers LLP
The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending December 31, 2025. This is the first year that PwC has been engaged as our independent registered public accounting firm. Our Board is requesting that our stockholders ratify the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2025.
Neither our Bylaws nor our other governing documents or law require stockholder ratification of the Audit Committee’s appointment of PwC as our independent registered public accounting firm. However, our Board is submitting the appointment of PwC to the stockholders for ratification as a matter of good corporate practice. In the event that ratification of this appointment of independent registered public accounting firm is not approved at the Annual Meeting, the Audit Committee will review its future selection of our independent registered public accounting firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests.
Representatives of PwC and KPMG LLP, our former independent registered public accounting firm, are expected to attend the Annual Meeting and will be provided with an opportunity to make a statement if so desired and to respond to appropriate inquiries from stockholders.
Our board of directors recommends a vote “FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for the 2025 fiscal year.
A majority of all the votes cast on this proposal at the Annual Meeting is required for its approval. Proxies solicited by our Board will be voted “FOR” this proposal, unless otherwise instructed. Abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum. Because this proposal is considered “routine”, we do not expect there to be any broker non-votes.
Change in Independent Registered Public Accounting Firm in 2025
KPMG LLP (“KPMG”), our auditor since 2020, has audited our consolidated financial statements for the fiscal years ended December 31, 2024 and 2023 and has also provided certain tax services. As reported in our Current Report on Form 8-K filed with the SEC on April 7, 2025, the Audit Committee approved the dismissal of KPMG, effective following the filing of the Company’s Form 10-Q for the quarter ended March 31, 2025, and appointed PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2025, subject to completion of PwC’s standard client acceptance procedures.
The audit reports of KPMG on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2024 and 2023, did not contain an adverse opinion or a disclaimer of opinion, nor were the reports qualified or modified as to uncertainty, audit scope, or accounting principles.
During the fiscal years ended December 31, 2024 and 2023, and during the subsequent interim period through April 1, 2025, there were no “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K) between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreement in connection with its report on the Company’s consolidated financial statements for such years. During the fiscal years ended December 31, 2024 and 2023 and the subsequent interim period through April 1, 2025, there were no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K), except for the material weakness in the Company’s internal control over financial reporting as of December 31, 2023 relating to the Company’s failure to timely complete its risk assessment and design, implement, and/or effectively operate controls for a sufficient period of time, as previously reported in the registration statement on Form S-11 (File No. 333-280470) that was declared effective by the SEC on July 24, 2024. This material weakness was remediated as of December 31 2024, as previously reported in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the

SEC on February 26, 2025. The Audit Committee discussed this matter with KPMG, and the Company has authorized KPMG to respond fully to any inquiries of PwC with respect to this matter.
We provided KPMG with a copy of the April 7, 2025 Form 8-K and requested that KPMG provide a letter addressed to the SEC stating whether KPMG agrees with the statements contained in the 8-K as they relate to KPMG. A copy of such letter dated April 7, 2025 was attached as Exhibit 16.1 to the 8-K.
During the Company’s years ended December 31, 2024 and 2023, and the subsequent interim period through April 1, 2025 (prior to the selection of PwC), neither the Company nor anyone on its behalf consulted with PwC with respect to (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company by PwC that PwC concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, or (b) any matter that was either the subject of a “disagreement” or a “reportable event” (as those terms are described in Item 304(a)(1)(iv) and (v), respectively, of Regulation S-K).

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND OTHER MATTERS
Independent Registered Public Accounting Firm Fees
The following table presents fees for professional audit services and other services rendered to us by KPMG LLP, our former independent registered public accounting firm, for our fiscal years ended December 31, 2024 and 2023.

	2024	2023
Audit Fees(1)	$9,149,568	$12,617,855
Audit-Related Fees(2)	—	—
Tax Fees(3)	28,309	36,040
All Other Fees(4)	—	43,208
Total	$9,177,877	$12,697,103
(1)Audit Fees include: audits of the consolidated financial statements included in our Annual Report on Form 10-K and the consolidated financial statements included on Form S-11, interim reviews of the consolidated financial statements included in our quarterly reports on Form 10-Q, statutory audits, review of Form S-11, comfort letters, consents, and assistance with and review of other documents filed with the SEC.
(2)There were no Audit-Related Fees incurred in 2023 or 2024.
(3)Tax Fees include tax compliance, tax planning, tax advisory and related tax services.
(4)All Other Fees included performing a finance optimization assessment.
The Audit Committee’s charter provides that the Audit Committee shall pre-approve all audit and non-audit service provided to the Company by the independent auditor, unless the engagement is entered into pursuant to appropriate preapproval policies established by the Audit Committee or if such service falls within available exceptions under SEC rules. Other than with respect to the annual audit of the Company’s consolidated financial statements, the chair of the Audit Committee is authorized to pre-approve other audit services and non-audit services provided to the Company by the independent auditor on behalf of the Audit Committee and each such pre-approval decision will be presented to the full Audit Committee at its next scheduled meeting. Since our IPO, all fees paid to KPMG LLP were pre-approved by our Audit Committee or the Audit Committee of Lineage Holdings.

AUDIT COMMITTEE REPORT
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements, the reporting process and maintaining an effective system of internal controls over financial reporting. The Company’s independent auditors are engaged to audit and express opinions on the conformity of the Company’s financial statements to United States generally accepted accounting principles.
In addition to fulfilling its oversight responsibilities as set forth in its charter and as further described in the section titled “Board and Committee Matters—Board Committees—Audit Committee,” the Audit Committee has done the following things:
•Prior to the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, reviewed and discussed with management and KPMG, as the Company’s independent registered public accounting firm at such time, the Company’s audited financial statements for the fiscal year ended December 31, 2024.
•Discussed with KPMG the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC.
•Evaluated KPMG’s qualifications, performance and independence (consistent with SEC requirements), which included the receipt and review of the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence and discussions with KPMG regarding its independence.
Based on the reviews and discussions described above, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC.
Submitted by the Audit Committee of the Company’s Board of Directors
Joy Falotico (Chairperson)
Lynn Wentworth
Michael Turner
The foregoing Report of the Audit Committee shall not be deemed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, to be (i) “soliciting material” or “filed” or (ii) incorporated by reference by any general statement into any filing made by us with the SEC, except to the extent that we specifically incorporate such report by reference.

PROPOSAL 3: ADVISORY (NON-BINDING) APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
As required by Rule 14a-21 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are providing our stockholders with the opportunity to vote to approve, on an advisory and non-binding basis, the compensation of our named executive officers as disclosed in accordance with SEC rules in this Proxy Statement (the “Say-on-Pay Vote”). The compensation of our named executive officers as disclosed in this Proxy Statement includes the disclosure under “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and the other narrative executive compensation disclosure in this Proxy Statement, as required by SEC rules. This Say-on-Pay Vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices, as described in this Proxy Statement.
Accordingly, the following advisory and non-binding resolution will be presented to our stockholders at the Annual Meeting:
RESOLVED, that the stockholders of the Company approve, on an advisory (non-binding) basis, the 2024 compensation payable to our named executive officers as disclosed in accordance with Securities and Exchange Commission rules in the Company’s Proxy Statement for the Company’s 2025 Annual Meeting, including the disclosure under “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosure in the Proxy Statement relating to the Company’s 2025 Annual Meeting.
This Say-on-Pay Vote is advisory and will not be binding on us, our Board or the Compensation Committee, nor will it create or imply any change in the duties of us, our Board or the Compensation Committee. However, our Board and the Compensation Committee value the opinions of our stockholders and will consider the voting results when making future decisions regarding compensation of our named executive officers. Subject to the Board’s determination after considering the advisory vote on the frequency of future Say-on-Pay Votes (see Proposal 4), we expect our next Say-on-Pay Vote will be conducted at our annual stockholders meeting in 2026.
Our Board recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in accordance with SEC rules in this Proxy Statement, including the disclosure under “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and the other narrative executive compensation disclosure in this Proxy Statement.
A majority of all the votes cast on this proposal at the Annual Meeting at which a quorum is present is required for its approval. Proxies solicited by our Board will be voted “FOR” this proposal, unless otherwise instructed. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

PROPOSAL 4: ADVISORY (NON-BINDING) APPROVAL OF THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
In accordance with the Dodd-Frank Act and Rule 14a-21 of the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on an advisory and non-binding basis, the frequency with which the Company should conduct an advisory Say-on-Pay Vote (the “Say-on-Frequency Vote”). By voting on this proposal, stockholders may indicate whether they would prefer that the Company conduct the Say-on-Pay Vote at future annual meetings every one year, every two years, or every three years. Stockholders may also abstain from the vote.
Although this Say-on-Frequency Vote is advisory and non-binding, our Board and the Compensation Committee value the opinions of our stockholders and will consider the voting results. After careful consideration, the Board believes that providing stockholders with an advisory Say-on-Pay Vote every year will be the most effective means of providing a timely, consistent and clear communication channel for stockholders to express their views on our executive compensation program, including our compensation philosophy, policies and practices. Additionally, an annual advisory Say-on-Pay Vote is consistent with our policy of seeking regular dialogue with our stockholders on corporate governance and executive compensation matters. While our Board believes that providing stockholders with a Say-on-Pay Vote every year is advisable, and therefore recommends that you approve an annual vote, the Compensation Committee and the Board will consider our stockholders’ preferences and take them into account in determining the frequency of future Say-on-Pay Votes.
Our stockholders will have the opportunity to specify one of four choices for this Say-on-Frequency Vote: (1) one year, (2) two years, (3) three years, or (4) abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation; rather, stockholders are being asked to express their preference regarding the frequency of future advisory votes to approve executive compensation.
Our Board recommends a vote for “ONE YEAR”, on an advisory basis, of the frequency of future advisory votes on the compensation of our named executive officers.
The frequency that receives the vote of a majority of all votes cast on this proposal at the Annual Meeting at which a quorum is present will be considered the frequency recommended by stockholders. If no frequency (one year, two years, or three years) receives a majority vote, we will consider the frequency that receives the highest number of votes by stockholders to be the frequency that has been selected by stockholders. Proxies solicited by our Board will be voted every “ONE YEAR” for this proposal, unless otherwise instructed. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

BOARD AND COMMITTEE MATTERS
Board of Directors
Our Board is responsible for overseeing the management of our business and affairs. Our Board conducts its business through meetings and actions taken by written consent in lieu of meetings. During the year ended December 31, 2024, our Board held 2 meetings. All of the directors then serving on our Board attended at least 75% of the aggregate meetings of our Board and of the committees of our Board on which they served during the period in which they served in 2024. Our Board’s policy, as set forth in the Corporate Governance Guidelines, is to expect the attendance by each director at all meetings of our Board and all committees on which the director sits. We do not maintain a formal policy regarding director attendance at the Annual Meeting; however, it is expected that absent compelling circumstances directors will attend.
Composition of the Board of Directors
Our Charter and Bylaws provide that our board of directors will consist of such number of directors as may from time to time be fixed by our board of directors, but may not be more than 15 or fewer than the minimum number permitted by Maryland law, which is one. So long as BGLH, Stonepeak, BentallGreenOak, Mr. Forste and Mr. Marchetti, in each case, together with their respective affiliates, continue to beneficially own a certain percentage of the total outstanding equity interests in our company, we will agree to nominate for election as our directors individuals designated by the applicable investor as specified in our Stockholders Agreement. Each director will serve until our next annual meeting of stockholders and until his or her successor is duly elected and qualifies or until the director’s earlier death, resignation or removal. For a description of our board of directors and each of BGLH’s, Stonepeak’s, BentallGreenOak’s, Mr. Forste’s and Mr. Marchetti’s right to require us to nominate its designees, see “Certain Relationships and Related Party Transactions—Other Related Party Transactions—Stockholders Agreement.”
Controlled Company Exception
Affiliates of Bay Grove continue to beneficially own shares representing more than 50% of the voting power of shares of our Common Stock eligible to vote in the election of directors. As a result, we are a “controlled company” within the meaning of The Nasdaq Stock Market LLC (“Nasdaq”) corporate governance standards and may elect not to comply with certain corporate governance standards, including that: (1) a majority of our board of directors consist of independent directors, (2) our board of directors have a compensation committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) our board of directors have a nominating and corporate governance committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. Although a majority of our board of directors consists of independent directors, our compensation and nominating and corporate governance committees is not composed entirely of independent directors, and we may utilize any of these exemptions until the time we cease to be a “controlled company.” Accordingly, to the extent and for so long as we utilize these exemptions, you will not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. In the event that we cease to be a “controlled company” and shares of our Common Stock continue to be listed on Nasdaq, we will be required to comply with these provisions within the applicable transition periods.
Director Independence
Our board of directors has determined that each of Mses. Archambeau, Falotico and Wentworth and Messrs. Carrafiell, Taylor, Turner and Wyper is an “independent director” as such term is defined by the applicable rules and regulations of Nasdaq.
Board Committees
Our board of directors has four standing committees: an Audit Committee, a Compensation Committee, an Equity Award Committee and a Nominating and Corporate Governance Committee. The principal functions of each committee are briefly described below. Additionally, our board of directors may from time to time establish other committees to facilitate the board’s oversight of management of the business and affairs of our company. The charter of each committee is available on our website at https://ir.onelineage.com under “Governance Documents” of the “Governance” tab. Our website is not part of this Proxy Statement.

Audit Committee
The principal functions of the Audit Committee are to oversee the following:
•our accounting and financial reporting processes;
•the integrity of our consolidated financial statements and financial reporting process;
•our systems of disclosure controls and procedures and internal control over financial reporting;
•our compliance with financial, legal and regulatory requirements;
•reviewing and approving or ratifying related person transactions;
•the performance of our internal audit functions; and
•our overall risk exposure and management and overseeing the management of our financial risks and information technology risks, including cybersecurity and data privacy risks.
The Audit Committee is also responsible for engaging, evaluating, compensating, and overseeing an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans for and results of the audit engagement, approving services that may be provided by the independent registered public accounting firm, including audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The Audit Committee also will prepare the Audit Committee report required by SEC regulations to be included in our annual report.
Our Audit Committee, which met 4 times in 2024, is currently composed of Mses. Falotico and Wentworth and Mr. Turner. Ms. Falotico serves as chair of our Audit Committee. Our board of directors has determined affirmatively that (i) each of Mses. Falotico and Wentworth and Mr. Turner qualify as an “audit committee financial expert” as such term has been defined by the SEC in Item 407(d)(5) of Regulation S-K, (ii) each member of our Audit Committee is “financially literate” as that term is defined by Nasdaq listing standards and (iii) each member of the Audit Committee meets the definition for “independence” for the purposes of serving on our Audit Committee under Nasdaq listing standards and Rule 10A-3 under the Exchange Act.
Compensation Committee
The principal functions of the Compensation Committee include:
•reviewing and approving, or recommending for approval by the board of directors, the compensation of our Chief Executive Officer and our other executive officers;
•making recommendations to the board of directors with respect to director compensation;
•reviewing and approving, or recommending for approval by the board of directors, our incentive compensation and equity-based plans and arrangements; provided that if the Compensation Committee is not comprised of at least two directors who are each a “non-employee director” under Rule 16b-3 of the Exchange Act, grants of equity-based awards to individuals who are subject to the reporting requirements of Section 16 of the Exchange Act must be approved and administered by either the board of directors or the Equity Award Committee;
•reviewing and discussing with management our compensation discussion and analysis required by SEC regulations and recommending to the board of directors that such compensation discussion and analysis be included in our annual report;
•administering our clawback policy; provided that if the Compensation Committee is not comprised of at least two directors who are each a “non-employee director” under Rule 16b-3 of the Exchange Act, any proposed recovery of equity compensation from individuals who are subject to the reporting requirements of Section 16 of the Exchange Act must be approved by either the board of directors or the Equity Award Committee;
•overseeing executive officer succession planning; and
•preparing the compensation committee report to be included in our annual report.
The Compensation Committee has the authority, in its sole discretion, to retain or obtain the advice of a compensation consultant, legal counsel or other adviser as it deems appropriate. The Compensation Committee may form and delegate authority to subcommittees consisting of one or more members when it deems appropriate.
Our Compensation Committee, which met 2 times in 2024, is currently composed of Messrs. Forste, Carrafiell, Turner and Wyper and Ms. Wentworth. Mr. Forste, one of our Co-Executive Chairman, serves as chair of our Compensation

Committee and participates in the deliberations of the Compensation Committee in determining director and executive compensation. Our board of directors has determined affirmatively that Messrs. Carrafiell, Turner and Wyper and Ms. Wentworth meet the definition for “independence” for the purpose of serving on our Compensation Committee under applicable rules of Nasdaq and Mr. Turner and Ms. Wentworth meet the definition of a “non-employee director” for the purpose of serving on our Compensation Committee under Rule 16b-3 of the Exchange Act.
Compensation Consultants
In accordance with its authority under its charter, the Compensation Committee has engaged the services of Pay Governance LLC (“Pay Governance”) as its independent outside compensation consultant. As requested by the Compensation Committee, in 2024, Pay Governance’s services to the Compensation Committee included:
•Advising the Compensation Committee on director and executive compensation trends and regulatory developments.
•Assisting in the review and establishment of our executive officer and director compensation;
•Assisting with the design of our executive compensation structure, including both short and long-term incentive programs;
•Development of a peer group of companies for determining competitive compensation rates; and
•Assisting in the development of executive severance arrangements.
All executive compensation services provided by Pay Governance during 2024 were conducted under the direction or authority of the Compensation Committee, and all work performed by Pay Governance was approved by the Compensation Committee or the Compensation Committee of Lineage Holdings. Neither Pay Governance nor any of its affiliates maintains any other direct or indirect business relationships with us or any of our subsidiaries. The Compensation Committee evaluated whether any work provided by Pay Governance raised any conflict of interest for services performed during 2024 and determined that it did not.
Additionally, during 2024, Pay Governance did not provide any services to us other than regarding executive, employee and director compensation and broad-based plans that do not discriminate in scope, terms, or operation in favor of our executive officers or directors, and that are available generally to all salaried employees.
Equity Award Committee
The principal functions of the Equity Award Committee include:
•approving, upon recommendation from the Compensation Committee, and administering grants of equity-based awards to individuals subject to the provisions of Section 16 of the Exchange Act;
•reviewing and approving redemptions of our equity securities held by individuals and entities subject to the provisions of Section 16 of the Exchange Act;
•reviewing and approving repurchases of our and our subsidiaries’ equity securities from, and issuances of our and our subsidiaries’ equity securities to, individuals and entities subject to the provisions of Section 16 of the Exchange Act; and
•reviewing and approving any proposed recovery of equity compensation pursuant to our clawback policy from any individual subject to the provisions of Section 16 of the Exchange Act.
The Equity Award Committee has the authority, in its sole discretion, to retain or obtain the advice of a compensation consultant, legal counsel or other adviser as it deems appropriate. Our Equity Award Committee, which met 1 time in 2024, is currently composed of Ms. Wentworth and Mr. Turner. Ms. Wentworth serves as chair of our Equity Award Committee. Our board of directors has determined affirmatively that each member of the Equity Award Committee meets the definition for “independence” for the purpose of serving on a compensation committee under applicable rules of Nasdaq and meets the definition of a “non-employee director” under Rule 16b-3 of the Exchange Act.

Nominating and Corporate Governance Committee
The principal functions of the Nominating and Corporate Governance Committee include:
•identifying individuals qualified to become members of our board of directors consistent with the stockholders agreement and criteria approved by our board of directors;
•reviewing director independence, experience and expertise and making recommendations to our board of directors;
•reviewing the committee structure of the board of directors and recommending directors to serve as members of each committee of the board of directors;
•periodically reviewing our board of directors’ leadership structure and recommending any proposed changes to our board of directors;
•developing and recommending to the board of directors a set of corporate governance guidelines applicable to us and, from time to time as it deems appropriate, reviewing such guidelines and recommending changes to the board of directors for approval as necessary; and
•overseeing the self-evaluations of the board of directors.
Our Nominating and Corporate Governance Committee, which met 2 times in 2024, is currently composed of Messrs. Forste and Marchetti and Ms. Archambeau. Mr. Marchetti serves as chair of our Nominating and Corporate Governance Committee. Our board of directors has determined affirmatively that Ms. Archambeau meets the definition of independence under Nasdaq listing standards.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serves, or in the past has served, as a member of the board of directors or Compensation Committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our Compensation Committee. Mr. Forste, a member of our Compensation Committee, is our Co-Executive Chairman.

COMPENSATION OF DIRECTORS
Director Compensation
2024 Director Compensation
Pre-IPO Director Compensation at Lineage Holdings
Pursuant to our director compensation program for the first quarter of 2024, eligible directors of Lineage Holdings received the following cash retainers and additional quarterly fees:
•Quarterly Cash Retainer: $25,000
•Audit Committee Chair: $6,250
•Audit Committee Non-Chair Member: $3,750
•Compensation Committee Non-Chair Member: $2,500
Pursuant to our director compensation program for the second quarter of 2024, eligible directors of Lineage Holdings received the following cash retainers and additional quarterly fees:
•Quarterly Cash Retainer: $30,000
•Audit Committee Chair: $7,500
•Audit Committee Non-Chair Member: $3,750
•Compensation Committee Non-Chair Member: $3,750
IPO Awards
Upon the completion of our IPO, we granted an aggregate of 8,226 RSU awards under the 2024 Plan (as defined below) to certain of our Eligible Directors (as defined below) in the amounts set forth below. These awards vested in full on April 1, 2025, subject to the director’s continued service through the vesting date.

Name	RSU Awards (#)
Shellye Archambeu	2,632
Joy Falotico	1,152
Michael Turner	2,632
Lynn Wentworth	1,810
Post-IPO Non-Employee Director Compensation Program
In connection with our IPO, we approved and implemented a compensation program (the “Director Compensation Program”) for our non-employee directors (other than directors designated by Stonepeak or BentallGreenOak) (each, an “Eligible Director”) that consists of annual cash retainer fees and a long-term equity awards. An “Eligible Director” does not include any executive director or Executive Chairman. The material terms of the Director Compensation Program for 2024 are summarized below.
For 2024, the Director Compensation Program consisted of the following components for Eligible Directors:
Cash Compensation
•Annual Retainer: $120,000

•Annual Committee Chair Retainers:
◦Audit Committee: $30,000
◦Compensation Committee: $25,000
◦Corporate Governance/Nominating Committee: $20,000
◦Investment Committee: $25,000
◦Other Committees: $25,000
•Annual Non-Chair Committee Member Retainers:
◦Audit Committee: $15,000
◦Compensation Committee: $15,000
◦Corporate Governance/Nominating Committee: $10,000
◦Investment Committee: $10,000
◦Other Committees: $10,000
Annual cash retainers are paid in quarterly installments in advance and are pro-rated for any partial calendar quarter of service. In addition, under the Director Compensation Program, we reimburse all of our directors for any out-of-pocket business expenses incurred by them in connection with their board service, up to $30,000 annually.
Equity Compensation
•Initial Award: Each Eligible Director who is initially elected or appointed to serve on the Board following completion of our IPO will be granted an award of RSUs at the time of the election or appointment with a value of approximately $200,000. Each initial grant will vest in full on the earlier to occur of (i) the one-year anniversary of the applicable grant date and (ii) the date of the next annual meeting following the grant date, subject to the director’s continued service through the applicable vesting date. Initial grants to Eligible Directors who are elected or appointed other than at an annual meeting of our stockholders will be pro-rated.
•Annual Award: Each Eligible Director who is serving on the Board as of the date of each annual meeting of the company’s stockholders beginning in 2025 will be granted, on such annual meeting date, an award of RSUs with a value of approximately $200,000, which will vest in full on the earlier to occur of (i) the one-year anniversary of the applicable grant date and (ii) the date of the next annual meeting following the grant date, subject to the director’s continued service through the applicable vesting date.
Compensation under the Director Compensation Program is subject to the annual limits on non-employee director compensation set forth in the 2024 Plan.
2024 Director Compensation Table
The following table sets forth compensation paid to or earned by our non-employee directors during the year ended December 31, 2024. None of Mr. Forste, Mr. Marchetti, Mr. Carrafiell, Mr. Taylor nor Mr. Wyper received any compensation for their services as a member of our board in 2024. In addition, Mr. Lehmkuhl, our President and Chief Executive Officer, is not included in the table below because he did not receive any additional compensation for his service on our board. Mr. Lehmkuhl’s compensation for his services as President and Chief Executive Officer is described under “Executive Compensation” below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Shellye Archambeau (2)	95,000	218,140	—	313,140
Joy Falotico (2)	137,500	95,478	—	232,978
Michael Turner (2) (3)	101,875	218,140	—	320,015
Lynn Wentworth (2) (3)	160,938	150,013	—	310,951
(1)Amounts reflect the full grant-date fair value of awards of RSUs granted during 2024 computed in accordance with ASC Topic 718.
(2)Amounts include the compensation earned by Mses. Archambeau, Falotico, and Wentworth and Mr. Turner for their service on the board of directors of Lineage Holdings prior to our IPO, as described above, as well as the compensation earned by eligible non-employee directors for their service on the board of directors of Lineage following our IPO, as described above.
(3)Amounts reflect pro-rated compensation earned by Ms. Wentworth and Mr. Turner in exchange for their service on the equity award committee that was formed at the time of our IPO.
As of December 31, 2024, our non-employee directors held the aggregate numbers of unvested BGLH Restricted Units (as defined below) and RSUs set forth in the table below. None of Mr. Forste, Mr. Marchetti, Mr. Carrafiell, Mr. Taylor nor Mr. Wyper held any unvested BGLH Restricted Units or RSUs as of December 31, 2024.

Name	BGLH Restricted Units (#)	RSU Awards (#)
Shellye Archambeau	—	2,632
Joy Falotico	—	1,152
Michael Turner	—	2,632
Lynn Wentworth	—	1,810
Messrs. Forste and Marchetti, each of whom served on the board of directors of Lineage, Inc., received distributions from Bay Grove, BGLH and/or their respective affiliates and/or our affiliates in respect of their direct and indirect ownership interests in such entities and in respect of the services agreement. See “Certain Relationships and Related Party Transactions.” Such amounts are distributions in respect of Messrs. Forste’s and Marchetti’s equity ownership interests in such entities and are not considered compensation paid by us.

CORPORATE GOVERNANCE
Corporate Governance Profile
We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:
•our board of directors is not classified and each of our directors is be subject to election annually, and our charter provides that we may not elect to be subject to the provision of the Maryland General Corporation Law (“MGCL”) that would permit us to classify our Board, unless we receive prior approval from stockholders;
•we have a lead independent director;
•a majority of our board of directors consists of independent directors;
•we have a fully independent audit committee and independent director representation on our compensation and nominating and corporate governance committees, and our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;
•at least one of our directors qualifies as an “audit committee financial expert” by applicable SEC regulations and all members of the audit committee are financially literate in accordance with Nasdaq listing standards;
•we have opted out of the business combination and control share acquisition statutes in the MGCL;
•we do not have a stockholder rights plan, and we will not adopt a stockholder rights plan in the future without (i) the approval of our stockholders or (ii) seeking ratification from our stockholders within 12 months of adoption of the plan if our board of directors determines, in the exercise of its duties under applicable law, that it is in our best interest to adopt a rights plan without the delay of seeking prior stockholder approval;
•we have adopted a stock ownership policy that requires each non-employee director, the chief executive officer and each other named executive officer to own a certain amount of specified equity interests in our company; and
•our bylaws provide that our stockholders may alter or repeal any provision of our bylaws and adopt new bylaws if any such alteration, repeal or adoption is approved by the affirmative vote of a majority of the votes entitled to be cast on the matter.
Our directors stay informed about our business by attending meetings of our board of directors and the committees on which they serve and through supplemental reports and communications.
Board Leadership Structure
Our Corporate Governance Guidelines provide our independent directors the flexibility to elect a lead director if the chairperson or co-executive chairperson of the board of directors is a member of management or does not otherwise qualify as independent. Since our Co-Executive Chairmen, Mr. Forste and Mr. Marchetti, are members of management, Ms. Wentworth has been elected to serve as our lead independent director. Our Board believes that having a lead independent director is in our best interest. The responsibilities of our lead independent director include (i) presiding over all meetings of the Board at which the neither Co-Executive Chairman is present, including any executive sessions of the independent directors, (ii) approving the board of directors’ meeting schedules and agendas and (iii) acting as the liaison between the independent directors and the Chief Executive Officer and the Co-Executive Chairmen of the Board.
Our board of directors and our Nominating and Corporate Governance Committee will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.
Risk Oversight
One of the key functions of our Board is informed oversight of our risk management process. Our Board is responsible for overseeing this oversight function directly, with support from its four standing committees, the Audit Committee, Compensation Committee, Equity Award Committee and Nominating and Corporate Governance Committee, each of which addresses risks specific to their respective areas of oversight as described under “Board and Committee Matters” above. Our Board and its standing committees also receive reports from management on matters considered to enable our Board and each committee to understand and discuss risk identification and risk management.

Our Board has generally delegated the cybersecurity risk oversight function to the Audit Committee. The Audit Committee monitors the design and implementation of our cybersecurity risk management program. The Audit Committee reports to the full Board regarding its activities, including those related to cybersecurity. Audit Committee members also receive presentations on cybersecurity topics as part of the Board’s continuing education on topics that impact public companies.
The Board believes that the composition of its committees, and the distribution of the particular expertise of each committee’s members, makes this an appropriate structure to monitor effectively such risks.
Code of Conduct
Our board of directors has adopted a Code of Conduct that applies to our directors, officers and employees. Among other matters, our Code of Conduct is designed to deter wrongdoing and to promote:
•honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;
•compliance with applicable governmental laws, rules and regulations;
•prompt internal reporting of violations of the code to appropriate persons identified in the Code of Conduct;
•accountability for adherence to the code of conduct;
•the protection of the company’s legitimate business interests, including its assets and corporate opportunities; and
•confidentiality of information entrusted to directors, officers and employees by our company and our customers.
Any waiver of the Code of Conduct for our directors or executive officers must be approved by a majority of our independent directors, and any such waiver shall be promptly disclosed as required by law and Nasdaq regulations. The Code of Conduct is available on our website at https://ir.onelineage.com under “Governance Documents” of the “Governance” tab. Our website is not part of this Proxy Statement. We will also provide the Code of Conduct, free of charge, to stockholders who request it. Requests should be directed to our Corporate Secretary at Lineage, Inc., 46500 Humboldt Drive, Novi, Michigan 48377.
Corporate Governance Guidelines
Our board of directors has adopted Corporate Governance Guidelines that address significant issues of corporate governance and set forth procedures by which our Board carries out its responsibilities. Among the areas addressed by the Corporate Governance Guidelines are independence of our Board, separate sessions of independent directors, director orientation and continuing education, director responsibilities, compensation, board access to senior management and independent advisors, self-evaluation of our Board and committees, director attendance, standing committees and succession planning. The Corporate Governance Guidelines are available on our website at https://ir.onelineage.com under “Governance Documents” of the “Governance” tab. Our website is not part of this Proxy Statement.
Director Independence
The Corporate Governance Guidelines provide that, except as otherwise provided by the applicable Nasdaq rules, a majority of the directors serving on our Board must be independent as required under the Nasdaq rules. Our board of directors has determined that each of Mses. Archambeau, Falotico and Wentworth and Messrs. Carrafiell, Taylor, Turner and Wyper is an “independent director” as such term is defined by the applicable rules and regulations of Nasdaq. See “Board and Committee Matters—Composition of the Board of Directors” and “Board and Committee Matters—Controlled Company Exception.”
Identification of Director Candidates
In accordance with its written charter, the Nominating and Corporate Governance Committee is responsible for recommending director candidates to our Board for consideration as nominees to stand for election at our annual meetings of stockholders. Director candidates are recommended for nomination for election as directors in accordance with the procedures set forth in the written charter of the Nominating and Corporate Governance Committee.

Pursuant to the Stockholders Agreement, we are required to nominate for election as directors at any meeting of our stockholders individuals designated by certain of our stockholders, subject to certain conditions. For additional information, see “Certain Relationships and Related Party Transactions—Other Related Party Transactions—Stockholders Agreement.”
We seek highly qualified director candidates with a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments. The Nominating and Corporate Governance Committee may also consider experience in corporate management; experience as a board member of another publicly held company; professional and academic experience relevant to the Company’s industry; strength of leadership skills; experience in finance and accounting and executive compensation practices; whether the candidate has the time required for preparation, participation, and attendance at Board meetings and committee meetings, if applicable; and geographic background, gender, age and ethnicity.
The Nominating and Corporate Governance Committee routinely maintains a list of potential director candidates and skill sets required by our Board. Upon determining the need for additional or replacement Board members, the Nominating and Corporate Governance Committee will assess potential director candidates included on the list as well as other appropriate potential director candidates based upon information it receives regarding such potential candidates or otherwise possesses, which assessment may be supplemented by additional inquiries. In conducting this assessment, the Nominating and Corporate Governance Committee will consider knowledge, experience, skills, background and such other factors as it deems appropriate in light of our current needs and those of our Board. The Nominating and Corporate Governance Committee may seek input on such director candidates from other directors, including the Chairperson of our Board and our Chief Executive Officer, and recommend director candidates to our Board for nomination. The Nominating and Corporate Governance Committee does not solicit director nominations, but it will consider recommendations by stockholders with respect to elections to be held at an annual meeting of stockholders. The Nominating and Corporate Governance Committee will evaluate nominees recommended by stockholders against the same criteria that it uses to evaluate other nominees. The Nominating and Corporate Governance Committee may, in its sole discretion, engage one or more search firms or other consultants, experts or professionals to assist in, among other things, identifying director candidates or gathering information regarding the background and experience of director candidates. If the Nominating and Corporate Governance Committee engages any such third party, the Nominating and Corporate Governance Committee will have sole authority to approve any fees or terms of retention relating to these services.
Stock Ownership Policy
Our board of directors has adopted a Stock Ownership Policy for our non-employee directors, executive officers, and such other highly compensated individuals as may be designated to participate by the Compensation Committee. The Stock Ownership Policy requires (a) our Chief Executive Officer to maintain beneficial ownership of a number of Company Securities (as defined in the Stock Ownership Policy) having a value equal to or greater than six times their annual base salary, (b) our Chief Operating Officer and Chief Financial Officer to maintain beneficial ownership of a number of Company Securities having a value equal to or greater than four times their annual base salary, (c) other executive officers to maintain beneficial ownership of a number of Company Securities having a value equal to or greater than three times their annual base salary and (d) our non-employee directors to maintain beneficial ownership of a number of Company Securities having a value equal to or greater than five times their annual cash retainer, not including committee membership or chairmanship retainers. Participants are required to comply with the Stock Ownership Policy no later than July 24, 2029 or, if later, the fifth anniversary of his or her appointment as an executive officer, director, or designation as a participant.
Policy on Insider Trading
Our Board has adopted an Insider Trading Policy which governs the purchase, sale and/or other disposition of our securities by our directors, officers and employees that is reasonably designed to promote compliance with insider trading laws, rules and regulations and Nasdaq rules. A copy of our Insider Trading Policy was filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2024.

Hedging and Speculative Trading
Our Board has adopted, as part of our insider trading policy, prohibitions against our officers, directors and employees, including any entities controlled by individuals subject to the insider trading policy, from engaging in transactions of a speculative nature involving our securities at any time, including, but not limited to, the purchase or sale of options and short sales of our securities. In addition, such persons are prohibited from engaging in certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, margin purchases of our securities, and pledging our securities as collateral to secure loans.
Personal Loans to Executive Officers and Directors
We comply with, and operate in a manner consistent with, applicable law prohibiting extensions of credit in the form of personal loans to or for the benefit of our directors and executive officers.
Communications with the Board of Directors by Stockholders and Other Interested Persons
Any stockholder or other interested party who would like to communicate with the independent members of the Board or the chairperson of any of the committees of the Board should send such communications to the attention of our Corporate Secretary at our office at 46500 Humboldt Drive, Novi, Michigan 48377. Each communication received will be reviewed to determine whether the communication requires immediate action. All appropriate communications received, or a summary of such communications, will be sent to the appropriate member(s) of our Board. However, we reserve the right to disregard any communication we determine is unduly hostile, threatening or illegal; does not reasonably relate to us or our business; or is similarly inappropriate. Our Corporate Secretary, or his or her delegate, has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.
Executive Sessions of Independent Directors
Our independent directors meet in executive sessions typically following each regularly scheduled meeting of our Board, but in any event not less than twice per year. These executive sessions of our Board are presided over by the Lead Independent Director or another of the independent directors selected on an ad-hoc basis.

INFORMATION REGARDING OUR EXECUTIVE OFFICERS
Our Co-Executive Chairmen are Adam Forste and Kevin Marchetti, our President and Chief Executive Officer is Greg Lehmkuhl. For Messrs. Forste’s, Marchetti’s and Lehmkuhl’s biographies, please see “Proposal 1: Election of Directors—Information Regarding the Nominees for Election as Directors.” The following information is furnished as of April 28, 2025 regarding our other executive officers and certain of our senior officers.

Name	Age	Position
Robert Crisci	49	Chief Financial Officer
Jeffrey Rivera	52	Global Chief Operations Officer
Sudarsan Thattai	51	Chief Information Officer and Chief Transformation Officer
Sean Vanderelzen	53	Chief Human Resources Officer and President – Europe
Natalie Matsler	49	Chief Legal Officer and Corporate Secretary
Timothy Smith	60	Chief Commercial Officer
Brian McGowan	51	Chief Network Optimization Officer
Gregory Bryan	61	Chief Integrated Solutions Officer
Abigail Fleming	43	Chief Accounting Officer
Executive Officers
Robert Crisci. Robert Crisci has served as our Chief Financial Officer since April 2023. Prior to joining Lineage, Mr. Crisci served in various financial and executive leadership positions at Roper Technologies (NYSE: ROP) from April 2013 to February 2023, in which he helped lead the growth of the company’s market capitalization from $12 billion to over $45 billion. He served as Roper’s Chief Financial Officer from May 2017 to February 2023. Mr. Crisci worked at VRA Partners, a boutique investment bank, from 2012 to April 2013 and Morgan Keegan & Co. Inc., which was subsequently acquired by Raymond James Financial Inc., from 2010 to 2012, where he advised on capital raising and merger and acquisitions transactions. He also served as vice president at Devon Value Advisers from 2004 to 2009 where he worked on various engagements including buy and sell side transaction advisory, recapitalizations, and strategic acquisitions. Prior to working at Devon Value Advisors, Mr. Crisci worked as a consultant at Deloitte & Touche LLP. Mr. Crisci currently serves on the board of directors of MasterBrand Cabinets, Inc. He received his A.B. in Economics from Princeton University and an M.B.A. from Columbia Business School.
Jeffrey Rivera. Jeffrey Rivera has served as our Global Chief Operations Officer since August 2016. Prior to that, he served as Senior Vice President of Operations since July 2015. Prior to joining Lineage, he served in various leadership positions at Con-Way Freight, Inc. Menlo Logistics and General Motors (NYSE: GM). Mr. Rivera currently serves as the board vice president of the Coalition of Temporary Shelters Detroit and serves on the board of Kem Krest. Mr. Rivera received a B.S. in Mechanical Engineering from Michigan Technical University and a M.S. in Manufacturing Systems from Stanford University.
Sudarsan Thattai. Sudarsan Thattai has served as our Chief Information Officer and Chief Transformation Officer since February 2013. Prior to joining Lineage, he served as Senior Vice President of IT Services at UTi Worldwide Inc. and has held technology leadership positions at Cisco Systems and DFS Group. Mr. Thattai received a B.Sc in Computer Science and a M.Sc in Management Information Technology from University of Sunderland.
Sean Vanderelzen. Sean Vanderelzen has served as our Chief Human Resources Officer since March 2016 and our President - Europe since January 2025. Prior to March 2016, he served as our Vice President Human Resources. Prior to joining Lineage, he held a variety of leadership positions at General Motors. Mr. Vanderelzen currently serves on the board and as a member of the compensation committee of the Global Cold Chain Alliance and serves on the board and as a the chair of the private company committee of the HR Policy Association. Mr. Vanderelzen received a bachelor’s degree in Management and Human Relations from Trevecca Nazarene University.
Natalie Matsler. Natalie Matsler has served as our Chief Legal Officer and Corporate Secretary since May 2022. Ms. Matsler rejoined Lineage from McCourt Partners, a private investment platform, where she was a member of the executive team from April 2021 to May 2022 and successfully led several projects in real estate development featuring green technology and resilient design. Ms. Matsler originally joined Lineage in 2014, serving in several legal leadership roles, including Senior Vice President and Deputy General Counsel, through April 2021. Ms. Matsler began her legal career at Latham & Watkins LLP and continued on to Downey Savings and Loan Association and U.S. Bank. Ms. Matsler holds a bachelor’s degree from the University of California at Los Angeles and her J.D. from the University of California at Los Angeles School of Law.
Timothy Smith. Timothy Smith has served as our Chief Commercial Officer since February 2022. Prior to that, he served as our Executive Vice President of Sales and Business Development since January 2011. Prior to joining Lineage, he served in various management positions at Millard Refrigerated Services, CHEP and The Hershey Company. Mr. Smith received a bachelor’s degree from St. Lawrence University and an M.B.A. from Stetson University.
Brian McGowan. Brian McGowan has served as our Chief Network Optimization Officer since May 2022. Previously, he served as our President Eastern US Operations and Executive Vice President, Continuous Improvement since September 2019 and our Senior Vice President of Lean since July 2015. Prior to joining Lineage, Mr. McGowan served as Vice President of Lean for Con-Way Freight and held leadership positions at Menlo Worldwide and the Ford Motor Company. He holds a bachelor’s degree and an M.B.A. from Wayne State University.
Gregory Bryan. Gregory Bryan has served as our Chief Integrated Solutions Officer since June 2023. Prior to that, he served as our President of Global Logistics since November 2022 and our Executive Vice President of Logistics since January 2016. Prior to joining Lineage, Mr. Bryan served as Senior Vice President of Operations for C&S Wholesale Grocers and held transportation leadership positions at Americold Logistics and Ryder Integrated Solutions. He holds a bachelor’s degree and a Master of Business Administration from Pennsylvania State University.
Abigail Fleming. Abigail Fleming has served as our Chief Accounting Officer and Senior Vice President since January 2024. Prior to joining Lineage, Ms. Fleming served as Vice President and Chief Accounting Officer for Visteon Corporation, a global automotive supplier, from August 2020 to January 2024. She also served as Executive Director and Assistant Controller of Tenneco Inc. (formerly Federal-Mogul, LLC) from March 2017 to August 2020, and Director, Capital Markets and Accounting Advisory Services at PricewaterhouseCoopers LLP from March 2015 to March 2017. Ms. Fleming began her career at PricewaterhouseCoopers LLP in August 2004 and is a certified public accountant. She holds a bachelor’s degree from Albion College and a M.S. in accounting from Western Michigan University.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
General
In this Compensation Discussion and Analysis, we provide an overview and analysis of the compensation awarded to or earned by our named executive officers identified in the Summary Compensation Table below (each, an “NEO”) during 2024, including the elements of our compensation program for NEOs, material compensation decisions made under that program for 2024 and the material factors considered in making those decisions. Our NEOs for the year ended December 31, 2024 are:
•Greg Lehmkuhl, President and Chief Executive Officer;
•Rob Crisci, Chief Financial Officer;
•Sudarsan Thattai, Chief Information Officer and Chief Transformation Officer;
•Jeffrey Rivera, Global Chief Operations Officer; and
•Tim Smith, Chief Commercial Officer.
Compensation Governance and Best Practices
We are committed to having strong governance standards with respect to our compensation programs, procedures and practices. Our key compensation practices that were in place during 2024 include the following:

	What We Do		What We Do Not Do
✓	Emphasize performance-based, at risk compensation.	X	Do not grant uncapped cash incentives.
✓	Emphasize the use of equity compensation to promote executive retention and reward long-term value creation.	X	Do not provide single-trigger payments or benefits upon a change in control.
✓	Weight the overall pay mix towards incentive compensation for senior executives.	X	Do not guarantee annual salary or target bonus increases.
✓	Engage an independent compensation consultant to advise our compensation committee.	X	Do not maintain defined benefit pension plans or supplemental executive retirement plans.
✓	Maintain stock ownership guidelines.
✓	Maintain a clawback policy for recovery of erroneously awarded compensation.
Stockholder Advisory Vote on Executive Compensation
At this 2025 annual meeting of stockholders, we are asking our stockholders to vote, on a non-binding, advisory basis, to approve the compensation of our NEOs and with respect to the frequency in which we will conduct our future Say-on-Pay Votes.
Executive Compensation Objectives and Philosophy
The key objective of our executive compensation program is to attract, motivate, and retain valued leaders who create an inclusive and diverse environment and have the skills and experience necessary to successfully execute on our strategic plan to maximize shareholder value. The fundamental elements and core principals of our executive compensation program are as follows:
•Paying for performance is our central compensation tenet: Reinforce pay-for-performance and individual accountability through the grant of performance-based cash and equity-based award opportunities.

•Provide a total pay program that is competitive in terms of level and design: In combination with the above, align with market on vesting periods that encourage our top talent to stay with our company long term. This supports our investment in talent specifically trained to run our unique business.
•Our compensation supports the attainment of key business, strategic and human capital goals aimed at driving long-term shareholder value: The components of our compensation program are specifically designed to support each driver of our business. We have compensation elements supporting progress toward annual strategic priorities and strong long-term stockholder return.
•Emphasize alignment across our business by tailoring compensation to reflect organization level and impact to the business with greater focus on variable/performance-based compensation at higher levels.
We strive to be market competitive on all elements of compensation, with significant upside for strong individual and company performance. In addition, we factor in an executive’s experience, performance, scope of position and the competitive demand for proven executive talent, as described further below under “—Determination of Executive Compensation.”
Determination of Executive Compensation
Role of Compensation Committee
Our compensation committee is responsible for establishing and overseeing our executive compensation programs and annually reviews and determines the compensation to be provided to our Chief Executive Officer and our other NEOs, except with respect to equity compensation awards which are determined by either the full board of directors or by action of our equity award committee, consisting of two “non-employee directors” (within the meaning of Rule 16b-3 of the Exchange Act).
In setting executive compensation, the compensation committee considers a number of factors, including the recommendations of our Chief Executive Officer (other than with respect to his own compensation), current and past total compensation, competitive market data and analysis provided by the compensation committee’s independent compensation consultant, company performance and each executive’s impact on performance, each executive’s relative scope of responsibility and potential, each executive’s individual performance and demonstrated leadership, and internal equity pay considerations.
Role of Compensation Consultant
In order to design a competitive executive compensation program that will continue to attract top executive talent and reflect our compensation philosophy, our compensation committee has retained Pay Governance as an independent compensation consultant to provide executive compensation advisory services, help evaluate our compensation philosophy and objectives and provide guidance in administering our executive compensation program.
Role of the CEO
At the end of each performance year, our Chief Executive Officer assesses the contributions of each executive officer and recommends to our compensation committee the compensation to be awarded based on numerous factors, future contributions, leadership abilities, external market competitiveness, internal pay comparisons, retention risk and other factors deemed relevant. The compensation committee considers this information and makes final compensation determinations for our executive officers. Our Chief Executive Officer does not participate in any deliberations regarding his own compensation.
Use of Comparative Market Data
Use of Market Data
The compensation committee periodically examines pay practices and pay data for a peer group of 16 companies as a source of market data to better understand the competitiveness of our compensation program and its various elements. Specifically, we review the range of market compensation between the 25th and 75th percentiles of our peer group as well as compensation survey data to develop an understanding of market pay levels for each position.

The external market data reviewed for our 2024 executive compensation program included peer group proxy data and broad industry-comparative compensation surveys. The compensation committee reviews the composition of the peer group on an annual basis and considers the following criteria:
•Industries that attract and retain similar talent;
•Global presence and brand recognition;
•Organizational complexity;
•Comparable size based on annual revenue, market capitalization, Adjusted earnings before interest, taxes, depreciation, and amortization (“EBITDA”), and number of team members; and
•High-growth profile.
Based on the above, the peer group used for assessing 2024 compensation levels for our NEOs was as follows:
Americold Realty Trust, Inc.
C.H. Robinson Worldwide, Inc.
Conagra Brands, Inc.
Digital Realty Trust, Inc.
Equinix, Inc.
Extra Space Storage Inc.
Hilton Worldwide Holdings Inc.
Hyatt Hotels Corporation
J.B. Hunt Transport Services, Inc.
Kellanova
Norfolk Southern Corporation
Old Dominion Freight Line, Inc.
Prologis, Inc.
Public Storage
Simon Property Group, Inc.
US Foods Holding Corp.
For 2024, the compensation committee removed four companies that were in the 2023 peer group due to merger and acquisition activity, differences in business model, company size and/or in order to better balance the peer group in terms of industry representation. Specifically, the four companies removed were Expeditors International of Washington, Ryder Systems, Yum Brands and XPO Inc. The compensation committee added four similarly-sized REITs with global operations, including: Digital Realty Trust, Inc., Equinix, Inc., Prologis, Inc., and Public Storage.
The compensation committee reviewed the total compensation of our company’s executives relative to compensation of comparable positions among the peer companies but did not set 2024 executive compensation levels at a specific target percentile within the peer group or any other comparator group. The compensation committee does not establish compensation levels solely based on a review of competitive data, and also considers a number of other factors, including: company performance relative to our stakeholder priorities, each executive’s impact and criticality to our strategy and mission, relative scope of responsibility and potential, individual performance and demonstrated leadership, and internal equity pay considerations. 2024 NEO total compensation levels varied by individual within the peer group range and were in the upper quartile for each NEO in recognition of the experience and caliber of our executive management team, company performance relative to our stakeholder priorities, each executive’s impact and criticality to our strategy and mission, relative scope of responsibility and potential, individual performance and demonstrated leadership, and internal equity pay considerations.
Elements of Compensation
Pay Mix
In establishing an appropriate mix of fixed and variable pay to reward and retain our NEOs, we consider company-wide and individual performance. The compensation committee balances the importance of meeting our short-term business goals with the need to create shareholder value and drive growth over the long-term. Our compensation framework heavily weights variable compensation to reward achievements against pre-established, quantifiable financial performance objectives and individual strategic performance objectives.
The primary components of our executive compensation program and the purposes of each are set forth below:

Pay Component	Purpose

Base Salary	•To recognize an executive’s immediate contribution to the organization • To compensate for assuming a significant level of responsibility • To provide financial stability • To be market competitive

Short-Term Incentives
•To reinforce the optimization of operating results throughout the year
• To pay for performance and reinforce individual accountability
•To reinforce the achievement of Lineage’s goals
• To drive shareholder value
•To ensure both short and long-term goals of the company are met via compensation elements

Long-Term Incentives
•To hold executives accountable for long-term decisions
•To reinforce collaboration between key leaders throughout the organization for long-term goals
•To retain key talent over the long term
• To share success with stockholders
•To build executive stock ownership and shareholder value
•To be competitive in the markets where we compete for executive talent

Benefits
•To provide competitive employee benefit packages in order to attract and retain highly qualified personnel
•To avoid materially different approaches to benefit strategy among executive and non-executive populations
• To be cost effective through shared expense with executives
• To be tax-effective

Base Salary
The base salaries of our NEOs are an important part of their total compensation package and are intended to reflect their respective positions, duties and responsibilities. The base salary levels of our NEOs are intended to position each individual’s base salary competitively in the labor market in which we compete for talent, as well as to reflect additional considerations set forth above under “—Determination of Executive Compensation.” Our NEOs’ 2024 base salaries are set forth below:

Name	2024 Annual Base Salary
Greg Lehmkuhl	$1,200,000
Rob Crisci	$700,000
Sudarsan Thattai	$650,000
Jeffrey Rivera	$660,000
Timothy Smith	$550,000

Mr. Thattai’s annual base salary was increased from $630,000 to $650,000 and Mr. Smith’s annual base salary was increased from $525,000 to $550,000, respectively, effective as of June 2, 2024, in order to reflect the considerations set forth above under “—Determination of Executive Compensation.”

Cash Incentive Compensation
2024 Annual Bonus Program
Our short-term cash incentive plan has been designed to attract and retain key talent and reward executives based on performance against key financial and strategic priorities.
Each NEO is eligible to receive an annual performance-based cash bonus based on a specified target annual bonus award amount, expressed as a percentage of the NEO’s base salary. In 2024, each of our NEOs participated in our annual cash incentive bonus program at the following target percentages of base salary:

Name	Target Bonus as a Percentage of Base Salary
Greg Lehmkuhl	175%
Rob Crisci	125%
Sudarsan Thattai	100%
Jeffrey Rivera	125%
Timothy Smith	100%

Mr. Rivera’s target annual bonus was increased from 110% to 125% of his annual base salary, effective as of January 1, 2024, in order to reflect the considerations set forth above under “—Determination of Executive Compensation.”
The annual bonus program for each of our NEOs includes the following two primary components:
(i)Company overall financial performance, measured by Management Adjusted EBITDA (as defined below), weighted at 70%; and
(ii)Individual performance objectives, as set forth below for each NEO, weighted at 30%.
Company Performance Objective—Management Adjusted EBITDA
Seventy percent of each NEO’s annual cash bonus is based on the extent to which the Management Adjusted EBITDA objective is achieved. The following table provides threshold, target and maximum targets for the Management Adjusted EBITDA objective and provides actual 2024 results and achievement as a percentage of target. For the Management Adjusted EBITDA objective, Mr. Lehmkuhl receives a 0% payout at or below threshold performance, a 100% payout of target at target performance, and a 200% payout of target at maximum performance. Each NEO other than Mr. Lehmkuhl receives a 0% payout below threshold performance, a 20% payout of target at threshold performance, a 100% payout of target at target performance, and a 200% payout of target at maximum performance. For all NEOs, the payout for performance between percentages is interpolated on a straight-line basis.

Financial Objective	Threshold (0% Payout for CEO; 20% Payout for other NEOs)(1)	Target (100% Payout)(1)	Maximum (200% Payout)(1)	Result(1)	Achievement	Payout - CEO (% of Target)	Payout - Non-CEO NEOs (% of Target)
Management Adjusted EBITDA	$1,309.0	$1,400.0	$1,491.0	$1,342.3	95.9%	36.9%	49.5%
________________________
(1)Amounts in millions.
Management Adjusted EBITDA is calculated as Adjusted EBITDA with additional adjustments to exclude current year acquisitions, dispositions, closed operations, annual bonus program expense, other certain one-time items (both favorable and unfavorable), and/or fees paid to Bay Grove in accordance with the terms of the operating services agreement, as determined by the Compensation Committee. In addition, Management Adjustment EBITDA is not adjusted for our share of EBITDA related to certain joint ventures or the allocation of our consolidated EBITDA attributable to noncontrolling interests. For 2024, Management Adjusted EBITDA was calculated as Adjusted EBITDA with adjustments to account for approximately $13 million of lost profits resulting from warehouse fires. For a reconciliation of Adjusted EBITDA to net income, see Part II Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, section Non-GAAP Financial Measures on pages 83-87 of our Annual Report on Form 10-K for the year ended December 31, 2024.
Individual Performance Objectives
Thirty percent of each NEO’s annual cash bonus is based on achievement of individual performance objectives. The individual performance objectives vary by NEO depending on their specific responsibilities, and payout percentages at threshold (where applicable) and maximum performance varied by objective. For each NEO other than Mr. Lehmkuhl, the payout for performance between threshold and target and between target and maximum is interpolated on a straight-line basis and performance below threshold results in a 0% payout for the individual performance objectives. Mr. Lehmkuhl’s individual performance objectives are not subject to a threshold, and payout is interpolated on a straight-line basis between 0% performance (corresponding to a 0% payout) and target and between target and maximum.
The following is a summary of each of our NEOs’ individual objectives for 2024:
•Mr. Lehmkuhl’s individual objectives included goals relating to our company’s return on assets (66.67% of individual objectives) and company mergers and acquisitions (33.33% of individual objectives).
•Mr. Crisci’s individual objectives included goals relating to the talent and structure of the finance department, forecasting and investor guidance, long term financial planning and communication with investors and stakeholders (weightings per goal each 25% of individual objectives).
•Mr. Thattai’s individual objectives included operational, strategic, customer and budget goals relating to our company’s global business, including the deployment of operating systems, warehouse system conversions and core-strategic customer facing technology products, as well as goals relating to liquidity event delivery and long term planning (weightings per goal between 10% and 20% of individual objectives).
•Mr. Rivera’s individual objectives included goals relating to capital projects, forecasting, reduction of employee turnover, customer experience, budget and other operational goals (weightings per goal between 5% and 25% of individual objectives).
•Mr. Smith’s individual objectives included goals relating to customer experience, process improvement, pricing, new business development, economic occupancy and capital deployment (weightings per goal between 5% and 20% of individual objectives).
Following the end of 2024, our compensation committee reviewed and evaluated the performance of each NEO and determined the extent to which the NEO satisfied his individual performance objectives. The compensation committee consulted with Mr. Lehmkuhl regarding each other NEO’s performance with respect to such NEO’s individual objectives.

2024 Annual Incentive Payouts
The following table summarizes each NEO’s 2024 annual incentive plan objectives described above, including the applicable weighting, achievement as a percentage of target performance, payout percentage and payout amount.

Name	Objective	Weighting	Achievement	Payout (% of Target Bonus)	Payout

Greg Lehmkuhl	Management Adjusted EBITDA	70%	95.9%	36.9%	$542,769
	Individual Performance Objectives	30%	115%	105.6%	$665,000
		Total			$1,207,769
Rob Crisci	Management Adjusted EBITDA	70%	95.9%	49.5%	$303,433
	Individual Performance Objectives	30%	121%	121%	$317,625
		Total			$621,058
Sudarsan Thattai	Management Adjusted EBITDA	70%	95.9%	49.5%	$222,507
	Individual Performance Objectives	30%	90%	90%	$173,243
		Total			$395,750
Jeffrey Rivera	Management Adjusted EBITDA	70%	95.9%	49.5%	$286,094
	Individual Performance Objectives	30%	139%	139%	$344,025
		Total			$630,119
Timothy Smith	Management Adjusted EBITDA	70%	95.9%	49.5%	$187,105
	Individual Performance Objectives	30%	81%	81%	$131,110
		Total			$318,215
2025 Annual Incentive Program
On March 18, 2025, the compensation committee approved the company’s 2025 annual bonus program (the “2025 Bonus Program”) for the company’s NEOs. Under the 2025 Bonus Program, our NEOs will be eligible to receive annual bonus opportunities in the form of cash and performance-vesting RSUs (“PRSUs”) that vest and become payable based on the attainment of individual and/or company performance goals. In connection with the approval of the 2025 Bonus Program, on March 18, 2025, the equity award committee of our board of directors approved the grant of PRSUs to our NEOs under the 2025 Bonus Program. On April 17, 2025, the compensation committee approved, and the company entered into, an amended and restated employment agreements with each of Mr. Lehmkuhl and Mr. Crisci, and the compensation committee adopted and approved an amended and restated Severance Plan, in each case in order to reflect the 2025 Bonus Program.
Equity-Based Long-Term Incentive Awards
We view equity-based compensation as a critical component of our balanced total compensation program. Equity-based compensation creates an ownership culture among our employees that provides an incentive to contribute to the continued growth and development of our business and aligns the interest of executives with those of our stockholders.
Pre-IPO Equity Awards
Prior to our IPO, we granted to our NEOs Class C Units in LLH MGMT Profits, LLC and LLH MGMT Profits II, LLC (“LMEP Units”), which corresponded to the value of Class C Units in Lineage Holdings held by LLH MGMT Profits, LLC and LLH MGMT Profits II, LLC. The LMEP Units were issued in the form of profits interest units to eligible participants for the performance of services to or for the benefit of our company, and were eligible to vest based on continued service and/or the achievement of certain performance goals. None of our NEOs received an award of LMEP Units in 2024, but for each previously granted award of LMEP Units, the key performance indicators and EBITDA targets were established at the beginning of the year in which the applicable LMEP Units are eligible to vest (each, a “Performance-Vesting Tranche”).
In addition to LMEP Units, prior to our IPO, BGLH granted to our NEOs Class B Units in BGLH (“BGLH Restricted Units”). The BGLH Restricted Units generally vested in full on December 31 of the calendar year of the grant date, subject to the NEO’s continued service with our company or its affiliates through the vesting date. BGLH Restricted Units were subject to repurchase in accordance with the limited liability company agreement of BGLH.

In 2024, Mr. Lehmkuhl was granted the following award of BGLH Restricted Units which vested at the time of the IPO. None of our other NEOs were granted awards of BGLH Restricted Units in 2024.

Name	Number of BGLH Restricted Units
Greg Lehmkuhl	31,088
In addition, in 2024, prior to the closing of the IPO, we maintained the 2024 Incentive Award Plan, which was amended and restated in connection with the IPO (the “2024 Plan”).
Treatment of LMEP Units and BGLH Restricted Units in Connection with our IPO
In connection with our IPO and the related formation transactions, LLH MGMT Profits I and LLH MGMT Profits II each contributed their interests in Lineage Holdings to our operating partnership in exchange for Legacy Class B OP Units as part of the formation transactions. Following the contribution, each of LLH MGMT Profits, LLC and LLH MGMT Profits II, LLC distributed Legacy Class B OP Units to its members, including certain of our officers, in complete liquidation of each such entity. All officers, employees and others to whom such Legacy Class B OP Units were distributed generally continue to hold such Legacy Class B OP Units subject to settlement over a period of up to three years as part of the same settlement process that applies to all of our legacy investor equity. The number of Legacy Class B OP Units distributed to our NEOs in respect of their vested LMEP Units in connection with the complete liquidation of LLH MGMT Profits, LLC and LLH MGMT Profits II, LLC is set forth in the table below. As discussed above, none of our NEOs received an award of LMEP Units in 2024, and all of the Legacy Class B OP Units set forth in the table below were distributed to our NEOs in respect of LMEP Units granted to our NEOs during their employment with us prior to 2024.

NEO	Legacy Class B OP Units (#)
Greg Lehmkuhl	772,641
Rob Crisci	—
Sudarsan Thattai	146,694
Jeffrey Rivera	186,752
Timothy Smith	39,427
All outstanding LMEP Units that were unvested as of the contribution and distribution described above automatically terminated at such time. In connection with our IPO and, in part, the termination of outstanding and unvested LMEP Units, we granted one-time equity-based awards under the 2024 Plan to our NEOs (other than Mr. Lehmkuhl) in the form of LTIP units in our operating partnership that are subject to vesting in annual installments based on continued employment over a period of three years. These awards are also eligible for accelerated vesting in connection with certain qualifying terminations of employment in the same manner as described below for time-vesting annual awards (as defined below). The number of such LTIP units granted to our NEOs is set forth in the table below. Mr. Lehmkuhl did not receive any replacement LMEP LTIP units in respect of unvested LMEP Units.

NEO	Replacement LMEP LTIP Unit Awards (#)
Rob Crisci	55,556
Sudarsan Thattai	187,286
Jeffrey Rivera	80,693
Timothy Smith	50,734
New equity-based awards under the 2024 Plan will not include any new Legacy Class B OP Units. Any new equity-based awards issued at our operating partnership following our IPO will be in the form of LTIP units.
All BGLH Restricted Units that were unvested as of the closing of our IPO automatically vested in full in connection with the offering and are included in the coordinated settlement process for the settlement of all legacy BGLH and legacy operating partnership equity over the up-to-three-year settlement period for such equity following our IPO.

IPO Awards
In connection with the completion of our IPO, in addition to the RSUs and LTIP units granted with respect to LMEP Units as described above, we granted awards under the 2024 Plan to our NEOs in the form of cash and/or shares of our common stock, at the election of each NEO (the “IPO Awards”). The number of shares and the cash amounts subject to the IPO Awards granted to each of our NEOs, which were fully vested at the time of grant, are set forth in the table below.

Name	IPO Awards of Fully Vested Shares (#)	Cash IPO Awards ($)
Greg Lehmkuhl	—	$4,000,000
Rob Crisci	—	$1,250,000
Sudarsan Thattai	—	$1,250,000
Jeffrey Rivera	8,224	$625,000
Timothy Smith	—	$1,250,000
2024 Annual Awards
In connection with our IPO, in 2024, we granted certain employees, including our NEOs, equity-based awards under the 2024 Plan as part of our annual equity award program, consisting of time-vesting and performance-vesting LTIP units in our operating partnership and/or RSUs covering shares of our common stock (“annual awards”). Each NEO elected to receive his 2024 annual award in the form of LTIP units, as set forth in the table below. LTIP units are subject to the applicable terms and conditions of the partnership agreement of our operating partnership, and are eligible to receive certain distributions from our operating partnership.
The annual awards granted to our NEOs in 2024 are set forth in the table below. The awards were made at the time of our IPO with consideration given to management’s significant efforts in positioning the Company for a successful IPO, the desire to strongly align management’s interests with those of our shareholders to drive long-term value creation, to provide a strong retention device post-IPO, and with the potential to cover multiple award cycles depending on the future needs and circumstances of the Company.

Name	LTIP Units (#)*
Greg Lehmkuhl	1,214,607
Rob Crisci	238,159
Sudarsan Thattai	238,159
Jeffrey Rivera	71,448
Timothy Smith	119,080
_____________________
*Includes all time-vesting and performance-vesting LTIP unit awards. For performance-vesting LTIP unit awards, represents the number of LTIP units based on maximum performance and includes all distribution equivalent units, which reflects the number of LTIP units subject to the award at the time of grant.
Time-Vesting Annual LTIP Unit Awards
Pursuant to the time-vesting annual awards granted to our NEOs, each executive will be eligible to vest in a number of LTIP units based on the executive’s continued service with the company. Each time-vesting annual award will vest in annual installments over a period of three years, subject to the executive’s continued service through the applicable vesting date.
If an executive’s service is terminated by us other than for cause, by the executive for good reason, or due to the executive’s retirement, death, disability or, if applicable, a non-renewal of the executive’s employment agreement by the company or a family disability (each as defined in the applicable award agreement, a “qualifying termination”), in any case, the time-vesting annual awards will vest with respect to an additional number of LTIP units that would have vested had the executive remained in continuous service through the first regularly scheduled vesting date following the date of such termination.

Upon an executive’s termination of service for any other reason, any then-unvested LTIP units subject to the time-vesting annual award will automatically be cancelled and forfeited by the executive.
The table below sets forth the number of time-vesting LTIP units that were granted as time-vesting annual awards to each of our NEOs in 2024:

Name	Time-Vesting LTIP Units (#)
Greg Lehmkuhl	268,422
Rob Crisci	52,632
Sudarsan Thattai	52,632
Jeffrey Rivera	15,790
Timothy Smith	26,316
Performance-Vesting Annual LTIP Unit Awards
Pursuant to the performance-vesting annual awards granted to our NEOs, each executive is eligible to vest in a number of LTIP units ranging from 0% to 100% of the total number of LTIP units granted (which will be equal to the maximum number of units that may vest), based on the company’s attainment of specified performance goals relating to (i) adjusted core funds from operations (“AFFO per share”); (ii) same warehouse net operating income (“NOI”) growth; and (iii) the company’s relative total shareholder return (“TSR”), during the performance period commencing on January 1, 2024 (for the AFFO per share and NOI goals) or the date of the completion of our IPO (for the relative TSR goal), and ending on December 31, 2026 (the “Performance Periods”), subject to the executive’s continued service with the company.
The table below sets forth the number of performance-vesting LTIP units that were granted as annual awards to each of our NEOs in 2024:

	Performance-Vesting LTIP Units(1) (2)
Name	Total LTIP Units (#)	“Base” LTIP Units (#)
Greg Lehmkuhl	946,185	805,264
Rob Crisci	185,527	157,895
Sudarsan Thattai	185,527	157,895
Jeffrey Rivera	55,658	47,369
Timothy Smith	92,764	78,948
_____________________
(1)Represents the number of LTIP units based on maximum performance and includes all distribution equivalent units, which reflects the number of LTIP units subject to the award at the time of grant. The LTIP units included in the “Total LTIP Units” column that are not “base” LTIP units represent distribution equivalent units (as defined and described below) that will vest, if at all, following the end of the applicable Performance Period based upon the number of base LTIP units that become performance-vested, as described below.
(2)Sixty percent (60%) of the base LTIP units are eligible to vest with respect to the AFFO per share goals (the “AFFO per share units”), and forty percent (40%) of the base LTIP units are eligible to vest with respect to the same warehouse NOI goals (the “NOI units”).
In the event that the company achieves AFFO per share and/or same warehouse NOI growth during the applicable Performance Period at the “threshold,” “target” or “maximum” level as specified in the applicable award agreement, a number of AFFO per share units and NOI units (as applicable) will become performance-vested with respect to a percentage of such units, as set forth in the table below. Because the number of LTIP units granted is based on maximum performance, the vesting percentages applicable to each award have been scaled proportionally in order to reflect the number of units granted.

Performance Vesting Percentage (Base LTIP Units)
Below “Threshold Level”	0%
“Threshold Level”	25%
“Target Level”	50%
“Maximum Level”	100%
The number of LTIP units that performance-vest based on the foregoing will be modified by multiplying such number of units by a percentage determined in accordance with the following table, based on the company’s TSR relative to the TSR of the S&P 500 over the applicable Performance Period:

		S&P 500 Index Relative TSR Performance	Modifying Percentage
“Threshold Level”	≤	25th Percentile	80%
“Target Level”		50th Percentile	100%
“Maximum Level”	≥	75th Percentile	120%
In the event that the applicable performance goal is achieved at less than the “threshold” level, none of the applicable LTIP units will vest. If the applicable performance goal falls between the levels specified above, the performance-vesting percentage or modifying percentage (as applicable) will be determined using straight-line linear interpolation between such levels.
With respect to each performance-vesting award of LTIP units, an additional number of LTIP units subject to the award (the “distribution equivalent units”) having a value equal to the dividends declared during the Performance Period in respect of the shares of our common stock corresponding to the base units that become performance vested (less any actual distributions made with respect to such units) will vest as of the completion of the Performance Period. For purposes of calculating the number of distribution equivalent units, the dividend amount will be adjusted (plus or minus) to reflect the gain or loss on such amount had the dividends been reinvested in shares of our common stock on the applicable payment dates. Any distribution equivalent units that do not become vested and earned will be cancelled and forfeited upon the completion of the Performance Period.
In the event of a “change in control” of the company (as defined in the 2024 Plan), a number of LTIP units equal to the number of LTIP units that would have performance-vested in accordance with the performance vesting schedule described above (if any) assuming the applicable Performance Period ended as of the date of the change in control (with such adjustments to the AFFO goals and/or NOI goals as determined by the 2024 Plan administrator to reflect the truncated performance period) will vest immediately prior to the change in control. Any LTIP units that do not vest will be cancelled and forfeited as of the date of the change in control.
Except as otherwise described below, any LTIP units that have not fully vested as of the date on which an executive’s service terminates for any reason will be cancelled and forfeited by the executive.
In the event of a qualifying termination prior to the completion of the applicable Performance Period, the performance-vesting award will remain outstanding and eligible to performance vest in accordance with the performance vesting schedule described above, and the number of LTIP units that vest upon the completion of the Performance Period will be determined on a pro rata basis, based on the number of days that the executive was employed during the Performance Period. Any LTIP units that do not become fully vested will be cancelled and forfeited upon the completion of the Performance Period.
In the event of a qualifying termination following the completion of the applicable Performance Period but prior to the 2024 Plan administrator’s determination of performance as described above, the performance-vesting award will remain outstanding and eligible to performance vest in accordance with the performance vesting schedule described above upon such determination by the plan administrator.

2025 Annual Awards
On April 17, 2025, the equity award committee approved the grant of 2025 annual equity-based awards to our NEOs in the form of LTIP units in our operating partnership and/or RSUs covering shares of our common stock (the “2025 annual awards”), in the amounts specified in the table below. These equity awards recognize the impact of global macroeconomic challenges on our business, increased competition for our executive talent and certain critical commercial and operational initiatives currently underway in our business. The 2025 annual awards generally vest as described above for the 2024 annual awards, except that the TSR modifier is measured relative to the MSCI US REIT Index (rather than the S&P 500 Index). The equity award committee believes that these awards are necessary to continue to drive long-term performance outcomes and to effectively retain our executive officers.

		Performance-Vesting LTIP Units (1) (2)
Name	Time-Vesting LTIP Units (#)	Total LTIP Units (#)	"Base" LTIP Units (#)	Time-Vesting RSUs (#)	Performance-Vesting RSUs(3)(4) (#)
Greg Lehmkuhl	57,951	204,275	173,851	57,950	86,925
Rob Crisci	10,732	37,829	32,195	—	—
Sudarsan Thattai	17,886	63,048	53,658	—	—
Jeffrey Rivera	17,886	63,048	53,658	—	—
Timothy Smith	11,447	40,351	34,341	—	—
_____________________
(1)Represents the number of LTIP units based on maximum performance, which is the number of LTIP units subject to the award at the time of grant. The LTIP units included in the “Total LTIP Units” column that are not “base” LTIP units are distribution equivalent units that will vest, if at all, following the end of the applicable Performance Period based upon the number of base LTIP units that become performance-vested, as described above.
(2)Sixty percent (60%) of the base LTIP units are AFFO per share units, and forty percent (40%) of the base LTIP units are NOI units.
(3)Represents the number of RSUs based on target performance, which is the number of RSUs subject to the award at the time of grant.
(4)Sixty percent (60%) of the RSUs granted are eligible to vest with respect to the AFFO per share goals, and forty percent (40%) of the RSUs granted are eligible to vest with respect to the same warehouse NOI goals.
2025 Crisci Special Award
In addition to his 2025 annual award, on April 1, 2025, the equity award committee granted Mr. Crisci a special one-time award of 87,859 time-vesting RSUs in connection with his leadership of our financial operations during and subsequent to our initial public offering. The award will vest in two equal installments on each of the first two anniversaries of April 1, 2025, subject to Mr. Crisci’s continued service through the applicable vesting date.
If Mr. Crisci’s service is terminated by the company without cause, by him for good reason, or due to his retirement, death or disability, the award will vest with respect to an additional number of RSUs that would have vested had Mr. Crisci remained in service through the vesting date immediately following the date of such termination. Upon Mr. Crisci’s termination of service for any other reason, any then-unvested RSUs subject to the award will automatically be cancelled and forfeited.
Employee Benefits and Perquisites
Retirement Savings
We maintain a 401(k) retirement savings plan for our employees, including our NEOs, who satisfy certain eligibility requirements. Our NEOs are eligible to participate in the 401(k) plan on the same terms as other full- time employees. In 2024, contributions made by participants in the 401(k) plan were matched up to a specified percentage of the employee contributions, and these matching contributions are fully vested when made by our company. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan, and making fully vested matching contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our NEOs, in accordance with our compensation policies.

Health and Welfare Plans
All of our full-time employees, including our NEOs, are eligible to participate in our health and welfare plans, including medical, dental and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, and life insurance.
Other Perquisites
We provided certain perquisites to our NEOs in 2024, including company-paid annual executive physicals, and company-paid legal, tax, and estate planning fees. In addition, we reimbursed Mr. Lehmkuhl for certain personal travel, entertainment and other non-business expenses incurred by him and/or his family (including legal fees in connection with the negotiation of the Amended Lehmkuhl Agreement (as defined and described below)), and provided Mr. Lehmkuhl with a car allowance. Subject to approval by our company in its discretion, each NEO was also permitted certain personal use by the applicable NEO and/or his family of aircraft owned and/or leased by our company or its affiliates.
The personal expense reimbursement program for Mr. Lehmkuhl was generally discontinued as of April 1, 2024, other than the payment in November 2024 by the Company of $7,544 to Mr. Lehmkuhl in personal expense reimbursements and a cash payment to Mr. Lehmkuhl representing the unused portion of the personal expense reimbursement benefit for calendar years 2022 and 2023.
Severance and Change in Control Arrangements
We previously entered into an employment agreement with each of Mr. Lehmkuhl and Mr. Crisci and a letter agreement with Mr. Thattai providing for certain severance benefits and payments in connection with a qualifying termination of employment. In connection with our IPO, we entered into amended and restated employment agreements with each of Mr. Lehmkuhl and Mr. Crisci and adopted the Lineage, Inc. Executive Severance Plan (the “Severance Plan”). Each of Messrs. Thattai, Rivera and Smith are participants in the Severance Plan.
Our compensation committee believes that these types of arrangements are necessary to attract and retain executive talent and are a customary component of executive compensation. A description of these arrangements, as well as information on the estimated payments and benefits that our NEOs would have been eligible to receive as of December 31, 2024, are set forth in “—Potential Payments Upon Termination or Change in Control” below.
Other Policies and Considerations
Clawback Policy. In connection with our IPO, we adopted a compensation recovery policy that requires the recovery of certain erroneously paid incentive compensation received by our Section 16 officers on or after July 24, 2024, as required by new SEC rules and Nasdaq Listing Standards implemented pursuant to the Dodd-Frank Act, and which can be recovered from time-vesting or performance-vesting equity compensation (in addition to other forms of compensation).
Stock Ownership Guidelines. In connection with our IPO, we adopted stock ownership guidelines that are applicable to our executive officers, including our NEOs, and to our non-employee directors.
Section 409A of the Internal Revenue Code. The compensation committee takes into account whether components of the compensation for our executive officers will be adversely impacted by the penalty tax imposed by Section 409A of the Code and aims to structure these components to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.
Deductibility of Executive Compensation. Section 162(m) of the Code denies a publicly-traded corporation a federal income tax deduction for remuneration in excess of $1 million per year per person paid to executives designated in Section 162(m) of the Code, including, but not limited to, its chief executive officer, chief financial officer, and the next three highly compensated executive officers. However, we believe that maintaining the discretion to provide compensation that is non-deductible allows us to provide compensation tailored to the needs of our company and our named executive officers and is an important part of our responsibilities and benefits our stockholders.
Accounting for Share-Based Compensation. We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718, (“ASC Topic 718”), for our share-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors based on the grant date “fair value” of these awards.
Equity Grant Practices. We do not grant equity awards in anticipation of the release of material, nonpublic information or time the release of material, nonpublic information based on equity award grant dates, vesting events, or sale events. In 2024, we did not grant any stock option awards. During fiscal year 2024, we did not grant equity awards to our NEOs during the four business days prior to or the one business day following the filing of our periodic reports or the filing or furnishing of a Form 8-K that discloses material nonpublic information. We have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation for NEO grants in 2024.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above and discussed its contents with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to the board of directors of the Company that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
Compensation Committee of the Board of Directors
Adam Forste (Chair)
John Carrafiell
Michael Turner
Lynn Wentworth
James Wyper
2024 Executive Compensation
Summary Compensation Table
The following table sets forth information concerning the compensation of our NEOs for the years ended December 31, 2024 and 2023.

	Year	Salary ($)	Bonus ($)(1)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)

Greg Lehmkuhl	2024	1,200,000	4,000,000	62,492,311	1,207,769	441,362	69,341,442
President and Chief Executive Officer	2023	1,197,693	—	5,433,313	3,764,950	1,183,994	11,579,950
Rob Crisci	2024	700,000	1,250,000	16,666,276	621,058	11,346	19,248,680
Chief Financial Officer	2023	465,769	—	14,367,378	1,112,053	14,987	15,960,187
Sudarsan Thattai	2024	640,770	1,250,000	27,217,224	395,750	11,887	29,515,631
Chief Information Officer and Chief Transformation Officer	2023	621,924	—	1,255,135	1,083,564	226,895	3,178,518
Jeffrey Rivera	2024	660,000	1,306,605	10,456,820	630,119	29,421	13,082,965
Global Chief Operations Officer	2023	651,923	—	923,356	1,296,722	274,328	3,146,329
Timothy Smith	2024	538,462	1,250,000	10,076,773	318,215	23,707	12,207,157
Chief Commercial Officer
_____________________
(1)Amounts represent cash IPO Awards paid to our NEOs in connection with our IPO, including the cash IPO Award forgone at the election of Mr. Rivera with respect to which Mr. Rivera instead received an IPO Award in the form of fully vested shares of our common stock.
(2)Amounts shown for 2024 represent the aggregate grant date fair value of (i) time-vesting LTIP unit awards granted to the NEOs in 2024, (ii) performance-vesting LTIP “base” units awarded to the NEOs in 2024, and (iii) 2024 Performance Vesting Tranches of LMEP Units awarded to the NEOs in prior years. All such amounts were calculated in accordance with FASB ASC Topic 718. For Mr. Lehmkuhl, this column also reflects the grant date fair value of BGLH Restricted Units granted to him in 2024 in connection with the Original Lehmkuhl Agreement (as defined and described below). The value of BGLH Restricted Units is based on the equity value of BGLH derived from an independent third-party valuation of Lineage Holdings as of December 31, 2023. For performance-vesting LTIP units, amounts shown are based on grant date fair value utilizing a Monte Carlo simulation for the market vesting condition and probable outcome of performance (at target levels) of the financial performance conditions as of the applicable measurement date, calculated under FASB ASC Topic 718. For 2024 Performance Vesting Tranches of LMEP Units, amounts shown are based on probable outcomes as of the applicable measurement date under FASB ASC Topic 718, which was target level performance for performance vesting LTIP Units and full vesting for LMEP Units. The aggregate grant date fair value of the performance-vesting LTIP “base” units granted to our NEOs in 2024, assuming maximum performance, is set forth in the table below. For additional information on the valuation assumptions for 2024, refer to Note 15 to our consolidated financial statements for the fiscal year ended December 31, 2024, included in our Annual Report on Form 10-K for the year ended December 31, 2024.

Name	Performance-Vesting LTIP Units at Target ($)	Performance Vesting LTIP Units at Maximum ($)
Greg Lehmkuhl	36,176,485	72,352,970
Rob Crisci	7,093,478	14,186,866
Sudarsan Thattai	7,093,478	14,186,866
Jeffrey Rivera	2,128,097	4,256,105
Timothy Smith	3,546,739	7,093,478
(3)Amounts shown in this column represent amounts earned under our annual bonus program for the year shown and paid in the first quarter of the following year. For a description of our cash annual incentive bonus program see “—Compensation Discussion and Analysis—Elements of Compensation—Annual Bonus Program” above.
(4)The following table sets forth the amount of each other item of compensation paid to, or on behalf of, our NEOs during 2024 included in the “All Other Compensation” column. Amounts for each other item of compensation are valued based on the aggregate incremental cost to us, in each case without taking into account the value of any income tax deduction for which we may be eligible.

Name	Company 401(k) Match(a) ($)	Personal Use of Company Aircraft(b) ($)	Reimbursement of Personal Travel, Entertainment and Other Expenses(c) ($)	Legal Fees(d) ($)	Other(e) ($)	Total ($)
Greg Lehmkuhl	8,352	17,340	330,956	62,235	22,479	441,362
Rob Crisci	6,856	—	—	—	4,490	11,346
Sudarsan Thattai	7,869	—	—	—	4,018	11,887
Jeffrey Rivera	12,030	6,958	—	6,415	4,018	29,421
Timothy Smith	10,281	—	1,173	6,415	5,838	23,707
_____________________
(a)For 2024, we matched 100% of the first 3% and 50% of the next 2% percent of eligible compensation (subject to applicable Internal Revenue Code limits) contributed on a pre-tax basis to our 401(k) plan.
(b)Amounts in this column reflect the incremental cost to our company relating to personal use by the applicable NEO and/or his family of aircraft owned and/or leased by our company or its affiliates.
(c)Amounts include, as applicable, reimbursement by our company of airfare, hotel, dining and other personal, entertainment and travel related expenses for Mr. Lehmkuhl and/or his family, as well as (i) $7,544 paid to Mr. Lehmkuhl in personal expense reimbursements after the communicated end date of this benefit and (ii) a cash payment of $223,293 to Mr. Lehmkuhl representing the unused portion of the personal expense reimbursement benefit for calendar years 2022 and 2023.
(d)Amounts in this column reflect (i) fees paid by the company for tax and estate planning services and (ii) for Mr. Lehmkuhl, legal fees paid or reimbursed by the company in connection with the negotiation of the Amended Lehmkuhl Agreement.
(e)Amounts in this column are based on the aggregate incremental cost to our company for company-paid life insurance premiums (Mr. Lehmkuhl- $1,518; Mr. Crisci- $990; Mr. Thattai- $1,518; Mr. Rivera- $1,518; and Mr. Smith- $2,838), annual executive medical examinations (Mr. Lehmkuhl- $2,500; Mr. Crisci- $3,500; Mr. Thattai- $2,500; Mr. Rivera- $2,500; and Mr. Smith- $3,000) and auto allowance (Mr. Lehmkuhl- $18,462).
In addition to the amounts reflected in the table above, Mr. Lehmkuhl also received payments in respect of the redemption by BGLH of certain BGLH Restricted Units. See “Certain Relationships and Related Party Transactions—Unit Redemptions Prior to IPO.” Such amounts are payments with respect to the NEO’s equity ownership interests in BGLH and are not considered compensation paid by us.
Grants of Plan-Based Awards in 2024
The following table provides information relating to grants of plan-based awards made during 2024.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(5) (#)	Grant Date Fair Value of Stock and Option Awards(6) (#)

Name	Grant Date(3)	Date of Approval(4)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Greg Lehmkuhl

Annual Incentive Bonus	—	—	—	2,100,000	4,200,000	—	—	—	—	—
BGLH Restricted Units	2/21/2024	2/21/2024	—	—	—	—	—	—	31,088	3,000,002
LTIP Units (Time-Vesting Annual Award)	7/26/2024	7/15/2024	—	—	—	—	—	—	268,422	22,246,815
LTIP Units (Performance Vesting Annual Award )	8/26/2024	7/15/2024	—	—	—	201,316	402,632	805,264	—	36,176,485
LMEP Units (Performance-Vesting Tranche)	1/1/2024	1/31/2020	—	—	—	—	187,875	—	—	1,069,009
Rob Crisci
Annual Incentive Bonus	—	—	253,750	875,000	1,750,000	—	—	—	—	—
LTIP Units (Time-Vesting) (7)	7/26/2024	7/15/2024	—	—	—	—	—	—	55,556	4,604,481
LTIP Units (Time-Vesting Annual Award)	7/26/2024	7/15/2024	—	—	—	—	—	—	52,632	4,362,140
LTIP Units (Performance-Vesting Annual Award)	8/26/2024	7/15/2024	—	—	—	39,474	78,948	157,895	—	7,093,478
LMEP Units (Performance-Vesting Tranche)	1/1/2024	4/19/2023	—	—	—	—	365,167	—	—	606,177
Sudarsan Thattai
Annual Incentive Bonus	—	—	186,075	641,639	1,283,279	—	—	—	—	—
LTIP Units (Time-Vesting) (7)	7/26/2024	7/15/2024	—	—	—	—	—	—	187,286	15,522,264
LTIP Units (Time-Vesting Annual Award)	7/26/2024	7/15/2024	—	—	—	—	—	—	52,632	4,362,140
LTIP Units (Performance-Vesting Annual Award)	8/26/2024	7/15/2024	—	—	—	39,474	78,948	157,895	—	7,093,478
LMEP Units (Performance-Vesting Tranche)	1/1/2024	3/29/2022	—	—	—	—	18,500	—	—	33,855
LMEP Units (Performance-Vesting Tranche)	1/1/2024	3/5/2021	—	—	—	—	23,316	—	—	62,953
LMEP Units (Performance-Vesting Tranche)	1/1/2024	3/9/2020	—	—	—	—	25,050	—	—	142,535
Jeffrey Rivera
Annual Incentive Bonus	—	—	239,250	825,000	1,650,000	—	—	—	—	—
Stock Payment Award (IPO Bonus) (8)	7/26/2024	7/15/2024	—	—	—	—	—	—	8,224	681,605
LTIP Units (Time-Vesting) (7)	7/26/2024	7/15/2024	—	—	—	—	—	—	80,693	6,687,836
LTIP Units (Time-Vesting Annual Award)	7/26/2024	7/15/2024	—	—	—	—	—	—	15,790	1,308,675
LTIP Units (Performance-Vesting Annual Award)	8/26/2024	7/15/2024	—	—	—	11,843	23,685	47,369	—	2,128,097
LMEP Units (Performance-Vesting Tranche)	1/1/2024	3/29/2022	—	—	—	—	29,595	—	—	54,159
LMEP Units (Performance-Vesting Tranche)	1/1/2024	3/5/2021	—	—	—	—	10,598	—	—	28,615
LMEP Units (Performance-Vesting Tranche)	1/1/2024	3/9/2020	—	—	—	—	43,838	—	—	249,438
Tim Smith
Annual Incentive Bonus	—	—	156,469	539,549	1,079,098	—	—	—	—	—
LTIP Units (Time-Vesting) (7)	7/26/2024	7/15/2024	—	—	—	—	—	—	50,734	4,204,834

LTIP Units (Time-Vesting Annual Award)	7/26/2024	7/15/2024	—	—	—	—	—	—	26,316	2,181,070
LTIP Units (Performance-Vesting Annual Award)	8/26/2024	7/15/2024	—	—	—	19,737	39,474	78,948	—	3,546,739
LMEP Units (Performance-Vesting Tranche)	1/1/2024	3/29/2022	—	—	—	—	14,797	—	—	27,079
LMEP Units (Performance-Vesting Tranche)	1/1/2024	3/5/2021	—	—	—	—	16,957	—	—	45,784
LMEP Units (Performance-Vesting Tranche)	1/1/2024	3/9/2020	—	—	—	—	12,525	—	—	71,267
_____________________
(1)Reflects threshold, target and maximum payment opportunities under our 2024 annual bonus program. For a description of our annual incentive bonus plan, see “Compensation Discussion and Analysis—Elements of Compensation—Annual Bonus Program” above. The actual amounts paid in the first quarter of 2025 under our 2024 annual bonus program are disclosed in the “Summary Compensation Table” under the “Non–Equity Incentive Plan Compensation” column.
(2)Reflects (i) performance-vesting annual awards of LTIP “base” units granted during 2024 and (ii) 2024 Performance Vesting Tranches of LMEP Units awarded to the NEOs in prior years. The vesting provisions for the performance-vesting LTIP units and the LMEP Units are described above in the section titled “Compensation Discussion and Analysis—Elements of Compensation—Equity-Based Long-Term Incentive Awards—Annual Equity-Based Awards—Performance Vesting Annual LTIP Unit Awards.” All unvested LMEP Units were cancelled and terminated in connection with the IPO, as described in the section titled “—Treatment of LMEP Units and BGLH Restricted Units in Connection with our IPO” above.
(3)Represents the grant date determined for financial statement reporting purposes pursuant to FASB ASC Topic 718.
(4)Represents the date on which the applicable issuer took action to grant the applicable award (to the extent the date differs from the grant date determined for financial statement reporting purposes pursuant to FASB ASC Topic 718).
(5)Reflects BGLH Restricted Units, time-vesting LTIP units and time-vesting RSUs granted during 2024. The vesting provisions for the BGLH Restricted Units, time-vesting LTIP units and time-based RSUs are described above in the sections titled “Compensation Discussion and Analysis—Elements of Compensation—Equity-Based Long-Term Incentive Awards.”
(6)Amounts shown in this column represent the aggregate grant date fair value of the awards calculated in accordance with FASB ASC Topic 718. For performance-vesting LTIP units, amounts shown are based on grant date fair value of the “base” units utilizing a Monte Carlo simulation for the market vesting condition and probable outcome (at target levels) of performance of the financial performance conditions as of the grant date, calculated under FASB ASC Topic 718. For 2024 Performance Vesting Tranches of LMEP Units, amounts shown are based on probable outcomes as of the applicable measurement date under FASB ASC Topic 718. For additional information on the valuation assumptions for 2024, refer to Note 15 to our consolidated financial statements for the fiscal year ended December 31, 2024, included in our Annual Report on Form 10-K for the year ended December 31, 2024.
(7)Represents the LTIP units granted to the applicable NEO with respect to his LMEP Units in connection with the completion of the IPO, as described above in the sections titled “Compensation Discussion and Analysis—Elements of Compensation—Equity-Based Long-Term Incentive Awards—Treatment of LMEP Units and BGLH Restricted Units in Connection with our Initial Public Offering.”
(8)Represents IPO Awards in the form of fully vested shares of our common stock that Mr. Rivera elected to receive in lieu of a cash IPO award.
Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table
Named Executive Officer Employment Agreements
We previously entered into an employment agreement with each of Mr. Lehmkuhl and Mr. Crisci, and an employment letter with Mr. Rivera. The material terms of the Employment Agreements and Mr. Rivera’s employment letter are described below, each as in effect during 2024.
As discussed in the section titled “—Compensation Discussion and Analysis—Elements of Compensation—Annual Bonus Program” above, on April 17, 2025, we entered into amended and restated employment agreements with Messrs. Lehmkuhl and Crisci in order to reflect that, commencing in 2025, the annual bonus opportunities of our NEOs, including Messrs. Lehmkuhl and Mr. Crisci, may be in the form of cash and/or performance-vesting equity awards.

Greg Lehmkuhl
Original Employment Agreement
On January 1, 2020, we entered into an employment agreement with Mr. Lehmkuhl (the “Original Lehmkuhl Agreement”), which provided for Mr. Lehmkuhl’s continued employment with our company as our Chief Executive Officer. In connection with our IPO, on July 26, 2024, we entered into an amended and restated employment agreement with Mr. Lehmkuhl (the “Amended Lehmkuhl Agreement”) that amended and restated in its entirety the Original Lehmkuhl Agreement. The Amended Lehmkuhl Agreement is summarized below under the section entitled “—Lehmkuhl Amended Employment Agreement”.
The term of employment under the Original Lehmkuhl Agreement was five years, following which the employment relationship was to remain at-will or as otherwise mutually agreed to by the parties. Pursuant to the Original Lehmkuhl Agreement, Mr. Lehmkuhl was entitled to receive an annual base salary of $1,000,000 per year, subject to annual review and increase by our board of directors in its sole discretion. Mr. Lehmkuhl’s 2024 annual base salary was $1,200,000.
The Original Lehmkuhl Agreement provided that Mr. Lehmkuhl was eligible to earn annual cash performance bonuses, based on the attainment of company, individual and/or performance objectives as determined by our board of directors, with target and maximum bonus opportunities equal to 150% and 250%, respectively, of Mr. Lehmkuhl’s annual base salary. The target and maximum bonus amounts were permitted to be increased (but not reduced) by our board of directors in its sole discretion. Mr. Lehmkuhl’s 2024 target annual bonus was equal to 175% of his annual base salary.
Mr. Lehmkuhl received an initial award of 65,217 BGLH Restricted Units in connection with his entry into the Original Lehmkuhl Agreement in 2020. In addition, the Original Lehmkuhl Agreement provided for subsequent issuances of BGLH Restricted Units to Mr. Lehmkuhl, each with a value equal to $3,000,000, within the first 60 days of each of 2021, 2022, 2023 and 2024. The BGLH Restricted Units awarded in 2020, 2021 and 2022 vested in three substantially equal annual installments and the BGLH Restricted Units awarded in 2023 vested in two substantially equal installments, in each case, beginning on the December 31 of the year in which the applicable grant date occurs. The BGLH Restricted Units awarded in 2024 were subject to vest in full on December 31, 2024 (or, if earlier, in connection with the consummation of our IPO, as described above). In each case, the vesting of the BGLH Restricted Units was subject to Mr. Lehmkuhl’s continued employment through the applicable vesting date. In addition to the foregoing BGLH Restricted Unit awards granted to Mr. Lehmkuhl pursuant to the Original Lehmkuhl Agreement, Mr. Lehmkuhl received additional discretionary grants of BGLH Restricted Units.
The Original Lehmkuhl Agreement also provided that BGLH would make certain tax loans to Mr. Lehmkuhl with respect to the BGLH Restricted Units. Such loans were forgiven or repaid prior to the consummation of our IPO.
Also in connection with Mr. Lehmkuhl’s entry into the Original Lehmkuhl Agreement, Mr. Lehmkuhl received an award of 1,878,750 Class C-10 Units of LLH MGMT Profits, LLC (the “LMEP Class C-10 Units”). The LMEP Class C-10 Units were subject to vest (i) with respect to 50% of such units in five substantially equal annual installments commencing on December 31, 2020, and (ii) with respect to 50% of such units based on the attainment of EBITDA targets and other performance goals established by our board of directors for calendar years 2020-2024, in each case, subject to Mr. Lehmkuhl’s continued employment through the applicable vesting date.
In addition, the Original Lehmkuhl Agreement contained customary confidentiality and assignment of inventions provisions, as well as (i) non-compete restrictions effective during employment and for 24 months thereafter (or during any period during which LLH MGMT Profits, LLC or BGLH was paying for the repurchase of the LMEP Class C-10 Units or the BGLH Restricted Units respectively, or such purchase price remained payable), and (ii) customer, supplier and service provider non-solicitation provisions, effective during employment and for 24 months thereafter.
The severance benefits and payments which were payable to Mr. Lehmkuhl under the Original Lehmkuhl Agreement upon certain qualifying terminations of his employment are summarized below under the section entitled “—Potential Payments Upon Termination or Change in Control”.
Lehmkuhl Amended Employment Agreement
The material terms of the Amended Lehmkuhl Agreement are substantially the same as the Original Lehmkuhl Agreement, except as follows:

•The Amended Lehmkuhl Agreement provides for an initial five year term of employment commencing on July 26, 2024, with automatic successive one-year renewals, unless either the company or the executive provides notice of such party’s intention not to renew the term at least 90 days prior to the expiration of the then-current term;
•The Amended Lehmkuhl Agreement memorializes Mr. Lehmkuhl’s base salary ($1,200,000) and target and maximum annual bonus opportunities (175% and 350%, respectively, of his annual base salary);
•The Amended Lehmkuhl Agreement provides that Mr. Lehmkuhl is eligible to receive annual equity-based awards under the 2024 Plan as determined by our board of directors or the compensation committee in its sole discretion;
•The Amended Lehmkuhl Agreement includes a “best pay cap” under Section 280G of the Code, pursuant to which any “parachute payments” that become payable to Mr. Lehmkuhl will either be paid in full or reduced so that such payments are not subject to the excise tax under Section 4999 of the Code, whichever results in the better after-tax treatment to Mr. Lehmkuhl; and
•The Amended Lehmkuhl Agreement provides for certain severance benefits and payments payable to Mr. Lehmkuhl upon qualifying terminations of his employment that differ from the Original Lehmkuhl Agreement in certain respects, as summarized below under the section entitled “—Potential Payments Upon Termination or Change in Control”.
The Amended Lehmkuhl Agreement also updates and/or removes certain provisions relating to BGLH Restricted Units and LMEP Units previously granted to Mr. Lehmkuhl.
Rob Crisci
Original Employment Agreement
On April 12, 2023, we entered into an employment agreement with Mr. Crisci (the “Original Crisci Agreement”), which provided for Mr. Crisci’s employment with our company as our Chief Financial Officer. In connection with our IPO, on July 26, 2024, we entered into an amended and restated employment agreement with Mr. Crisci (the “Amended Crisci Agreement”) that amended and restated in its entirety the Original Crisci Agreement. The Amended Crisci Agreement is summarized below under the section entitled “—Crisci Amended Employment Agreement”.
The term of employment under the Original Crisci Agreement was three years, following which the employment relationship was to remain at-will. Pursuant to the Original Crisci Agreement, Mr. Crisci was entitled to receive an annual base salary of $700,000 per year, pro-rated for any partial years of employment, subject to annual review and increase by our company in its sole discretion.
The Original Crisci Agreement provided that Mr. Crisci was eligible to earn annual cash performance bonuses, based on the attainment of company, individual and/or performance objectives as determined by our company with a target bonus opportunity equal to 125% of Mr. Crisci’s annual base salary.
In connection with Mr. Crisci’s entry into the Original Crisci Agreement, Mr. Crisci was granted an award of 111,111 BGLH Restricted Units and an award of 2,191,000 LMEP Class C-14 Common Units of LLH MGMT Profits II, LLC. The BGLH Restricted Units were subject to vest in full on the first to occur of (i) the eighteen-month anniversary of the date on which Mr. Crisci commenced employment with our company, and (ii) the consummation of our IPO, subject to Mr. Crisci’s continued employment through the vesting date. The LMEP Class C-14 Units were subject to vest (i) with respect to 50% of such units in three substantially equal annual installments commencing on April 19, 2024, and (ii) with respect to 50% of such units based on the attainment of EBITDA targets and other performance goals established by our board of directors for calendar years 2023-2025, in each case, subject to Mr. Crisci’s continued employment through the applicable vesting date.
In connection with entering into the Original Crisci Agreement, Mr. Crisci concurrently entered into a Proprietary Information, Inventions, Non-Solicitation Agreement and a Confidentiality Agreement, which contained customary confidentiality and assignment of inventions provisions, as well as (i) standard non-solicitation of personnel and business relationships provisions, effective during employment and for 24 months thereafter and (ii) a non-disparagement provision.

The severance benefits and payments which were payable to Mr. Crisci under the Original Crisci Agreement upon certain qualifying terminations of his employment are summarized below under the section entitled “—Potential Payments Upon Termination or Change in Control”.
Crisci Amended Employment Agreement
The material terms of the Amended Crisci Agreement are substantially the same as the Original Crisci Agreement, except as follows:
•The Amended Crisci Agreement provides that Mr. Crisci is eligible to receive annual equity-based awards under the 2024 Plan as determined by our board of directors or the compensation committee in its sole discretion;
•The Amended Crisci Agreement includes a “best pay cap” under Section 280G of the Code, pursuant to which any “parachute payments” that become payable to Mr. Crisci will either be paid in full or reduced so that such payments are not subject to the excise tax under Section 4999 of the Code, whichever results in the better after-tax treatment to Mr. Crisci; and
•The Amended Crisci Agreement provides for certain severance benefits and payments payable to Mr. Crisci upon qualifying terminations of his employment that differ from the Original Crisci Agreement in certain respects, as summarized below under the section entitled “—Potential Payments Upon Termination or Change in Control”.
The Amended Crisci Agreement also updates and/or removes certain provisions relating to BGLH Restricted Units and LMEP Units previously granted to Mr. Crisci.
Jeffrey Rivera
We and Mr. Rivera are parties to an employment letter, dated April 5, 2022, which provides for Mr. Rivera’s employment as our Chief Operating Officer on an at-will basis. The letter provides for an annual base salary equal to $630,000 per year and provides that Mr. Rivera will report to our Chief Executive Officer. Mr. Rivera’s annual base salary for the last completed fiscal year is set forth in the Summary Compensation Table above. In connection with the completion of our IPO, we adopted, and Mr. Rivera became a participant in, the Severance Plan, at which time his employment letter was terminated and cancelled.
Outstanding Equity Awards at Year-End Table
The following table sets forth information regarding outstanding unvested incentive equity awards held by our NEOs as of December 31, 2024.

	Stock Awards
					Equity Incentive Plan Awards:	Equity Incentive Plan Awards:
Name	Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Greg Lehmkuhl	7/26/2024	(2)	268,422	15,721,477	—	—
	8/26/2024	(3)	—	—	259,928	15,223,983
Rob Crisci	7/26/2024	(4)	55,556	3,253,915	—	—
	7/26/2024	(2)	52,632	3,082,656	—	—
	8/26/2024	(3)	—	—	50,967	2,985,137
Sudarsan Thattai	7/26/2024	(4)	187,286	10,969,341	—	—
	7/26/2024	(2)	52,632	3,082,656	—	—
	8/26/2024	(3)	—	—	50,967	2,985,137
Jeffrey Rivera	7/26/2024	(4)	80,693	4,726,189	—	—
	7/26/2024	(2)	15,790	924,820	—	—
	8/26/2024	(3)	—	—	15,291	895,594
Timothy Smith	7/26/2024	(4)	50,734	2,971,490	—	—
	7/26/2024	(2)	26,316	1,541,328	—	—
	8/26/2024	(3)	—	—	25,484	1,492,598
_____________________
(1)Reflects the number of unvested units subject to the applicable LTIP unit award as of December 31, 2024 shown in the table multiplied by the per share closing price of our common stock on December 31, 2024, which was $58.57 per share.
(2)Reflects the time-vesting annual awards of LTIP units that vest in substantially equal annual installments on each of the first three anniversaries of April 1, 2024, subject to the NEO’s continued employment or service with the company through the applicable vesting date. These awards are subject to certain accelerated vesting provisions in connection with a qualifying termination of the NEO’s employment, as further described under the section titled “—Elements of Compensation—Equity-Based Long-Term Incentive Awards—Annual Equity-Based Awards— Time-Vesting Annual LTIP Unit Awards.”
(3)Reflects the performance-vesting annual awards of LTIP units that vest based on the company’s attainment of specified performance goals relating to (i) AFFO per share, (ii) NOI growth, and (iii) TSR relative to the TSR of the S&P 500, during the performance period commencing on January 1, 2024 (for the AFFO per share and NOI goals) or the date of completion of our IPO (for the relative TSR goal), and ending on December 31, 2026, subject to the NEO’s continued employment or service with the company through the end of the performance period. Amounts shown reflect the Company’s achievement, assuming that the performance period had ended as of December 31, 2024, of the AFFO per share goals at target level of performance and the NOI goals at threshold performance, in each case, as modified by the TSR modifier at 80% and with applicable adjustments to reflect the truncated performance period. These awards are subject to certain accelerated vesting provisions in connection with a qualifying termination of the NEO’s employment, as further described under the section titled “—Elements of Compensation—Equity-Based Long-Term Incentive Awards—Annual Equity-Based Awards—Performance-Vesting Annual LTIP Unit Awards.”
(4)Reflects the time-vesting LTIP units granted in replacement of outstanding unvested LMEP Units, that vest in substantially equal annual installments on each of the first three anniversaries of April 1, 2024, subject to the NEO’s continued employment or service with the company through the applicable vesting date. These awards are subject to certain accelerated vesting provisions in connection with a qualifying termination of the NEO’s employment, as further described under the section titled “—Elements of Compensation—Equity-Based Long-Term Incentive Awards—Treatment of LMEP Units and BGLH Restricted Units in Connection with our Initial Public Offering.”

Option Exercises and Stock Vested in 2024
The following table sets forth information regarding vesting of stock awards held by our NEOs during fiscal year 2024. No stock options were exercised by our NEOs during fiscal year 2024.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Greg Lehmkuhl	60,179	4,987,595
Rob Crisci	476,277	9,398,766
Sudarsan Thattai	134,889	802,545
Jeffrey Rivera	92,254	994,475
Timothy Smith	44,278	124,750
_____________________
(1)Amounts are calculated by multiplying the number of units or shares vested by the value of the applicable LMEP Unit, BGLH Restricted Unit or share of our common stock on the vesting date. Neither the LMEP Units or BGLH Restricted Units were publicly traded as of the applicable vesting date and, therefore, there was no ascertainable public market value for the units as of such date. The value of the units reported is (i) with respect to any vesting date that occurred prior to the completion of our IPO, based on the equity value of Lineage Holdings or BGLH, as applicable, derived from the most recent independent third-party valuation prior to the applicable vesting date or (ii) with respect to vesting that occurred in connection with our IPO, the closing price of our stock on July 26, 2024.
Nonqualified Deferred Compensation Table
We maintain the Lineage Logistics Holdings, LLC Deferred Compensation Plan (the “Deferred Compensation Plan”) for a select group of our highly compensated employees, in which all of our NEOs are eligible to participate. The following table contains information regarding the Deferred Compensation Plan.

	Executive Contributions in Last Year ($)(1)	Registrant Contributions in Last Year ($)	Aggregate Earnings in Last Year ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last Year End ($)

Greg Lehmkuhl	—	—	—	—	—
Rob Crisci	—	—	—	—	—
Sudarsan Thattai	—	—	—	—	—
Jeffrey Rivera	129,012	—	54,200	—	183,212
Timothy Smith	—	—	—	—	—
_____________________
(1)Mr. Rivera’s 2024 contribution to the Deferred Compensation Plan consists of a portion of his 2024 annual cash bonus and was made in 2025 (when 2024 annual cash bonuses were determined and paid). The amounts are included as compensation in the “Summary Compensation Table” for 2024.
Under the Deferred Compensation Plan, eligible employees, including our NEOs, are permitted to defer receipt of a minimum of 10% up to a maximum of 75% of their base salary and a minimum of 10% up to a maximum of 100% of their annual cash bonus, commissions and/or other cash compensation earned during a plan year. The Deferred Compensation Plan also provides for the deferral of awards under the Lineage Logistics Holdings, LLC 2021 Value Creation Unit Plan (the “2021 LVCP”). However, none of our NEOs participated in the 2021 LVCP, which was also terminated with respect to any new awards being made thereunder in connection with our IPO, and consequently, the provisions relating to 2021 LVCP awards are not included in this description of the Deferred Compensation Plan.
The amounts deferred under the Deferred Compensation Plan are deemed to be invested in investment alternatives chosen by the participant from a range of choices established by the plan administrator. The balances of participant accounts are adjusted to reflect the earnings that would have been obtained if the participant contributions had actually been invested in the applicable investment alternatives.
Participants may allocate their deferred compensation to (i) a retirement account or (ii) one or more flex accounts (i.e. separation accounts and specified date accounts). Participants may also elect whether to receive distributions of their account balances in a single lump sum amount or in annual installments to be paid over a period not to exceed five years (with respect to specified date accounts) or ten years (with respect to retirement and separation accounts).
We may from time to time in our sole discretion, credit discretionary company contributions in the form of matching, profit sharing or other contributions, to any participant’s retirement account, in any amount. Company contributions shall vest on the schedule specified by the plan administrator (unless they are “make-up matching contributions” or “supplemental matching contributions” which vest at the rate provided under the 401(k) plan), and shall become 100% vested if while the participant is employed, such participant dies, becomes disabled, or there is a change in control (as defined in the Deferred Compensation Plan), the participant attains age 65, or accelerated vesting is otherwise provided for by the participating employer.
A participant’s account becomes payable upon the first to occur of the payment date or events applicable to such account, including: (i) the calendar year specified by the participant, (ii) a separation from service, (iii) death, or (iv) an unforeseeable emergency (upon request of participant and approval of the plan administrator). Notwithstanding the foregoing, the plan administrator in its discretion may cash-out small balances and/or accelerate or delay payments to the extent permitted under Section 409A of the Code.
Payment of a participant’s account will be made or commence, as applicable, as follows: (i) in the case of a specified date account, on the first day of the month specified by the participant, (ii) in the case of a separation from service (other than death), in the calendar year following the year in which the separation from service occurs, unless, with respect to a retirement or separation account, the participant elected a later year (specified date account balances will be paid in a single lump sum, regardless of whether payment commenced pursuant to the preceding subclause (i), as of the date of separation from service), (iii) in the case of death (regardless of whether the participant is an employee at the time of death), all remaining vested account balances shall be paid to his or her beneficiary in a single lump sum no later than December 31 of the year following the year in which the participant’s death occurs, (iv) in the case of an unforeseeable emergency, in a single lump sum within the 90-day period following the plan administrator’s approval of the payment. In the case of a change in control (as defined in the Deferred Compensation Plan) of our company, a participant who experiences a separation from service in the same calendar year, or within 24 months following such Change in Control will receive all of their unpaid account balances in a single lump sum in the calendar year following the separation from service.
The Deferred Compensation Plan is administered by our company, which has the authority to appoint or delegate the administration of the plan to a committee. The Deferred Compensation Plan is an unfunded plan for Federal tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. A “rabbi trust” has been established to satisfy our obligations under the Deferred Compensation Plan.
Potential Payments Upon Termination or Change in Control
Original Employment Agreement—Mr. Lehmkuhl
Under the Original Lehmkuhl Agreement, in the event of a termination of Mr. Lehmkuhl’s employment by us without cause, or by Mr. Lehmkuhl for good reason (each as defined in the Original Lehmkuhl Agreement), Mr. Lehmkuhl would have been eligible to receive the following severance payments and benefits:
(i)a cash amount equal to two times the sum of (A) his then-current annual base salary, and (B) his then-current annual target cash bonus, payable in substantially equal installments in accordance with our customary payroll practices;
(ii)a cash amount equal to Mr. Lehmkuhl’s annual bonus that would have otherwise been earned by him for the year in which the termination occurs (determined in accordance with the Original Lehmkuhl Agreement and pro-rated based on the number of days employed during such year) (the “Pro-Rata Annual Bonus”), payable no later than March 15 of the year following the year in which the termination occurs;

(iii)company-subsidized healthcare coverage at the same levels as in effect on the date of termination for up to 24 months following the applicable date of termination; and
(iv)accelerated vesting of a pro rata portion of the tranche of any then-outstanding LMEP Class C-10 Units that would, absent such termination, have vested on the next subsequent vesting date following the date of termination.
Under the Original Lehmkuhl Agreement, in the event of a termination of Mr. Lehmkuhl’s employment due to his death or disability (as defined in the Original Lehmkuhl Agreement), Mr. Lehmkuhl would have been eligible to receive the following severance payments and benefits:
(i)the Pro-Rata Annual Bonus; and
(ii)each then-outstanding award of LMEP Class C-10 Units held by Mr. Lehmkuhl would have vested with respect to an aggregate number of LMEP Class C-10 Units equal to (x) the number of LMEP Class C-10 Units that would have vested prior to such termination had 20% of such award vested on each anniversary of the grant date, plus (y) 20% of such award, plus (z) a pro-rated portion of 20% of such award for the year in which the date of his termination occurs, provided that in no event would the sum of (x), (y) and (z) have been greater than 100% of the award.
Amended Employment Agreement—Mr. Lehmkuhl
Under the Amended Lehmkuhl Agreement, in the event of a termination of Mr. Lehmkuhl’s employment by our company without cause or by Mr. Lehmkuhl for good reason (each as defined in the Amended Lehmkuhl Agreement), Mr. Lehmkuhl is eligible to receive the following severance payments and benefits:
(i)a cash amount equal to two times (2x) (or, in the event such termination occurs on or within 18 months following a “change in control” (as defined in the 2024 Plan), three times (3x)) the sum of (A) his then current annual base salary and (B) his then-current target annual cash bonus, payable in substantially equal installments in accordance with the company’s customary payroll practices;
(ii)the Pro-Rata Annual Bonus, plus any unpaid annual cash bonus for any prior completed year (the “Prior Year Bonus”), payable no later than March 15 of the year following the year in which the termination occurs; and
(iii)company-subsidized healthcare coverage at the same levels as in effect on the date of termination for up to 24 months (or, in the event such termination occurs on or within 18 months following a change in control, 36 months) following the applicable date of termination.
In addition, the Amended Lehmkuhl Agreement provides that in the event of a termination of Mr. Lehmkuhl’s employment due to his death, disability, family disability or retirement (each as defined in the Amended Lehmkuhl Agreement), Mr. Lehmkuhl is eligible to receive the Pro-Rata Annual Bonus, plus any Prior Year Bonus, as set forth above.
In consideration of the severance payments and benefits described above, Mr. Lehmkuhl will be required to execute a general release of claims in favor of the company and its affiliates.
Original Employment Agreement—Mr. Crisci
Under the Original Crisci Agreement, in the event of a termination of Mr. Crisci’s employment by us without cause, or by Mr. Crisci for good reason (each as defined in the Original Crisci Agreement), Mr. Crisci would have been eligible to receive an amount equal to the sum of (i) his then-current annual base salary, and (ii) his then-current target annual cash bonus, payable in substantially equal installments in accordance with our customary payroll practices.
Under the Original Crisci Agreement, in the event of a termination of Mr. Crisci’s employment upon the expiration of the Original Crisci Agreement, Mr. Crisci would have been entitled to any unpaid annual cash bonus earned in respect of the calendar year immediately preceding the year of expiration, payable in a lump-sum.
Mr. Lehmkuhl’s and Mr. Crisci’s eligibility to receive the severance payments and benefits described above upon certain qualifying terminations of employment, as described above, is subject to the applicable NEO’s (i) timely execution and non-revocation of a general release of claims in favor of our company and (ii) continued compliance with the restrictive covenant obligations described above under “—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Named Executive Officer Employment Agreements.”
Amended Employment Agreement—Mr. Crisci
Under the Amended Crisci Agreement, in the event of a termination of Mr. Crisci’s employment by the company without cause or by Mr. Crisci for good reason (each as defined in the Amended Crisci Agreement), Mr. Crisci is eligible to receive the following severance payments and benefits:
(i)a cash amount equal to one times (1x) (or, in the event that such termination occurs on or within 18 months following a change in control, one and one-half times (1.5x)) the sum of (A) his then-current annual base salary and (B) his then-current target annual cash bonus, payable in substantially equal installments in accordance with the company’s customary payroll practices;
(ii)any Prior Year Bonus, payable no later than 60 days following the termination date; and
(iii)company-subsidized healthcare coverage at the same levels as in effect on the date of termination for up to 12 months (or, in the event that such termination occurs on or within 18 months following a change in control, 18 months) following the applicable date of termination.
In addition, the Amended Crisci Agreement provides that in the event of a termination of Mr. Crisci’s employment upon the expiration of his amended Employment Agreement, or due to his death, disability, or retirement (each as defined in his Amended Crisci Agreement), Mr. Crisci is eligible to receive the Prior Year Bonus, payable no later than 60 days following the termination date.
In consideration of the severance payments and benefits described above, Mr. Crisci will be required to execute a general release of claims in favor of the company and its affiliates.
Letter Agreement—Mr. Thattai
Prior to our IPO, we were party to a letter agreement, dated February 19, 2012, with Mr. Thattai, which provided that in the event of a termination of Mr. Thattai’s employment other than by us for cause, Mr. Thattai would have been entitled to continued base salary and employee benefits for a period of six months following the date of termination (or ending on such earlier date on which he accepts employment with a subsequent employer). In the event of a termination by Mr. Thattai, such severance payments and benefits would have been conditioned on Mr. Thattai’s continued support of our company during the severance period. In connection with our IPO, Mr. Thattai became a participant in the company’s Severance Plan, which is described below in “—Potential Payments on Termination or Change in Control—Executive Severance Plan” and supersedes and replaces the severance payments and benefits under Mr. Thattai’s letter agreement.
LMEP Awards
Prior to our IPO, if a NEO’s service relationship was terminated by us for any reason other than for “cause,” LLH MGMT Profits, LLC or LLH MGMT Profits II, LLC, as applicable, would have had the option to purchase the vested LMEP Units at fair market value at any time within six months after the date of such termination.
Prior to our IPO, if a NEO’s service relationship was terminated as a result of his death or disability (as defined in the applicable award agreement), then subject to the timely execution and non-revocation of a release of claims in favor of LLH MGMT Profits, LLC or LLH MGMT Profits II, LLC, as applicable, Lineage and their affiliates, the LMEP Units would have vested on an accelerated basis with respect to an aggregate number of LMEP Units equal to (x) 33% or 20% (depending on whether the time-vesting schedule of the award is a three-year or five-year period) of the total Time-Based LMEP Units, plus (y) a pro-rated portion of 33% or 20% of the Time-Based LMEP Units for the year in which the date of such termination occurs, provided that in no event shall the sum of (x) and (y) be greater than 100% of the total time-based vesting LMEP Units subject to the award.
Prior to our IPO, in the event of an exit transaction, all Time-Based LMEP Units would have, subject to the applicable NEO’s timely execution and non-revocation of a release in favor of LLH MGMT Profits, LLC or LLH MGMT Profits II, LLC, as applicable, Lineage and their affiliates, vested upon the earlier to occur of (i) the exit transaction, unless the successor buyer agreed to continue the NEO’s service relationship on terms that are not materially worse, in the aggregate, for the NEO than those applicable to the NEO immediately prior to the exit transaction, and (ii) if the successor buyer agreed to continue the NEO’s service relationship on terms that are not materially worse, in the aggregate, for the NEO than those applicable to the NEO immediately prior to the exit transaction, the date on which the NEO’s service relationship was terminated following an exit transaction for any reason other than a termination of the service relationship (x) by the NEO for any reason, (y) by us or any of our affiliates for Cause or (z) due to death or disability.
Prior to our IPO, in the event of an exit transaction, (i) all Performance-Based LMEP Units that first became eligible to vest in the calendar year in which the closing of the exit transaction occurred, would have, subject to the applicable NEO’s timely execution and non-revocation of a release in favor of LLH MGMT Profits, LLC or LLH MGMT Profits II, LLC, applicable, Lineage and their affiliates, vested immediately prior to such closing (irrespective of the achievement of performance criteria); and (ii) all unvested Performance-Based LMEP Units subject to performance vesting in subsequent years would have been forfeited. If the exit transaction had generated net proceeds in excess of certain specified thresholds, any outstanding Performance-Based LMEP Units that failed to vest in prior years would have in full upon the occurrence of such exit transaction.
Annual Awards
The time-vesting and performance-vesting annual awards granted to our NEOs are subject to certain accelerated vesting provisions in connection with a qualifying termination of the NEO’s employment, as further described above under the section titled “—Elements of Compensation—Equity-Based Long-Term Incentive Awards—Annual Equity-Based Awards.”
Executive Severance Plan
In connection with our IPO offering, we adopted the Severance Plan. In 2024, each of Messrs. Thattai, Rivera and Smith were participants in the Severance Plan. Messrs. Lehmkuhl and Crisci do not participate in the Severance Plan. The description below summarizes the material terms of the Severance Plan.
In connection with the adoption of the Severance Plan, the company entered into a participation agreement with each of the applicable executives with respect to their participation in the Severance Plan. Pursuant to the participation agreement, any prior employment agreement or offer letter between the participant and us (or any of our affiliates) will terminate.
Under the Severance Plan and the applicable participation agreement, in the event that Mr. Thattai’s, Rivera’s or Smtih’s employment with the company is terminated by the company without cause (other than by reason of death or disability) or by the participant for good reason (each, as defined in the Severance Plan), the participant is entitled to receive the following:
•A severance payment in an amount equal to one times (1x) (or, in the event that such termination occurs on or within 18 months following a “change in control” (as defined in the Severance Plan), one and one-half times (1.5x)) the sum of (A) the participant’s annual base salary and (B) the participant’s target annual bonus, payable in a lump-sum cash payment within 60 days following the participant’s termination date;
•Any Prior Year Bonus, payable in a lump-sum cash payment within 60 days following the participant’s termination date; and
•Payment or reimbursement by the company of premiums for healthcare continuation coverage under COBRA for the participant and his or her dependents for up to 12 months (or, in the event that such termination occurs on or within 18 months following a change in control, 18 months) after the termination date.
In addition, in the event that Mr. Thattai’s, Rivera’s or Smith’s employment with the company is terminated due to the participant’s death, disability or retirement (each as defined in the Severance Plan), the participant is eligible to receive the Prior Year Bonus, payable no later than 60 days following the termination date.
A participant’s right to receive the severance or other benefits described above is subject to the participant signing, delivering and not revoking a general release agreement in a form generally used by the company.
The Severance Plan further provides that, to the extent that any payment or benefit received by a participant in connection with a change in control (as defined in the Severance Plan) would be subject to an excise tax under Section 4999 of the

Code, as amended, such payments and/or benefits will be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to the participant than receiving the full amount of such payments.
Each participation agreement entered into with the applicable executives contains a confidentiality covenant by the executive that extends indefinitely, a non-disparagement covenant, a noncompetition covenant that extends during the Executive’s employment and for a period of two years following a termination of the executive’s employment, and a service provider and customer non-solicitation covenant that extends during the Executive’s employment and for a period of two years following a termination of the executive’s employment.
The company may amend or terminate the Severance Plan at any time and for any reason, provided that a participant’s right to receive payments and benefits under the Severance Plan may not, without the participant’s written consent, be adversely affected by an amendment or termination of the Severance Plan made within 12 months prior to the participant’s termination of employment or within 12 months before and after a change of control. The company is required to provide notice to participants within 15 days of any amendment or termination of the Severance Plan.
As discussed in the section titled “—Compensation Discussion and Analysis—Elements of Compensation—Annual Bonus Program” above, on April 17, 2025, our compensation committee approved an amendment to the Severance Plan in order to reflect that, commencing in 2025, the annual bonus opportunities of our NEOs, including Messrs. Mr. Thattai, Rivera and Smith, may be in the form of cash and/or performance-vesting equity awards.
Estimated Potential Payments
The following table summarizes the payments that would be made to our NEOs upon the occurrence of certain qualifying terminations of employment or a change in control, in any case, occurring on December 31, 2024. Amounts shown do not include (i) accrued but unpaid base salary through the date of termination or (ii) other benefits earned or accrued by the NEO during his employment that are available to all salaried employees, such as accrued vacation.

Name	Benefits	Termination Without Cause or for Good Reason (no Change in Control) ($) (1)	Change in Control (no Termination) ($) (2)	Termination Without Cause or for Good Reason in Connection with a Change in Control ($) (3)	Termination due to Death or Disability ($) (1)	Termination due to Retirement or Family Disability ($) (1)(4)	Termination due to Company Nonrenewal ($) (1)(5)
Greg Lehmkuhl	Cash Severance	6,600,000	—	11,107,769	1,207,769	1,207,769	—
	Equity Acceleration(6)	2,511,013	7,460,471	2,511,013	2,511,013	2,511,013	2,511,013
	Continued Healthcare(7)	33,071	—	49,607	—	—	—
	Total	9,144,084	7,460,471	13,668,389	3,718,782	3,718,782	2,511,013

Rob Crisci	Cash Severance	1,575,000	—	2,362,500	—	—	—
	Equity Acceleration(6)	492,457	1,462,903	492,457	492,457	492,457	—
	Continued Healthcare(7)	27,155	—	40,733	—	—	—
	Total	2,094,612	1,462,903	2,895,689	492,457	492,457	—

Sudarsan Thattai	Cash Severance	1,300,000	—	1,950,000	—	—	—
	Equity Acceleration(6)	492,457	1,462,903	492,457	492,457	492,457	—
	Continued Healthcare(7)	30,694	—	46,041	—	—	—
	Total	1,823,150	1,462,903	2,488,497	492,457	492,457	—

Jeffrey Rivera	Cash Severance	1,485,000	—	2,227,500	—	—	—
	Equity Acceleration(6)	147,772	438,924	147,772	147,772	147,772	—
	Continued Healthcare(7)	30,694	—	46,041	—	—	—
	Total	1,663,466	438,924	2,421,313	147,772	147,772	—

Timothy Smith	Cash Severance	1,100,000	—	1,650,000	—	—	—
	Equity Acceleration(6)	246,228	731,481	246,228	246,228	246,228	—
	Continued Healthcare(7)	28,889	—	43,334	—	—	—
	Total	1,375,117	731,481	1,939,562	246,228	246,228	—
_____________________
(1)Performance-vesting awards are reflected: (a) assuming actual level of performance as of December 31, 2024 for each such award (which the Company determined to be between threshold and target for the AFFO per share goals and below threshold for the NOI goals, in each case, as modified by the TSR modifier at 80%) and (b) prorated for the portion of the three-year performance period completed as of December 31, 2024 (with applicable adjustments to reflect the truncated performance period). For unvested time-vesting awards, includes the portion of the award that would have become vested upon the next regularly scheduled vesting date following December 31, 2024.
(2)Assumes (i) a change in control was consummated on December 31, 2024 and (ii) that the time-vesting awards are assumed or substituted in connection with the change in control. For performance-vesting awards, includes the portion of the award that would have become vested assuming the applicable performance period ended on December 31, 2024, based on actual levels of performance (which the Company determined to be between threshold and target for the AFFO per share goals and below threshold for the NOI goals, in each case, as modified by the TSR modifier at

80% and with applicable adjustments to reflect the truncated performance period), for each such award. Unvested time-vesting awards will not accelerate.
(3)Assumes a change in control was consummated on December 31, 2024. For performance-vesting awards, includes the portion of the award that would have become vested assuming the applicable performance period ended on December 31, 2024, based on actual levels of performance (which the Company determined to be between threshold and target for the AFFO per share goals and below threshold for the NOI goals, in each case, as modified by the TSR modifier at 80% and with applicable adjustments to reflect the truncated performance period), for each such award. For unvested time-vesting awards, includes the portion of the award that would have become vested upon the next regularly scheduled vesting date following December 31, 2024.
(4)Amounts in this column reflect benefits payable for the NEOs in event of a termination of their employment due to retirement, and with respect to Mr. Lehmkuhl, a family disability.
(5)Amounts in this column reflect benefits payable for Mr. Lehmkuhl in event of a termination of his employment due to a non-renewal of Mr. Lehmkuhl’s employment agreement by the Company.
(6)Values reflect the number of accelerated LTIP units and/or RSUs, as applicable, multiplied by the per share closing market price of shares of our common stock on December 31, 2024 ($58.57 per share).
(7)Amounts reflect the value of the applicable months of healthcare coverage pursuant to the NEO’s employment agreement or Severance Plan, as applicable, using our 2025 COBRA premium rate.
Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between compensation actually paid to our NEOs and certain financial performance metrics of the Company using a methodology that has been prescribed by the SEC. As permitted by Item 402(v) of Regulation S-K, we are providing such disclosure beginning in 2024, because we were not required to report pursuant to Section 13(a) or 15(d) of the Exchange Act prior to such year.

					Value of Initial Fixed $100 Investment Based on:(4)
Fiscal Year(1)	Summary Compensation Table Total for PEO(2)	Compensation Actually Paid to PEO(3)	Average Summary Compensation Table Total for Non-PEO NEOs(2)	Average Compensation Actually Paid to Non-PEO NEOs(3)	Total Shareholder Return	Peer Group Total Shareholder Return(5)	Net Income (Loss) ($ millions)	Management Adjusted EBITDA ($ millions)(6)
2024	$69,341,442	$44,760,458	$18,513,608	$12,329,788	$72	$101	$(751)	$1,342
_____________________
(1)Mr. Lehmkuhl served as our Principal Executive Officer (PEO) during 2024. Our non-PEO NEOs for 2024 were Messrs. Crisci, Thattai, Rivera and Smith.
(2)Amounts reported represent, as applicable: (i) the total compensation reported in the Summary Compensation Table (“SCT”) for each respective year in the case of our PEO and (ii) the average of the total compensation reported in the Summary Compensation Table for each respective year for our non-PEO NEOs.

(3)The following amounts were deducted from / added to Summary Compensation Table (SCT) total compensation in accordance with the SEC-mandated adjustments to calculate Compensation Actually Paid (CAP) to our PEO and average CAP to our non-PEO NEOs.
PEO SCT Total to CAP Reconciliation

Fiscal Year	2024
SCT Total	$69,341,442
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	(62,492,311)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	37,605,688
+/- Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	—
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	2,511,289
+/- Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(457,295)
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(2,325,940)
+ Dividends or Other Earnings Paid on Stock or Option Awards in the Fiscal Year Prior to the Vesting Date that are not otherwise included in the Total Compensation for the Fiscal Year	577,585
Compensation Actually Paid	$44,760,458
Non-PEO NEO Average SCT Total to Average CAP Reconciliation

Fiscal Year	2024
SCT Total	$18,513,608
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	(16,104,273)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	10,641,818
+/- Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	—
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	170,401
+/- Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(436,666)
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(619,289)
+ Dividends or Other Earnings Paid on Stock or Option Awards in the Fiscal Year Prior to the Vesting Date that are not otherwise included in the Total Compensation for the Fiscal Year	164,189
Compensation Actually Paid	$12,329,788
Fair value or change in fair value, as applicable, of equity awards in the “Compensation Actually Paid” columns was determined by reference to (i) for solely time-vesting RSU and/ LTIP unit awards, the closing price per share on the applicable year-end date(s) or, in the case of vesting dates, the closing price per share on the applicable vesting date(s); (ii) for performance-vesting RSU and/or LTIP unit awards (excluding any market-based awards), the same valuation methodology as RSU and/or LTIP unit awards above except that the year-end values are multiplied by the probability of achievement of the applicable performance objective as of the applicable date; and (iii) for market-based awards, the fair value calculated by a Monte Carlo simulation model as of the applicable year-end date(s), which utilizes multiple input variables, including expected volatility of our stock price and other assumptions appropriate for determining fair value, to estimate the probability of satisfying the performance objective established for the award, including the expected volatility of our stock price relative to the applicable comparative index and a risk-free interest rate of derived from linear interpolation of the term structure of Treasury Constant Maturities yield rates for the applicable period. For additional information on the assumptions used to calculate the valuation of the awards, see the

Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
(4)Pursuant to rules of the SEC, the comparison assumes $100 was invested on July 26, 2024 (i.e., the date we became a publicly traded company) in our common stock.
(5)The Peer Group for which Total Shareholder Return is provided in the table is the MSCI US REIT Index (“RMZ”), which is used for the Company’s stock performance chart in the 2024 Form 10-K.
(6)Management Adjusted EBITDA is a non-GAAP measure and is calculated as Adjusted EBITDA with additional adjustments to exclude current year acquisitions, dispositions, closed operations, annual bonus program expense, other certain one-time items (both favorable and unfavorable), and/or fees paid to Bay Grove in accordance with the terms of the operating services agreement, as determined by the Compensation Committee. In addition, Management Adjustment EBITDA is not adjusted for our share of EBITDA related to certain joint ventures or the allocation of our consolidated EBITDA attributable to noncontrolling interests. For 2024, Management Adjusted EBITDA was calculated as Adjusted EBITDA with adjustments to account for approximately $13 million of lost profits resulting from warehouse fires. For a reconciliation of Adjusted EBITDA to net income, see Part II Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, section Non-GAAP Financial Measures on pages 83-87 of our Annual Report on Form 10-K for the year ended December 31, 2024.
Pay Versus Performance Relationship Descriptions
The chart below illustrates the relationship between the PEO and other NEO average CAP amounts and the Company’s and Peer Group TSR during 2024 assuming $100 initial investment on July 26, 2024.

The charts below illustrate the relationship between the PEO and other NEO average CAP amounts and the Company’s Net Income and Management Adjusted EBITDA during 2024.
Tabular List of Most Important Performance Measures
The following table lists the three financial performance measures that we believe represent the most important financial performance measures the Company used to link CAP to our NEOs for fiscal 2024 to our performance as further described in our “Compensation Discussion and Analysis” in this proxy statements within the sections titled “—Annual Bonus Program” and “—Equity-Based Long-Term Incentive Awards.”

Most Important Performance Measures
Management Adjusted EBITDA
Adjusted Funds From Operations
Same Warehouse Net Operating Income Growth
Equity Compensation Plan Information
The following table provides information as of as of December 31, 2024, with respect to the shares of the company’s common stock that may be issued under the company’s existing compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (1)
Equity compensation plans approved by security holders (2)	4,567,371	$—	6,416,315
Equity compensation plans not approved by security holders	—	$—	—
Totals	4,567,371	$—	6,416,315
(1)Includes shares available for future grants of RSUs and other stock-based awards and shares issuable upon redemption of LTIP units available to be granted under the 2024 Plan.
(2)Consists of the Amended and Restated Lineage 2024 Incentive Award Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Related party transactions are transactions in which we are a participant where the amount involved exceeds $120,000 and a member of our board of directors or a director nominee, an executive officer or a holder of more than 5% of our voting securities (or an immediate family member of any of the foregoing) has a direct or indirect material interest. The following is a summary of related party transactions since the beginning of our last fiscal year, other than compensation arrangements that are described under the sections of this proxy statement entitled “Board and Committee Matters—Compensation of Directors” and “Executive Compensation.”
Transactions with BG Lineage Holdings, LLC
BGLH, an entity indirectly controlled by our Co-Executive Chairmen, Adam Forste and Kevin Marchetti, is currently our majority stockholder. As of March 24, 2025, BGLH directly held approximately 69% of our outstanding shares of Common Stock, and together with its voting and dispositive power over Legacy OP Units (through LHR), beneficially owned approximately 72% of our outstanding shares of Common Stock.
During the year ended December 31, 2024 and prior to our IPO, we distributed $88.5 million in dividends to BGLH. All dividends paid after our IPO were paid pro-rata to all stockholders.
Messrs. Forste and Marchetti indirectly own Class B units of BGLH entitling them to receive a portion of such pre-IPO dividends and distributions from BGLH in accordance with its operating agreement. For the year ended December 31, 2024, Mr. Forste or his personal holding entities received approximately $0.6 million of these dividends and Mr. Marchetti or his personal holding entities received approximately $0.6 million of these dividends.
In addition, BG Cold, an entity indirectly controlled by Messrs. Forste and Marchetti, holds all Class C units in BGLH, which represent the right to receive varying specified percentages of distributions on, and proceeds from redemptions and repurchases of, Class A units in BGLH held by other investors in BGLH (the “Founders Equity Share”). The Founders Equity Share also includes rights of BG Cold to receive varying specified percentages of distributions on, and proceeds from redemptions and repurchases of, Legacy Class A OP Units held by other investors in Lineage OP, LP, discussed below. See “—Transactions with Operating Partnership.”
BGLH intends to wind down its holding of our shares of Common Stock over a period of up to three years following our IPO in July 2024, during which period it will settle all legacy investor equity held through BGLH. To do this, BGLH generally expects to distribute our shares in kind to its investors in multiple settlements of their equity interests in BGLH. These investors have made revocable elections as to whether they want a cash settlement pursuant to which we will repurchase our shares of Common Stock distributed by BGLH to such investors (a “Cash Settlement”), or whether they instead want a securities settlement such that they can continue holding the shares until such time as they individually determine to arrange their own dispositions (a “Securities Settlement”). BGLH has a contractual right to require us to conduct offerings of shares of our Common Stock from time to time in order to facilitate Cash Settlements. See “—Other Related Party Transactions—Registration Rights Agreements” below. To the extent a Cash Settlement is elected, each of Messrs. Forste and Marchetti and BG Cold will have an interest in any cash payments made by us in repurchasing any of the distributed securities from BG Cold or any of the respective personal holding entities of Messrs. Forste or Marchetti in such Cash Settlement. In addition, (i) to the extent that Stonepeak elects a Cash Settlement, Messrs. Taylor and Wyper may have an interest in any cash payments made by us in repurchasing any of the distributed securities from Stonepeak in such Cash Settlement, and (ii) to the extent that BentallGreenOak elects a Cash Settlement, Mr. Carrfiell may have an interest in any cash payments made by us in repurchasing any of the distributed securities from BentallGreenOak in such Cash Settlement. See “—Other Related Party Transactions—Registration Rights Agreement, and —Other Related Party Transactions—Stockholders Agreement” below. After July 26, 2027, all rights to receive the Founders Equity Share will terminate, and at such time we currently expect that BGLH will have distributed all of our shares of Common Stock to its legacy investors and will cease to hold any of our shares.
In connection with our IPO, we redeemed our outstanding Series A preferred stock at a price per share equal to $1,000, plus any accrued but unpaid dividends. BGLH was the record holder of 505 shares of Series A preferred stock and accordingly received $0.6 million plus any accrued but unpaid dividends, in such redemption.

Transactions with Operating Partnership
Partnership Agreement
In connection with the formation transactions, we entered into a partnership agreement, as amended, for Lineage OP, LP. Pursuant to the partnership agreement, members of our operating partnership have rights beginning 14 months after the issuance of the OP units to require our operating partnership to redeem all or part of their OP units (excluding any Legacy OP Units) for cash equal to the then-current market value of an equal number of shares of our Common Stock (determined in accordance with and subject to adjustment under the partnership agreement) or, at our election, to exchange their OP units for shares of our Common Stock on a one-for-one basis subject to certain adjustments and the restrictions on ownership and transfer of our stock set forth in our Charter. “Legacy OP Units” means units of partnership interest in our operating partnership that represent rights of legacy investors in our operating partnership that were outstanding as of the date of our IPO. Each Legacy OP Unit represents the same proportionate share of ownership in our operating partnership as a single OP unit. The Legacy OP Units are made up of both Legacy Class A OP Units and Legacy Class B OP Units. Except for a one-time special redemption and top-up rights with respect to Legacy Class A-4 OP Units, Legacy OP Units do not have any redemption rights prior to being reclassified as OP units, but once a Legacy OP Unit has been so reclassified (assuming it is not otherwise in the process of a Cash Settlement), it will have the same redemption rights as the other OP units at any time and will not be subject to the 14-month waiting period. These reclassifications, and any related sales to us of the OP units, will occur at such times as directed by LHR, acting as legacy holder representative on behalf of the Legacy OP Unit holders. LHR is a subsidiary of BGLH.
Other Transactions
Prior to the formation transactions, Messrs. Forste and Marchetti indirectly owned Class B units of our operating partnership entitling them to receive distributions from our operating partnership in accordance with its operating agreement. In connection with the formation transactions, such Class B units were reclassified into Legacy Class B OP Units. For the year ended December 31, 2024, our operating partnership distributed $8.9 million with respect to its Class B units and Legacy Class B OP Units. Of those distributions, Mr. Forste or his personal holding entities received or were deemed to receive by virtue of tax withholdings made on their behalf approximately $3.2 million, and Mr. Marchetti or his personal holding entities received or were deemed to receive by virtue of tax withholdings made on their behalf approximately $3.2 million.
In addition, prior to the formation transactions, BG Cold held all Class C units in our operating partnership, which represented the right to receive the Founders Equity Share at our operating partnership and entitled BG Cold to receive varying specified percentages of distributions on, and proceeds from redemptions and repurchases of, Class A units held by other investors in our operating partnership. In connection with the formation transactions, the Founders Equity Share in respect of each Class A unit was reclassified, along with the Class A units, into Legacy Class A OP Units with A-Piece Sub-Units and C-Piece Sub-Units, which provide for an equivalent interest in favor of BG Cold solely from Legacy Class A OP Units (and not with respect to any other OP units). For the year ended December 31, 2024, our operating partnership distributed $0.3 million with respect to its Class C units (or Founders Equity Share), all of which was received by BG Cold. In addition, for the year ended December 31, 2024, our operating partnership reclassified an aggregate of 984,103 Legacy Class A Units as an equal number of OP Units, of which BG Cold was entitled to 54,123 OP Units through its ownership of the C-Piece Sub-Units. Of these 54,123 OP Units, 21,015 OP Units were distributed to Mr. Forste or his personal holding entities and 21,020 OP Units were distributed to Mr. Marchetti or his personal holding entities.
Prior to the formation transactions, on a quarterly basis, BG Cold also received an advance distribution against its future Founders Equity Share distributions, and Messrs. Forste and Marchetti have received a portion of such advances; however, the rights to those advances were settled and terminated as part of the formation transactions. For the year ended December 31, 2024 and prior to our IPO, our operating partnership distributed $37.3 million to BG Cold against future Founders Equity Share distributions. Of those distributions, Mr. Forste or his personal holding entities received (or were deemed to receive by virtue of tax withholdings made on their behalf) approximately $16.0 million, and Mr. Marchetti or his personal holding entities received approximately $16.0 million.
Over a period of up to three years following the closing of our IPO, our operating partnership will settle all legacy investor equity held through the Legacy OP Unit class by reclassifying Legacy OP Units into OP units. LHR, a subsidiary of BGLH, serves as the legacy holder representative appointed by holders of Legacy OP Units to act as their representative in connection with these settlements and any associated repurchases by the operating partnership pursuant to revocable elections concerning Cash Settlement or Securities Settlement of the corresponding Legacy OP Units.
On August 26, 2024, upon instruction from the LHR, we reclassified an aggregate of 984,089 Legacy OP Units held by small holders as an equal number of OP Units in settlement of such small holders’ legacy equity in our operating partnership. Of such OP Units, BG Cold received an aggregate of 54,123 OP Units in settlement of the Founders Equity Share on the Legacy Class A Units that converted to OP Units, which it distributed to its unitholders, with Mr. Forste or his personal holding entities receiving 21,015 OP Units and Mr. Marchetti or his personal holding entities receiving 21,020 OP Units.
Transactions with Lineage Holdings
Lineage Holdings is a direct subsidiary of, and managed by, our operating partnership. Prior to the formation transactions, an affiliate of BG Capital, BG Maverick, which is indirectly controlled by Messrs. Forste and Marchetti, held an equity accrual right (the “equity accrual right”) at Lineage Holdings that provided BG Maverick with an equity interest in Lineage Holdings that increased in amount each quarter. During the year ended December 31, 2024 and prior to our IPO, the accrual amount increased in value by $37.3 million. Messrs. Forste and Marchetti beneficially own a portion of this equity accrual right. For the year ended December 31, 2024, the beneficial ownership interest of Mr. Forste or his personal holding vehicles increasing in value by $16.0 million and the beneficial ownership interest of Mr. Marchetti or his personal holding vehicles increasing in value by $16.0 million. In connection with our IPO and the formation transactions:
•The equity accrual right became a fixed amount equal to $200.0 million, less approximately $14.0 million that was instead allocated to our operating partnership to effect certain offsets, and BG Maverick’s right to accrue additional future amounts in any future quarters was terminated.
•We amended the operating agreement of Lineage Holdings to, among other things, reclassify the remaining $186.0 million of fixed equity accrual amount held by BG Maverick into 2,447,990 units of Lineage Holdings that are intended to be economically equivalent to, and exchangeable into, OP Units (“OPEUs”). The OPEUs are exchangeable in the future (after a two-year holding period) on a one-for-one basis for OP units, subject to certain adjustments, and no additional OPEUs will be created in respect of any equity accrual right.
•Following the one-time increase in BG Maverick’s profits interest and corresponding reclassification into a fixed number of OPEUs described immediately above, Lineage Holdings repurchased 986,842 OPEUs from BG Maverick for cash in the amount of $75.0 million. BG Maverick then distributed $35.0 million to Mr. Forste or his personal holding entities and $35.0 million to Mr. Marchetti or his personal holding entities.
Lineage Holdings has also used a portion of its funds to reimburse Bay Grove for its expenses. See “—Transactions with Bay Grove—Operating Services Agreement” and “—Transactions with Bay Grove—Transition Services Agreement.”
Transactions with Bay Grove
Operating Services Agreement
Pursuant to the seventh amended and restated operating services agreement, dated as of August 3, 2020 (the “operating services agreement”), Bay Grove provided Lineage Holdings with certain operating, consulting, strategic development and financial services, including advice and assistance concerning operational aspects of Lineage Holdings and its subsidiaries. In connection with our IPO, we internalized certain operating, consulting, strategic development and financial services that were historically provided by Bay Grove and terminated the operating services agreement between Lineage Holdings and Bay Grove. In exchange for this termination and the termination of the equity accrual right described above, BG Maverick received a one-time increase in its profit share attributable to the existing profits interest it holds in Lineage Holdings.
Pursuant to the operating agreement of BGLH, the pre-IPO operating agreement of our operating partnership and the operating services agreement, Bay Grove has received reimbursement of all expenses incurred in the performance of its services to us, BGLH, our operating partnership and/or Lineage Holdings. For the year ended December 31, 2024, Bay Grove was reimbursed for pre-IPO expenses totaling $1.1 million. Messrs. Forste and Marchetti beneficially own a portion of the equity of Bay Grove. Because of their beneficial ownership of BG Capital, Messrs. Forste and Marchetti indirectly benefitted from such amounts received by Bay Grove. Of these amounts, Mr. Forste or his personal holding entities benefitted by approximately $0.5 million and Mr. Marchetti or his personal holding entities benefitted by approximately $0.5 million.
For the year ended December 31, 2024, Bay Grove received compensation of $8.6 million pursuant to the operating services agreement. Messrs. Forste and Marchetti beneficially own a portion of the equity of BG Capital. Bay Grove applies all such compensation to its operating expenses. Because of their beneficial ownership of BG Capital, Messrs. Forste and Marchetti directly or indirectly benefitted from such amounts received by Bay Grove. Of these amounts, Mr. Forste or his personal holding entities directly or indirectly benefitted from approximately $3.7 million and Mr. Marchetti or his personal holding entities directly or indirectly benefitted from approximately $3.7 million.
In addition, Lineage Holdings has entered into a transition services agreement with Bay Grove Management to provide transition services supporting capital deployment and mergers and acquisitions activity through July 26, 2027 to help us build our full internal capability during that period while we internalize such functions. See “—Transition Services Agreement.”
Transition Services Agreement
On July 24, 2024, we entered into a transition services agreement with Bay Grove Management, an affiliate of BG Capital, pursuant to which Bay Grove Management agreed to provide us with certain transition services supporting capital deployment and mergers and acquisitions activity through July 26, 2027, unless earlier terminated pursuant to the terms of the agreement, to help us build our full internal capability during that period. We have agreed to pay Bay Grove Management an annual fee equal to $8.0 million, or $24.0 million in the aggregate for the three-year period, which is payable in advance in equal quarterly installments.
We have also agreed to reimburse Bay Grove Management for all its out-of-pocket expenses incurred or accrued in connection with the performance of the services under the transition services agreement. The transition services agreement will automatically terminate on July 26, 2027, and may be terminated by mutual written consent of us and Bay Grove, but is otherwise not terminable by either party prior to expiration of the term other than for “Cause” (as defined in the transition services agreement), which will be triggered only in the event that either Messrs. Forste or Marchetti is convicted of certain felonies and continues to remain active in Bay Grove’s services to our business.
For the year ended December 31, 2024, Bay Grove Management received an aggregate of $4.3 million, comprised of $3.5 million in fees and $0.8 million of expense reimbursement, pursuant to the Transition Services Agreement. Messrs. Forste and Marchetti beneficially own a portion of the equity of BG Capital. Bay Grove Management applies all such compensation to its operating expenses. Because of their beneficial ownership of BG Capital, Messrs. Forste and Marchetti directly or indirectly benefitted from such amounts received by Bay Grove. Of these amounts, Mr. Forste or his personal holding entities directly or indirectly benefitted from approximately $1.9 million and Mr. Marchetti or his personal holding entities directly or indirectly benefitted from approximately $1.9 million.
Expense Reimbursement
On July 24, 2024, Lineage Holdings entered into an expense reimbursement and indemnification agreement with BGLH, the LHR, and Bay Grove Management, pursuant to which Lineage Holdings has agreed to (i) advance to or reimburse such entities for all of their expenses in any way related to our company, including expenses incurred in connection with the coordinated settlement process that will occur for up to three years following our IPO in July 2024 for all legacy investors in both BGLH and our operating partnership and (ii) indemnify such entities to the fullest extent permitted by applicable law against liabilities that may arise in any way related to our company, including liabilities incurred in connection with or as a result of the coordinated settlement process.
Aircraft Time Sharing Agreement
On July 24, 2024, we entered into an aircraft time sharing agreement (the “Time Sharing Agreement”) with Bay Grove Capital, an affiliate of BG Capital, under which we could lease the aircraft from Bay Grove Capital for certain flights in accordance with applicable federal aviation regulations. For all such use under the Time Sharing Agreement, we had agreed to pay for time sharing costs in accordance with applicable federal aviation regulations. Time sharing costs include, among other items, fuel and oil costs, crew and food and beverage costs, hangar and tie-down costs, landing fees, airport taxes, and similar assessments, and other costs incurred in planning for and operating the applicable flight. The Time Sharing Agreement was terminated on November 4, 2024. We did not utilize the Time Sharing Agreement prior to such termination.
For the year ended December 31, 2024, Bay Grove Capital did not receive any amounts pursuant to the Time Sharing Agreement.
Other Related Party Transactions
Registration Rights Agreements
On July 24, 2024, we entered into a registration rights agreement with BGLH. Pursuant to the registration rights agreement, we granted BGLH and certain of its affiliates with certain “demand” registration rights and “piggyback” registration rights, including rights to demand that we undertake a public offering of shares of our Common Stock for our own account and use the net proceeds from such offering to purchase or redeem shares of Common Stock held by individuals designated by BGLH, with respect to 157,216,306 shares of Common Stock held by BGLH and 21,248,605 shares of Common Stock issuable upon redemption of 21,248,605 OP units as of March 24, 2025. The registration rights agreement also provides that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against certain liabilities that may arise under the Securities Act.
On July 24, 2024, we entered into a registration rights agreement with holders of registrable securities (including Mr. Forste, Mr. Marchetti, Stonepeak and BentallGreenOak), pursuant to which we granted them with certain resale registration rights with respect to shares of Common Stock that they may receive upon distributions from BGLH or upon exchange of OP units (including any OP units received in any reclassification of Legacy OP Units). The registration rights agreements also provides that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against certain liabilities which may arise under the Securities Act.
Stockholders Agreement
On July 24, 2024, we entered into a stockholders agreement (the “Stockholders Agreement”) with BGLH, D1 Master Holdco II LLC and its affiliates (“D1 Capital”), Stonepeak, BentallGreenOak, Mr. Forste and Mr. Marchetti. The Stockholders Agreement requires us to nominate to our board of directors a number of individuals designated by BGLH, Stonepeak, BentallGreenOak, Mr. Forste and Mr. Marchetti, in each case, as described in further detail below.
The Stockholders Agreement requires us to nominate for election as our directors at any meeting of our stockholders a number of individuals designated by BGLH (each a “BGLH Director”) such that, following the election of any directors and taking into account any director continuing to serve as such without the need for re-election, the number of BGLH Directors serving as directors of our company will be equal to: (1) if BGLH and its affiliates together continue to beneficially own at least 50% of the outstanding shares of Common Stock, OPEUs held by persons other than the operating partnership and OP units (including OP units issuable upon reclassification of Legacy OP Units) held by persons other than us (collectively, the “total outstanding interests”) as of the record date for such meeting, the lowest whole number that is greater than 50% of the total number of directors comprising our board of directors; (2) if BGLH and its affiliates together continue to beneficially own at least 40% (but less than 50%) of the total outstanding interests as of the record date for such meeting, the lowest whole number that is at least 40% of the total number of directors comprising our board of directors; (3) if BGLH and its affiliates together continue to beneficially own at least 30% (but less than 40%) of the total outstanding interests as of the record date for such meeting, the lowest whole number that is at least 30% of the total number of directors comprising our board of directors; (4) if BGLH and its affiliates together continue to beneficially own at least 20% (but less than 30%) of the total outstanding interests as of the record date for such meeting, the lowest whole number that is at least 20% of the total number of directors comprising our board of directors; and (5) if BGLH and its affiliates together continue to beneficially own at least 5% (but less than 20%) of the total outstanding interests as of the record date for such meeting, the lowest whole number that is at least 10% of the total number of directors comprising our board of directors. BGLH has designated Mr. Forste, Mr. Marchetti, Shellye Archambeau, Joy Falotico, Michael Turner and Lynn Wentworth to be nominated for election to serve as the BGLH Directors until Lineage’s 2026 annual meeting of stockholders.

Following the date that BGLH is no longer entitled to designate at least two BGLH Directors, the Stockholders Agreement requires us to nominate for election as our directors at any meeting of our stockholders one individual designated by each of Mr. Forste (the “Forste Director”) and Mr. Marchetti (the “Marchetti Director”) if, as of the record date for such meeting, Mr. Forste, together with his affiliates, or Mr. Marchetti, together with his affiliates, as applicable, continue to beneficially own a number of total outstanding interests representing at least 1.76% of the total outstanding interests outstanding as of the July 26, 2024. BGLH is entitled to designate at least two BGLH Directors; accordingly, neither Mr. Forste nor Mr. Marchetti will be able to designate directors.
The Stockholders Agreement also requires us to nominate for election as our directors at any meeting of our stockholders a number of individuals designated by Stonepeak (each a “Stonepeak Director”) as follows: (1) two Stonepeak Directors if Stonepeak and its affiliates together continue to own at least 25% of the shares of Common Stock outstanding as of the record date for such meeting (calculated with respect to its share of any Common Stock held through BGLH as if no Founders Equity Share was due in respect of any BGLH equity held by Stonepeak and its affiliates); (2) one Stonepeak Director if Stonepeak and its affiliates together continue to own (x) at least 10% (but less than 25%) of the shares of Common Stock outstanding as of the record date for such meeting (calculated with respect to its share of any Common Stock held through BGLH as if no Founders Equity Share was due in respect of any BGLH equity held by Stonepeak and its affiliates) or (y) any BGLH equity. If at any time Stonepeak has the right to designate two individuals for election as directors under the Stockholders Agreement and there are less than two Stonepeak Directors serving on the board of directors, the Stonepeak Director serving on the board of directors will have the power to cast two votes with respect to any matters presented to the board of directors. As of the record date for the Annual Meeting, Stonepeak fell below the threshold described in (1) above and, as a result, has designated one individual, James Wyper, to be nominated for election to serve as the Stonepeak Director until Lineage’s 2026 annual meeting of stockholders. Luke Taylor, Stonepeak’s other director designee at the time of our IPO, was nominated by the Board for election to serve as a director until Lineage’s 2026 annual meeting of stockholders.
In addition, for so long as BentallGreenOak owns (x) at least 10% of the total outstanding interests as of the record date for such meeting (calculated with respect to its share of any Common Stock held through BGLH as if no Founders Equity Share was due in respect of any BGLH equity held by BGO and its affiliates) or (y) any BGLH equity, the Stockholders Agreement requires us to nominate for election as our directors at any meeting of our stockholders one individual designated by BentallGreenOak (the “BentallGreenOak Director”). We have agreed that the BentallGreenOak Director shall not be appointed to serve as (i) the chairperson of our board of directors or (ii) the chairperson of any committee of our board of directors. BentallGreenOak has designated John Carrafiell to be nominated for election to serve as the BentallGreenOak Director until Lineage’s 2026 annual meeting of stockholders.
For so long as the Stockholders Agreement remains in effect with respect to each of BGLH, Stonepeak, BentallGreenOak, Mr. Forste or Mr. Marchetti, such investor’s director may not be removed without the consent of such investor. In the case of a vacancy on our board created by the removal or resignation of a BGLH Director, Stonepeak Director, BentallGreenOak Director, Forste Director or Marchetti Director, the Stockholders Agreement requires us to nominate for election an individual designated by the applicable investor to fill the vacancy. In addition, the Stockholders Agreement requires that any action with the purpose of, or that would have the effect of, discontinuing our qualification as a domestically controlled qualified investment entity will require the consent of each of Stonepeak, D1 Capital and BentallGreenOak for so long as each such entity is entitled to receive shares of our Common Stock upon a distribution in kind from BGLH to owners of its equity.
The Stockholders Agreement will terminate with respect to each of BGLH, Stonepeak, D1 Capital, BentallGreenOak, Mr. Forste and Mr. Marchetti at the earlier to occur of (i) the applicable investor is no longer entitled to nominate a director pursuant to the Stockholders Agreement (or, with respect to D1 Capital, on the date when D1 Capital ceases to own (x) 10% or more of the total outstanding interests (calculated with respect to its share of any Common Stock held through BGLH as if no Founders Equity Share was due in respect of any BGLH equity held by D1 Capital and its affiliates) or (y) any BGLH equity) or (ii) the date on which the applicable investor requests that the Stockholders Agreement terminate with respect to itself.
In addition, the Stockholders Agreement provides that we, on our own behalf and in our capacity as the general partner of our operating partnership, must use commercially reasonable efforts to (i) structure certain significant exit transactions (including mergers, consolidations and sales of substantially all of our assets or the assets of our operating partnership and its subsidiaries) in a manner that is tax-deferred to Messrs. Marchetti and Forste, their respective estate planning vehicles, family members and controlled affiliates, does not cause such parties to recognize gain for federal income tax purposes, and provides for substantially similar tax protections after such transactions, and (ii) cause our operating partnership or its subsidiaries to continuously maintain sufficient levels of indebtedness that are allocable for federal income tax purposes to Messrs. Marchetti and Forste and their respective personal holding entities to prevent them from recognizing gain as a result of any negative tax capital account or insufficient debt allocation, provided that such amount of debt shall not be required to exceed the amount allocable to the parties immediately following our IPO, subject to certain exceptions. The Stockholders Agreement further provides that, prior to entering into an agreement to consummate such an exit transaction, the parties will negotiate in good faith on a tax-deferred structure that is reasonably acceptable to Messrs. Marchetti and Forste, their respective estate planning vehicles, family members and controlled affiliates. If the parties are unable to reach agreement after 45 days of negotiation, our recommended tax deferred structure will prevail. If material terms of the proposed transaction are modified or changed, the negotiation period will be extended by 30 days. In connection with the obligation to maintain sufficient liability allocations, if we or our operating partnership believes insufficient liabilities may be allocated to Messrs. Marchetti and Forste and their respective personal holding entities, we shall, and shall cause our subsidiaries to, provide Messrs. Marchetti and Forste, their respective estate planning vehicles, family members and controlled affiliates with an opportunity to guarantee indebtedness. In December 2024, certain controlled affiliates of Messrs. Marchetti and Forste agreed to make capital contributions to us in the event we fail to pay our obligations under the 2.22% Guaranteed Senior Notes, Series A, and 2.52% Guaranteed Senior Notes, Series B, issued by Lineage Logistics, LLC and certain other requirements are met. These rights granted to Messrs. Marchetti and Forste, their respective estate planning vehicles, family members and controlled affiliates will last with respect to each as long as such person (or his estate planning vehicles, family members and controlled affiliates) has not disposed of more than 60% of his interest in us or obtained a fair market value adjusted tax basis as a result of the death of Messrs. Marchetti or Forste, respectively.
Put Option Agreement
Rollover equity in the form of BGLH units or units in our operating partnership was issued prior to the IPO by BGLH to various sellers of assets acquired as part of the purchase price consideration. Some of those sellers who received rollover equity in BGLH or our operating partnership were provided with separate classes of equity of BGLH or our operating partnership that in some cases included special one-time redemption features with minimum value guarantees and/or the alternative option to elect cash or equity top-up rights to achieve a certain minimum equity valuation at a specific date (collectively, the “Guarantee Rights”). Prior to our IPO, the obligations in respect of the Guarantee Rights resided with BGLH and its subsidiaries, where BGLH units were issued (the “BGLH Guarantee Rights”), and with our operating partnership and its subsidiaries, where units in our operating partnership were issued.
In connection with the formation transactions, on July 24, 2024, Lineage, our operating partnership and Lineage Holdings entered into a put option agreement (the “Put Option Agreement”) to ensure that the financial obligations associated with all Guarantee Rights proportionately impact investors. Pursuant to the Put Option Agreement, each of those entities has agreed to provide successive special repurchase rights and cash and equity top-up rights to such legacy investors that mirror those given by BGLH to its investors (the “Rollover Holder Put Option”) and those given by our operating partnership to its investors, in each case in connection with the Guarantee Rights (the “Lineage OP Put Option”).
•Pursuant to the Rollover Holder Put Option, BGLH has the right to (i) distribute (in various installments from September 2024 through December 2025 (the “Rollover Holder Put Exercise Window”)) up to 2,036,738 shares of our Common Stock to its investors holding BGLH Guarantee Rights, and such investors have the individual right to cause Lineage to purchase any or all of such shares of our Common Stock distributed to such persons by BGLH for an amount equal to the guaranteed minimum value intrinsic to the BGLH Guarantee Rights (at a guaranteed minimum price or, in some cases, if greater, the then-current fair market value of the shares of our Common Stock), which amounts differ for different such investors, or (ii) in some cases demand a top-up, through a cash payment or through the issuance of additional shares of our Common Stock without payment therefor, or any combination thereof, in the amount by which the guaranteed minimum value exceeds the then-current fair market value of the shares of our Common Stock (if at all) at various specified times during the Rollover Holder Put Exercise Window.
•Pursuant to the Lineage OP Put Option, during the Rollover Holder Put Exercise Window: (i) our operating partnership has similar rights to cause us to purchase up to 319,006 Legacy Class A-4 OP units for (A) $34.0 million (less certain distributions received after June 26, 2024) if our share price is less than $100.86, (B) an amount that ranges from $34.0 million to $36.1 million (less certain distributions received after June 26, 2024) if our share price is between $100.86 to $113.25, or, (C) if our share price is $113.25 or higher, the product of such share price (less certain distributions received after June 26, 2024) and the number of Legacy Class A-4 OP units sold back to us; and (ii) our operating partnership has similar cash or equity top-up rights if the guaranteed minimum value of $106.59 (less certain distributions received after June 26, 2024) exceeds the then-current fair market value of such Legacy Class A-4 OP units.
During the year ended December 31, 2024, in connection with the exercise of certain BGLH Guarantee Rights by the holders thereof, BGLH redeemed certain Class A units for aggregate cash payments of $49.2 million, and distributed $0.3 million with respect to its Class C units (or Founders Equity Share), in connection with these special redemptions of Class A units, to BG Cold. Messrs. Forste and Marchetti beneficially own a portion of the equity of BG Cold. Because of their beneficial ownership of BG Cold, Messrs. Forste and Marchetti directly or indirectly benefitted from such amounts received by BG Cold. Of these amounts, Mr. Forste or his personal holding entities directly or indirectly benefitted from approximately $0.1 million and Mr. Marchetti or his personal holding entities directly or indirectly benefitted from approximately $0.1 million. The corresponding amount paid or borne by our company, our operating partnership and Lineage Holdings to fund these BGLH redemptions and distributions for the year ended December 31, 2024 was $49.2 million.
During the year ended December 31, 2024, in connection with the exercise of certain Guarantee Rights in our operating partnership by the holders thereof, our operating partnership redeemed certain units in our operating partnership for aggregate cash payments of $6.8 million. Our operating partnership distributed $0.4 million with respect to its Class C units (or Founders Equity Share) in connection with these special redemptions to BG Cold. Messrs. Forste and Marchetti beneficially own a portion of the equity of BG Cold. Because of their beneficial ownership of BG Cold, Messrs. Forste and Marchetti directly or indirectly benefitted from such amounts received by BG Cold. Of these amounts, Mr. Forste or his personal holding entities directly or indirectly benefitted from approximately $0.1 million and Mr. Marchetti or his personal holding entities directly or indirectly benefitted from approximately $0.1 million. The corresponding amount paid or borne by Lineage Holdings to fund these redemptions and distributions by our operating partnership for the year ended December 31, 2024 were $6.8 million.
Director and Officer Indemnification Agreements
We have entered into indemnification agreements with our directors and executive officers. These agreements require us to indemnify these individuals to the maximum extent permitted under Maryland law and our charter against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified upon our receipt of certain affirmations and undertakings. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC, such indemnification is against public policy and is therefore unenforceable.
There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.
Employment Compensation
We employ Scott Lehmkuhl as Director, Information Technology. He is the brother of Greg Lehmkuhl, our Chief Executive Officer. Mr. Scott Lehmkuhl’s compensation is based on his education, experience and the responsibilities of his position. For the year ended December 31, 2024, Mr. Scott Lehmkuhl received total compensation of approximately $370,000. Mr. Scott Lehmkuhl’s 2024 compensation includes an award of stock in connection with our IPO valued at approximately $16,000 and an award of restricted stock units under the 2024 Plan with a value of approximately (x) $25,000 that will vest and settle as shares of the Company’s common stock in equal installments on April 1, 2025 and April 1, 2026, and (y) $75,000 that will vest and settle as shares of the Company’s common stock in equal installments on April 1, 2025, April 1, 2026 and April 1, 2027, in each case subject to his continued employment with the Company.
We employ Jayse Bryan as Senior Manager, Project Management Office. He is the son of Greg Bryan, our Chief Integrated Solutions Officer. Mr. Jayse Bryan’s compensation is based on his education, experience and the responsibilities of his position. For the year ended December 31, 2024 Mr. Jayse Bryan received total compensation of approximately $193,000. Mr. Jayse Bryan’s 2024 compensation includes an award of stock in connection with our IPO valued at approximately $19,000.

Restrictive Covenants Agreements
On July 24, 2024, we entered into a restrictive covenants agreement with each of Messrs. Forste and Marchetti, pursuant to which Messrs. Forste and Marchetti have agreed that for a period ending on the earlier of July 26, 2027 or the date on which they cease to own, directly or indirectly, any equity interest in Lineage, Inc., they will not compete with our business.
Historic Management Incentive Equity
Prior to our IPO, certain of our current and former officers and employees held LMEP Units in two incentive equity pooling entities, LLH MGMT Profits, LLC and LLH MGMT Profits II, LLC, which each held corresponding historic accrued management incentive equity interests in Lineage Holdings for the benefit of these officers and employees.
Prior to our IPO, Lineage Holdings from time to time offered opportunities to certain of our executive officers to redeem their LMEP Units for cash at prices per unit determined by Lineage Holdings. No such redemptions occurred during the year ended December 31, 2024.
As part of the formation transactions, we purchased in exchange for 80,950 shares of our Common Stock the vested awards of LMEP Units valued at less than $3.0 million per individual that are held by of certain of our officers and employees who are not named executive officers. After such purchase, each of LLH MGMT Profits, LLC and LLH MGMT Profits II, LLC contributed its vested management incentive equity interests in Lineage Holdings to our operating partnership in exchange for 2,285,112 Legacy Class B OP Units. Following the contribution, each of LLH MGMT Profits, LLC and LLH MGMT Profits II, LLC distributed the Legacy Class B OP Units to its members, including 2,204,162 Legacy Class B OP Units to certain of our officers and employees whose LMEP Units were not purchased in exchange for shares of our Common Stock, in complete liquidation of each such entity. Following the liquidation, the 80,950 Legacy Class B OP Units held by us were reclassified into OP Units. All outstanding LMEP Units that were unvested as of the date of such contribution and distribution automatically terminated at such time and were replaced with equity-based awards under the 2024 Plan. In addition, all BGLH Restricted Units that remained unvested as of immediately prior to the completion of our IPO automatically vested in full at such time.
Executive Loans
On April 6, 2020, Messrs. Forste and Marchetti each received a loan in the amount of $6.4 million from our operating partnership. Each loan bore interest at a per annum rate equal to 0.99%, compounding semi-annually. Interest was due semi-annually on each January 1 and June 1 (each an “Interest Payment Date”). All accrued interest that was not paid in cash on or before each Interest Payment Date was deemed to be paid in-kind and added to the principal amount outstanding. During 2024, Mr. Forste paid $7.6 thousand of interest on his loan and Mr. Marchetti paid $7.4 thousand of interest on his loan. The resulting $6.7 million principal amount of each of these loans was repaid in full in 2024 prior to the completion of our IPO. During 2024, Greg Lehmkuhl, our Chief Executive Officer, had maximum outstanding loan balances from two outstanding loans by Lineage Holdings made in February 2022 and 2023, totaling $1.0 million. The loans bore interest at a per annum rate equal to 2.57% as to $17.1 thousand and 4.47% as to $0.9 million of the maximum outstanding balance, and Mr. Lehmkuhl paid a total in interest payments on these loans in 2024 of $25.8 thousand. On February 12, 2024, Mr. Lehmkuhl repaid the remaining balance of these loans, including accrued interest in full.
Unit Redemptions Prior to IPO
BGLH
Prior to our IPO, BGLH from time to time offered opportunities to certain of its equity holders, including our executive officers, to redeem their units in BGLH for cash at prices per unit determined by BGLH. Pursuant to the operating agreement of BGLH, the cash used for such redemptions is provided by Lineage Holdings. For the year ended December 31, 2024, Lineage Holdings distributed $19.6 million to fund such redemptions.
During the year ended December 31, 2024, Greg Lehmkuhl, our Chief Executive Officer, and Sean Vanderelzen, our Chief Human Resources Officer, redeemed units in BGLH for aggregate cash payments of $15.0 million and $1.1 million, respectively.

Emergent Cold LatAm Holdings LLC
As of December 31, 2024, Lineage owned 8.8% of the investment interests in Emergent Cold LatAm Holdings LLC (“Emergent Cold LatAm” or “LatAm”) as well as a right to receive an additional portion of certain profits generated by Emergent Cold LatAm, which could represent up to 10.0% of the additional profits generated on invested capital. In addition, Mr. Forste beneficially owns investment interests representing less than 1.0% of Emergent Cold LatAm and serves as chairman of the board of directors of Emergent Cold LatAm. Certain of our legacy investors, including affiliates of Stonepeak and D1 Capital, also beneficially own investment interests in Emergent Cold LatAm, and certain persons affiliated with Stonepeak and D1 Capital hold seats on the board of directors of Emergent Cold LatAm. Neither we nor Mr. Forste control Emergent Cold LatAm. We have an option to purchase Emergent Cold LatAm through June 23, 2027.
Purchases in Directed Share Program
Certain of our directors, officers and employees, friends and family members of certain of our directors and officers, individuals associated with certain of our customers, vendors, landlords and service providers and certain of our legacy investors, former owners of acquired companies and properties and other industry partners purchased shares of our Common Stock in the directed share program in connection with our IPO, including Robert Crisci, our CFO, who purchased 10,000 shares for a total of $780,000, and Lynn Wentworth, one of our directors, who purchased 3,100 shares for a total of $241,800. All purchases of Common Stock in the directed share program were at the public offering price.
Statement of Policy Regarding Transactions with Related Persons
We have adopted a written statement of policy regarding transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that a “related person” (as defined as in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to us any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. We will then promptly communicate that information to our Audit Committee. No related person transaction will be executed without the approval or ratification of our Audit Committee. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.
Interest of Certain Persons in Matters to be Acted Upon
Other than with respect to the election of directors, none of our directors, nominees for director, executive officers, any person who has served as a director or executive officer since the beginning of the last fiscal year, or their associates have any interest, direct or indirect, by security holdings or otherwise, in any of the matters to be acted upon at the Meeting as described in this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of shares of our Common Stock, including shares of our Common Stock into which OP units are exchangeable, as of March 24, 2025, the record date, for (1) each person who is known by us to be the beneficial owner of 5% or more of our outstanding Common Stock, (2) each of our directors, director nominees and named executive officers and (3) all of our directors, director nominees and executive officers as a group. Each person named in the table has sole voting and investment power with respect to all of the shares of our Common Stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. On the record date there were approximately 228,207,882 shares of our Common Stock outstanding.
The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (1) the exercise or vesting of any right, including RSUs, to acquire shares of Common Stock, or (2) the exchange of OP units (including those OP units issuable upon conversion of OPEUs or LTIP units, and OP units resulting from the reclassification of Legacy OP Units that were held prior to our IPO) for shares of our Common Stock upon redemption of outstanding OP units. OPEUs have been included in the table even though the right to redeem the OPEUs are subject to a two year holding period following our IPO in order to give a complete picture of potential OP units outstanding. Please see “Certain Relationships and Related Party Transactions” for more information regarding the OPEUs and Legacy OP Units.
Bay Grove Capital Group LLC (“BG Capital”) is a private owner-operator firm founded by our Co-Executive Chairmen. References herein to BGLH is to BG Lineage Holdings, LLC, and its subsidiary BG Lineage Holdings LHR, LLC. BG Capital is the indirect managing member of BGLH. Our Co-Executive Chairmen, Adam Forste and Kevin Marchetti, are the managing members of BG Capital. BG Capital is also the managing member of BG Maverick, LLC and BG Cold, LLC.

Unless otherwise indicated, the address of each named person is c/o Lineage, Inc., 46500 Humboldt Drive, Novi, Michigan 48377. No shares beneficially owned by any executive officer, director or director nominee have been pledged as security.

Name of Beneficial Owner	Number of Shares of Common Stock (1)	Number of Rights to Acquire Shares of Common Stock (2)	Total Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned (3)
Greater than 5% Stockholders
BG Capital (4)	157,216,306	22,709,753	179,926,059	71.6%
Norges Bank (5)	11,500,000	—	11,500,000	5.0%

Directors, Nominees and Named Executive Officers
Adam Forste (6)	157,430,737	22,730,768	180,161,505	71.7%
Kevin Marchetti (7)	157,406,307	22,730,773	180,137,080	71.7%
Greg Lehmkuhl (8)	—	89,474	89,474	*
Shellye Archambeau (9)	500	2,632	3,132	*
John Carrafiell	—	—	—	—
Joy Falotico (9)	8,385	1,152	9,537	*
Luke Taylor	—	—	—	—
Michael Turner (9)	—	2,632	2,632	*
Lynn Wentworkth (9)	6,436	1,810	8,246	*
James Wyper	—	—	—	—
Rob Crisci (8)	10,000	36,062	46,062	*
Sudarsan Thattai (8)	—	79,972	79,972	*
Jeff Rivera (8)	5,406	32,161	37,567	*
Timothy Smith (8)	55	25,683	25,738	*
All Director, Nominees and Executive Officers as a Group (19 persons)(9)	157,679,010	23,114,057	180,793,067	71.9%
*Represents less than 1.0%.
(1)Represents shares of common stock held. For our directors and executive officers (other than Messrs. Forste and Marchetti, who have voting and dispositive control over all of the shares of common stock held by BGLH), does not include any shares of our common stock that are held by BGLH and may be distributed from time to time by BGLH to such directors and executive officers as members of BGLH, to the extent applicable. Over the course of the first three years following our IPO, all of the shares held by BGLH will be distributed to its members in accordance with their respective interests.
(2)Represents rights to acquire shares of common stock, such as OP Units, LTIP units, RSUs and OPEUs. For our directors and executive officers (other than Messrs. Forste and Marchetti, who have voting and dispositive control over all Legacy OP Units), does not include any shares of our common stock that are issuable upon conversion of Legacy OP Units to OP Units, to the extent applicable.
(3)Based on approximately 228,207,882 shares of our common stock and 23,693,841 OP units (excluding OP units held by us and including (i) 21,248,605 Legacy OP Units and (ii) 1,461,148 OPEUs), in each case outstanding as of the record date. Assumes, for the holder of such units, that (a) OPEUs have been exchanged for OP units, and Legacy OP Units have been reclassified into OP units, on a one-for-one basis and, in each case, and (b) OP units have been exchanged for common stock on a one-for-one basis. OPEUs will be exchangeable at BG Capital’s election for OP units on a one-for-one basis, subject to adjustment in certain circumstances, at any time beginning two years after the IPO. Holders of OP units have the right beginning 14 months after the issuance of the OP units to require our operating partnership to redeem all or part of their OP units (excluding any Legacy OP Units) for cash equal to the then-current market value of an equal number of shares of our common stock or, at our election, to exchange their OP units for shares of our common stock on a one-for-one basis, subject to certain adjustments and the restrictions on ownership and transfer of our common stock set forth in our charter. Legacy OP Units do not have any redemption rights prior to being reclassified as OP units, but once a Legacy OP Unit has been so reclassified, it will have the same redemption rights as the other OP units at any time and will not be subject to the 14-month waiting period. Over the course of the first three years following our IPO, all of the Legacy OP Units will be reclassified into OP units. For our directors and executive officers (other than Messrs. Forste and Marchetti, who through BGLH have voting and dispositive control over all of the Legacy OP Units), does not include any Legacy OP Units.
(4)Includes 157,216,306 shares of our common stock held directly by BGLH, and deemed beneficially owned by BG Capital, BGLH, BG Cold, Adam Forste and Kevin Marchetti. BGLH is managed indirectly, and BG Cold is managed directly, by BG Capital, which is managed by a management committee comprised of Adam Forste and Kevin Marchetti, our Co-Executive Chairmen, who share voting and investment power over these shares. Also includes 21,248,605 shares of our common stock that may be issuable upon reclassification of Legacy OP Units, representing all the outstanding Legacy OP Units. BGLH indirectly has the power to vote and dispose of all Legacy OP Units, which are thus deemed beneficially owned by BG Capital, BGLH, BG Cold, Adam Forste, and Kevin Marchetti. For BG Capital, Adam Forste, and Kevin Marchetti, also includes 1,461,148 shares of common stock issuable in exchange for OPEUs held by BG Maverick, which is managed by BG Capital. BG Capital, BGLH, BG Gold and Messrs. Forste and Marchetti each disclaims beneficial ownership of these securities, except to the extent of any pecuniary interest therein.
(5)Based on a Schedule 13G filed with the SEC on November 8, 2024, by Norges Bank, reporting beneficial ownership as of September 30, 2024 of shares of common stock invested on behalf of the Government of Norway. The address of Norges Bank is Bankplassen 2, PO Box 1179 Sentrum, Oslo, NO-0107, Oslo, Norway.
(6)Includes the securities beneficially owned by BG Capital and discussed in Footnote 4. Also includes, (i) 24,317 shares of common stock held directly and (i) 190,114 shares of common stock and 21,015 OP units held indirectly through an estate planning entity. Mr. Forste disclaims beneficial ownership of the securities beneficially owned by each of these entities, except to the extent of any pecuniary interest therein.
(7)Includes the securities beneficially owned by BG Capital and discussed in Footnote 4. Also includes, (i) 16,233 shares of common stock held directly, and (i) 173,768 shares of common stock and 21,020 OP units held indirectly through an estate planning entity. Mr. Marchetti disclaims beneficial ownership of the securities beneficially owned by each of these entities, except to the extent of any pecuniary interest therein.
(8)Column 2 represents LTIP units that vest within 60 days after the record date.
(9)Column 2 represents RSUs that vest within 60 days after the record date.
(10)Column 2 includes 21,418 RSUs and 340,852 LTIP units that vest within 60 days after the record date.

SUBMISSION OF STOCKHOLDER PROPOSALS
Any stockholder intending to present a proposal at our 2026 annual meeting of stockholders and have the proposal included in the proxy statement and proxy card for such meeting (pursuant to Rule 14a-8 of the Exchange Act) must, in addition to complying with the applicable laws and regulations governing submissions of such proposals, submit the proposal in writing to us no later than December 29, 2025 and must otherwise comply with the requirements of the SEC’s proxy rules.
Our current Bylaws provide that any stockholder intending to nominate a director or present a stockholder proposal of other business for consideration at the 2026 annual meeting of stockholders, but not intending for such a nomination or proposal to be considered for inclusion in our Company’s proxy statement and proxy card relating to such meeting (i.e., not pursuant to Rule 14a-8 of the Exchange Act), must notify us in writing no earlier than the 150th day and not later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting of stockholders is not held within 30 days before or after the anniversary of the date of the preceding year’s annual meeting of stockholders, to be timely, notice by the stockholder must be received no earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting of stockholders, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made. Accordingly, to submit a director candidate for consideration for nomination at our 2026 annual meeting of stockholders, stockholders must submit the recommendation, in writing, by 5:00 p.m., Eastern Time, on December 29, 2025, but in no event earlier than November 29, 2025.
In addition to satisfying the foregoing requirements under our current Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees for our annual meeting to be held in 2026 must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than 5:00 p.m., Eastern Time , on April 20, 2026, including providing a statement at that such stockholder intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares entitled to vote on the election of directors in support of director nominees other than the Company’s nominees.  If our 2026 annual meeting is changed by more than 30 calendar days from the first anniversary of our 2025 annual meeting,  stockholders must comply with the additional requirements of Rule 14a-19(b) under the Exchange Act no later than the later of 60 calendar days prior to the date of the 2026 annual meeting or the 10th calendar day following the day on which public announcement of the date of the 2026 annual meeting is first made.
Any such nomination or proposal should be sent to our Corporate Secretary at Lineage, Inc., 46500 Humboldt Drive, Novi, Michigan 48377 and, to the extent applicable, must include the information and other materials required by our then-current Bylaws.
In connection with our solicitation of proxies for our 2025 Annual Meeting, we intend to file a proxy statement and WHITE proxy card with the SEC. Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed with the SEC without charge from the SEC’s website at www.sec.gov.
DELIVERY OF MATERIALS
In accordance with rules adopted by the SEC, instead of mailing a printed copy of our proxy materials to our stockholders, we are, except as described below, furnishing proxy materials, including this Proxy Statement and our 2024 Annual Report to stockholders, by providing access to these documents on the Internet. Accordingly, on or about April 28, 2025, a Notice Regarding the Availability of Proxy Materials will be sent to our beneficial owners of Common Stock. The Notice provides instructions for accessing our proxy materials on the Internet and instructions for receiving printed copies of the proxy materials without charge by mail or electronically by email. If you are a beneficial holder of shares of our Common Stock, please follow the instructions included in the Notice.

The Notice provides you with instructions regarding the following: (1) viewing our proxy materials for the Annual Meeting on the Internet; (2) voting your shares; (3) requesting a printed copy of the proxy materials; and (4) instructing us to send our future proxy materials to you. We believe the delivery options allow us to provide our stockholders with the proxy materials they need, while lowering the cost of the delivery of the materials and reducing the environmental impact of printing and mailing. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to view those proxy materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.
In addition, certain stockholders of record of our Common Stock will be sent, by mail, this Proxy Statement, the Notice of 2025 Annual Meeting of Stockholders and the related proxy card on or about April 28, 2025.

HOUSEHOLDING OF PROXY MATERIALS
The rules of the SEC permit companies and intermediaries (such as brokerage firms, banks, broker-dealers or other similar organizations) to satisfy the delivery requirements for the Notice and proxy materials with respect to two or more stockholders sharing the same address by delivering a single Notice or copy of the proxy materials, as the case may be, addressed to each of those stockholders. This practice, commonly referred to as “householding,” is designed to reduce our printing and postage costs. Stockholders that hold shares in “street name” (as described below) may contact their intermediaries to request information about householding.
If you have received notice from your broker, nominee or other intermediary, or us that your household will receive only one copy of our proxy materials, you will be deemed to have consented to this process unless you specifically revoke your consent. If you received only one copy of our proxy materials and wish to receive a separate copy for each stockholder at your household, or if, at any time, you wish to resume receiving separate proxy materials, or if you are receiving multiple statements and reports and wish to receive only one, please notify your broker, nominee or other intermediary if your shares are held in a brokerage account or us if you hold registered shares. If, at any time, such a record stockholder no longer wishes to participate in “householding” and would prefer to receive a separate set of our proxy materials, such stockholder should so notify us by directing written requests to: Lineage, Inc., 46500 Humboldt Drive, Novi, Michigan 48377, Attn: Corporate Secretary or by calling our investor relations contact at (567) 366-0875.
ANNUAL REPORT
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 is being mailed with this Proxy Statement to those stockholders that receive this Proxy Statement in the mail. Stockholders that receive the Notice can access our 2024 Annual Report at www.proxyvote.com.
We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. These filings are available on our website at https://ir.onelineage.com under “SEC Filings” of the “Financials” tab. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC (exclusive of exhibits and documents incorporated by reference), are also available without charge to stockholders upon written request addressed to Lineage, Inc. at our principal executive offices, which are currently located at Lineage, Inc., 46500 Humboldt Drive, Novi, Michigan 48377, Attention: Lineage Investor Relations. Copies of exhibits and basic documents filed with the Annual Report on Form 10-K or referenced therein will be furnished to stockholders upon written request and payment of a nominal fee in connection with the furnishing of such documents.
Your vote is important. Please promptly vote your shares by following the instructions for voting on the Notice or, if you received a paper or electronic copy of our proxy materials, by completing, signing, dating and returning your proxy card or by internet or telephone voting as described on your proxy card.

By Order of the Board

/s/ Natalie Matsler

Natalie Matsler Chief Legal Officer and Corporate Secretary
Novi, Michigan
April 28, 2025

Lineage

LINEAGE, INC.
46500 HUMBOLDT DRIVE
NOVI, MI 48377

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/LINE2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V66397-P24546

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LINEAGE, INC.

The Board of Directors recommends you vote FOR all nominees listed in Proposal 1.

1. Election of Directors.

Nominees:	**For**	**Against**	**Abstain**
1a. Adam Forste	☐	☐	☐
1b. Kevin Marchetti	☐	☐	☐
1c. Greg Lehmkuhl	☐	☐	☐
1d. Shellye Archambeau	☐	☐	☐
1e. John Carrafiell	☐	☐	☐
1f. Joy Falotico	☐	☐	☐
1g. Luke Taylor	☐	☐	☐
1h. Michael Turner	☐	☐	☐
1i. Lynn Wentworth	☐	☐	☐
1j. James Wyper	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 and 3, and 1 Year for Proposal 4:	**For**	**Against**	**Abstain**
2. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2025.	☐	☐	☐
3. Advisory (non-binding) approval of the compensation of our named executive officers.	☐	☐	☐

	1 Year	**2 Years**	**3 Years**	**Abstain**
4. Advisory (non-binding) approval of the frequency of future advisory votes on the compensation of our named executive officers.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V66398-P24546

LINEAGE, INC.
ANNUAL MEETING OF STOCKHOLDERS
JUNE 18, 2025, 1:00 P.M. EASTERN TIME
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) Rob Crisci and Natalie Matsler, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of LINEAGE, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 p.m. Eastern Time, on June 18, 2025, at www.virtualshareholdermeeting.com/LINE2025, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations as indicated on the reverse side, and in the discretion of the proxies with respect to such other matters as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.

Continued and to be signed on reverse side